EXHIBIT 4

A MENTOR CAPITAL

P. O. Box 1709 ▵ Ramona, CA 92065
(760) 788 – 4700 ▵ (760) 788 - 2525 Fax

Chet Billingsley
President & CEO

Chet @ MentorCapital . com
www . MentorCapital. com

Monday, May 7, 2007

Subject: **Summary of Key Points in Reorganization Plan & General Information**

Attached please find some general corporate information,

There are two basic reorganization documents: first, the 20 page Plan of Reorganization, and, second, the 99 page Disclosure Statement. (I see the copy service rearranged some pages out of order, sorry). These two documents together serve as the registration document and prospectus that were reviewed by the SEC until they had "No Comment". In the 120 pages there is much general reorganization information so I will try to point you toward the securities related information here.

Section	Description	Page
Footnote 6	Each and every issued security is exempt	Disclosure pg5
New Equity Securities	Warrants at $1, $3, $5 & $7	Disclosure pg49
Footnote 48	Warrants can be adjusted down in price	Disclosure pg50
Footnote 49	Reverse split on shares does not affect the warrants	Disclosure pg50
6.5(a) Term	Warrants may be extended (and have been)	Plan pg13
New Equity Securities	Designee may redeem unexercised warrants	Disclosure pg50
6.5(c) Redemption	The warrants may be redeemed for $0.10 when they are $1.00 per share in-the-money on thirty day written notice.	Plan pgs 13 - 14
6.5(c) Redemption	Unredeemed warrants roll-up to the next higher strike price if not exercised.	Plan pg14
8.3 Stale Check	No $0.10 is paid after 90 days if no contact	Plan pg17 Disclosure pg55

A MENTOR CAPITAL

Market	Transfer Agent is MC Transfer Five historic market makers	Disclosure pg63
Compensation	Billingsley salary $104,000	Disclosure pg71

I hope the above information makes it easier to navigate the reorganization documents. If I can answer any particular questions, please feel free to call me at (760) 788 – 4700.

Sincerely,

A MENTOR CAPITAL

Chet Billingsley

CAMPEAU & THOMAS, A LAW CORPORATION
WAYNE H. THOMAS, #84009
KATHRYN M. INFANTE, #64972
55 South Market Street, Suite 1660
San Jose, California 95113
Telephone: (408)295-9555

ATTORNEY'S FOR
DEBTOR-IN-POSSESSION

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA

In re Main Street AC, Inc., dba Mentor Capital, fdba Main Street Athletic Clubs, Inc., Foxworthy Athletic Club, Meridian Athletic Club, Fremont Athletic Club, Second Street Athletic Club, and San Thomas Athletic Club, successor to: Tech Start, and Mentor Investors-I, L.P., Debtor. Employer Identification Number 77-0395098	Chapter 11 Case No. 98-56803-MM-11 **DEBTOR'S SIXTH AMENDED DISCLOSURE STATEMENT**

ISSUANCE AND TRANSFER OF NEW EQUITY SECURITIES

Pursuant to the exemption contained in §1145 of the Bankruptcy Code, the New Equity Securities being issued to the holders of claims and interests under this Plan will not have to be registered with the Securities & Exchange Commission or registered or qualified with any state or local securities regulator, nor will any securities issued on exercise of the Warrants issued to such

TABLE OF CONTENTS

INTRODUCTION

Main Street AC, Inc. ("Debtor"), a California corporation, has formulated a Plan of Reorganization (the "Plan") to implement a restructuring of its business affairs. The Debtor requests your acceptance of the Plan. The Debtor has prepared this Disclosure Statement to assist you in making your decision whether or not to accept the Plan.[1]

A copy of the Plan accompanies this Disclosure Statement.[2] This Disclosure Statement contains only a summary of the Plan. If confirmed, the Plan will be legally binding upon you. An understanding of its provisions is, therefore, important. <u>You are urged to read the Plan in full and to discuss any questions you may have with your legal, tax, and accounting advisors.</u>

Financial restrictions have required a reduction in the number of personnel available for accounting functions. Also, much of the information regarding the history of the Debtor's current business was received from sources outside the Debtor's control.

THE DEBTOR IS UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ERROR, ALTHOUGH THE DEBTOR HAS MADE ALL REASONABLE EFFORTS UNDER THE CIRCUMSTANCES TO BE ACCURATE.

VOTING ON THE PLAN

The Debtor intends to seek Confirmation of the Plan at a hearing before the Bankruptcy Court at a time and date to be provided to parties entitled to notice.

Parties Entitled to Vote

Holders of Allowed Claims and Allowed Interests in the following classes are entitled to vote on the Plan[3]. [See "<u>Description of Claims</u> and <u>Description of Equity Security Interests</u>."]

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[1] This Disclosure Statement is intended to provide you with adequate information, in compliance with §1125(a)(1) of the U.S. Bankruptcy Code ("Code"). In this instance, adequate information means information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the Debtor and the condition of its books and records, that would enable a hypothetical reasonable investor typical of the holders of claims or interests eligible to vote to make an informed judgment about the Plan.

[2] The terms defined in the "Definitions" section of the Plan have the same meanings in this Disclosure Statement.

[3] The Court has approved settlement agreements with Mr. Blake Wilson and Mr. David Morris [See Debtor's Dispute with Wilson and Morris]. The affect of one common provision of those settlement agreements is that Sierra West, Pac West, Golden West, Sun West, and ATM Nevada agree to vote in accordance with an

Secured claims		
Heller First Capital	Class A-1	
ATM Nevada[4]	Class A-2	
Oil Well Interests	Class A-3	
Unsecured claims	Class C	
Equity Security Interests		
Preferred Stock	Class D-1	
Common Stock	Class D-2	
Formerly Issued and Trading		D-2(a)
Stock Motion (Restricted)		D-2(b)
$1.00 Options	Class D-3	
$4.00 Options	Class D-4	
$6.00 Options	Class D-5	
$10.00 Options	Class D-6	

How to Vote

Creditors and shareholders entitled to vote on the Plan may vote by completing the enclosed Ballot and mailing or faxing it to Campeau & Thomas, 55 South Market Street, Suite 1660, San Jose, California 95113, telecopier: (408)255-6606.

IN ORDER TO BE COUNTED, A BALLOT MUST BE RECEIVED BY CAMPEAU & THOMAS NOT LATER THAN THE DATE ESTABLISHED BY THE COURT AND SET OUT IN THE BALLOT.

Determination of Record Date for Voting of Common Stock

THE RECORD DATE FOR VOTING ON THE PLAN BY HOLDERS OF THE DEBTOR'S COMMON STOCK IS DECEMBER 2, 1999, THE DATE OF THE ORDER BY THE BANKRUPTCY COURT APPROVING THIS DISCLOSURE STATEMENT AND WHICH IS SET OUT ON THE NOTICE OF HEARING FOR CONFIRMATION OF THE PLAN. THEREFORE, ONLY PERSONS HOLDING SHARES OF THE

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unofficial committee of creditors that has been formed by the investors (this committee has not been appointed by the Office of the U.S. Trustees). The committee is currently chaired by Mr. Ernest Williams who will not vote on bankruptcy matters. Voting members are Ed Gurnack (ATM), Dallas Anderson (ATM), Maurice Morierty (ATM), Anthony La Rossa (CA Wells), Vipin Bhavsar (Oklahoma Wells), Fred Work (CA Wells) and Louis Hugar (CA Wells). Sierra West, Pac West, Golden West, Sun West, and ATM Nevada, by virtue of provisions in their respective Purchase Agreements, have each authorized Reliance Corporation to act as their respective agent to vote on the acceptance or rejection of the Plan. That agency relationship notwithstanding, the Debtor has obtained acceptance of the approach that the general partner, president or other specified controlling principal of each claimant will vote on the Plan directly rather than through an agent.

[4] It is the entities that hold the security interests that comprise Class A-2 and A-3 (the oil and gas partnerships and joint ventures, and the ATM LLCs) and who will vote on the Plan. Nonetheless, the Debtor will conduct an advisory vote on the Plan by the investors of the entities to establish that the Plan is in concert with the desires of these interest holders also.

DEBTOR'S COMMON STOCK AS OF THAT DATE ARE ENTITLED TO VOTE ON THE PLAN.

Standard for Acceptance of Plan

In order for the Plan to be accepted by a class of claims, the holders of two-thirds in amount and more than one-half in number of Allowed Claims in that class who vote on the Plan must vote for acceptance. For the Plan to be accepted by a class of interests, the Plan must be accepted by the holders of at least two-thirds in amount of Allowed Interests whose holders vote on the Plan.

Cramdown Alternative

Further, if sufficient acceptances are not received, the Debtor may elect to request Confirmation of the Plan under §1129(b) of the Code. Such a request could result in Confirmation notwithstanding rejection by many creditors and/or interest holders.

Binding Effect of Plan

Even though a creditor or interest holder may choose not to vote or may vote against the Plan, the creditor or interest holder will be bound by the terms and treatment set forth in the Plan if it is confirmed by the Court. Parties who fail to vote will not be counted in determining acceptance or rejection of the Plan. Allowance of a claim or interest for voting purposes does not necessarily mean that it will be allowed for purposes of distribution under the Plan.

SUMMARY OF THE PLAN AND ITS CIRCUMSTANCES

Since its formation, the Debtor had operated several athletic clubs serving the general public. As a result of an offering of its common stock, the stock became tradable in the public market, and the Debtor currently has approximately 400 shareholders. [See Description of Equity Security Interests.]

The Debtor's operations were re-financed, in part, by a debt consolidation loan from Heller First Capital Corporation ("Heller") that paid off equipment leases and other debts at a discount. As a result, Heller held a security interest in substantially all of the Debtor's assets. The

Debtor began experiencing financial difficulties in late spring of 1997, due to the loss of funds expended in connection with a failed attempt to merge with another athletic club chain. This resulted in the need for the Debtor to either obtain new financing, sell its athletic club assets, or reorganize its affairs. The Debtor made several efforts to obtain financing, renegotiate its credit arrangements with Heller, and sell its athletic clubs. In mid-1997, the Debtor had almost entered into a binding agreement to sell the clubs to a major chain when Heller caused a receiver to be appointed, who took control of the clubs and sold all of their assets, with the proceeds being applied to Heller's claim. As a result, the Debtor became, essentially, an empty shell. [See History of the Debtor's Prior Business.] The Debtor was left with no material assets and unsecured liabilities now totaling approximately $2.6 million. [See Description of Claims.] However, the Debtor's common stock remained eligible for trading in the public market.

After a period of dormancy, shortly prior to commencement of this case, the Debtor acquired interests in several oil and gas projects and several companies which own automated teller machines("ATMs"). [See "Properties Acquired" under Debtor's Current Business.] In return, the Debtor issued promissory notes secured by purchase money security interests in the assets acquired and their products and proceeds.

At the time of the merger, in August 1998, the Debtor was led to believe the debts owed to the selling entities approximately equal the funds originally invested into those entities but the Debtor has since determined that the Debts far exceed the value of the assets acquired. Until recently, the financials associated with these assets were not adequate to allow a hypothetical reasonable investor to make an investment decision upon[5].

The Debtor sought Court authorization to issue freely tradable shares that would be

[5] The Debtor will pay directly or through commissions approximately $10,000 to have an engineering audit performed on the California wells. Additionally, the settlement process and perhaps threat of investor lawsuit has caused Mr. Morris to be more cooperative in directing information to be readily supplied to the Debtor on the ATM properties. For the first time, on August 31, 1999, the Debtor was supplied with a detailed list of the ATM locations to support a contemplated sale of these assets. Although a CPA firm will still require additional information, the $10,000 engineering audit and newly supplied detailed ATM information make it possible for the Debtor to now construct valuations on the exit from its reorganization that will pass SEC financial audit criteria.

exempt from normal registration requirements, as provided in the Bankruptcy Code, to satisfy secured claims associated with the purchased assets. As a result of the opposition of the UST and SEC the Court denied this approach.

In its Plan, the Debtor is seeking Court permission to return the secured properties or their proceeds from the oil well interests and to Heller Capital in satisfaction of their secured claims, and to issue restricted shares, with the standard one year holding period, to the ATM entities it purchased the ATM assets from in satisfaction of the secured portion of their claim.

These and substantially all the Debtor's assets are subject to a purchase money security interest, therefore, if the Debtor were liquidated at this time, all creditors and shareholders, other than the selling entities who previously held claims secured by the acquired assets, would receive nothing. [See Liquidation Analysis.]

Under the Plan, [See Means for Implementation of the Plan.] the Debtor will issue common stock and warrants to its creditors and warrants to its current shareholders. [See Treatment of Claims and Interests under the Plan.]

Most (54%) of the Debtor's securities are restricted[6] or have already met securities registration requirements. The New Equity Securities issued under the Plan will be publicly tradable. On an equivalent share basis these represent 46% of the total equity value issued by the

[6] Each and every security issued under the Debtor's Plan is exempt from registration under the Securities Acts on account of the exemption provided under Section 1145 of the Bankruptcy Code. The Debtor has submitted a lengthy memorandum prepared by Debtor's Council (See "Supplemental Memorandum in Support of Disclosure Statement" attached to "Debtor's Memorandum in Support of Approval of Its Proposed Fifth Amended Disclosure Statement" November 18, 1999) that is available through the Clerk's office that details extensive legal support of the Disclosure Statement in general and the exemptions from registration in particular. Although the securities issued are exempt from registration under Section 1145, the Debtor is contractually limiting their resale as if they were issued under non-bankruptcy securities regulations. The principal exemptions that would apply in that case are 4(2), 504D and 144 and the import here is that these securities generally need to be held for one year prior to resale. Throughout this disclosure document the Debtor emphasizes and presents the issuance of shares under the normal securities regulations to highlight that the principal purpose of the Plan is not the avoidance of the securities laws and holding periods. However, although the Debtor will act and herein presents the issuance of restricted shares as if only 4(2), 144 and the securities regulations apply, in fact, the overriding exemption is under 1145 and the technical limitations of 4(2) and 144 and related regulations are only contractual obligations that the Debtor has indicated to the Court that it will impose upon itself to act as if these securities regulations were fully applied. As is more fully detailed in the Supplemental memorandum, in the case of technical violations of the securities laws, in this regard, it is under Section 1145 that the Debtor is issuing securities under this Plan.

Debtor with the majority (41%) going to unsecured creditors. The Debtor expects that the ATM assets will continue as a profitable business. [See Future Business Operations.] The Debtor also believes that the business and future small acquisitions (coupled with the issuance of the additional shares and warrants) will result in an active trading market, especially after the trading restrictions on most shares are lifted after one year, that will create value and liquidity for all constituencies and generate a recovery for creditors. [See Market for New Equity Securities.]

THE DEBTOR CANNOT, OF COURSE, ASSURE THAT A VIABLE TRADING MARKET WILL CONTINUE FOR THE SECURITIES TO BE ISSUED TO CREDITORS AND SHAREHOLDERS UNDER THE PLAN OR THAT THE ASSETS BEING ACQUIRED WILL GENERATE SIGNIFICANT VALUE FOR THE REORGANIZED DEBTOR'S[7] SHAREHOLDERS.

However, in light of the complete loss that unsecured creditors would experience if the Debtor were to be liquidated, the Debtor believes that the Plan is in creditors' best interests regardless of the level of success of the future business. This is because the Plan offers a viable possibility for payment to creditors, while liquidation assuredly precludes payment.

HISTORY OF THE DEBTOR'S PRIOR BUSINESS

The Debtor was incorporated in California in July of 1994. In December, 1994, certain assets of two predecessor general partnerships and an investment limited partnership were contributed to the Debtor in exchange for stock.

Athletic Club Operations

From its formation until mid-1997, the Debtor's primary business was the operation of athletic clubs: Meridian Athletic Club, Second Street Athletic Club, and Foxworthy Athletic Club in San Jose, and Fremont Athletic Club in Fremont.

The Debtor generated revenues from sale of club memberships. Its operations were also re-financed through a consolidation loan from Heller. Heller's claim was secured by substantially all of the Debtor's assets, including the assets of the athletic clubs. Heller loaned $1,200,000 to

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7 The "Reorganized Debtor" is the Debtor after Confirmation of the Plan of Reorganization. The timing of the Confirmation is uncertain and not completely within the Debtor's control. Some actions now expected to be completed after Confirmation by the Reorganized Debtor may be completed before Confirmation by the Debtor, or the reverse may be true.

the Debtor in September, 1996, although the Debtor had been seeking $1,500,000. While the amount was sufficient to meet the current financing needs, it left the Debtor vulnerable due to the lack of the extra $300,000 working capital cushion.

In an effort to strengthen its financial position, the Debtor signed a letter of intent and entered into negotiations to purchase certain additional athletic clubs in December, 1996. In anticipation of an impending closing on the purchase, the Debtor incurred substantial expenses which remain unpaid. When the proposed seller refused to complete the transaction, the Debtor was left without the means to recover these expenses and, in light of its barely adequate working capital structure, the failure of the transaction resulted in the Debtor's losing its ability to continue operating on an independent basis. Accordingly, the Debtor began a search for a merger or a purchaser for the Debtor's business.

Several offers were received and, in July, 1997, the Debtor received an offer to purchase the business which appeared acceptable. The Debtor entered into serious negotiations with the potential purchaser. The original offer for the business was based on projected revenues, with a maximum price of $1.5 million.

Concurrently, the Debtor had been considering the acquisition of several hundred parcels of land and their related sub-surface rights in exchange solely for shares of the Debtor's common stock. The Debtor believed that acquisition of these unencumbered parcels would significantly strengthen its financial position.

Very shortly thereafter, Heller declared the Debtor in default under its loan agreement, commenced a suit in California state court against the Debtor to collect its note, and obtained authority from that court for appointment of a receiver to take possession of the Debtor's assets. The receiver, among other actions, immediately chose the proposed purchaser to operate the Debtor's athletic clubs pending their sale and granted the proposed purchaser first right of refusal on any final purchase. The proposed purchaser purchased many of the Debtor's assets from the receiver, including the largest of the Debtor's clubs and approximately 80% of the Debtor's regularly paying membership accounts.

At the point when the receiver took control of the athletic clubs, the Debtor owed Heller approximately $1,165,000 plus further legal and other expenses alleged to add $35,000. The Debtor believes that the recanting purchaser paid Heller approximately $335,000, from which the receiver claimed approximately $195,000 in expenses, netting $140,000 for Heller. The Debtor further believes that Heller sold the rest of the Debtor's equipment for approximately $260,000. If these figures are correct, then, after the application of the $635,000 in notes or their proceeds already received by Heller, the Debtor's outstanding obligation to Heller would be reduced by $1,035,000 to approximately $165,000. [See "Class A-7 (Heller)" under Description of Claims.] In late January 1999, Heller provided the Debtor with records that indicate that the unsecured balance could range up to $120,000 more than estimated and an amicable settlement has been reached between Heller and the Debtor resulting in an agreed upon unsecured claim of approximately $250,000.

After Heller's foreclosure, the Debtor had no material assets until its acquisition of the current businesses. [See Debtor's Current Business.]

Mentor Capital

Shortly after the Debtor was formed, a small acquisition and development firm, Mentor Capital, was merged with the Debtor, and the firm's skills were applied to the Debtor's activities from time to time. The Debtor continues to use the Mentor Capital name in connection with its investment and acquisition activities.

1996 Stock Offering

The Debtor's common stock was originally issued to the former partners of the athletic clubs (Joe Gigantino and Tech Start) and also to the Mentor Investors-I Limited Partnership, who acquired such shares in connection with the Debtor's acquisition of their interests or assets. In late 1995, the Debtor conducted a private placement of shares of its common stock at a price of $6.00 per share. In late 1995, the Debtor sold approximately 148,560 shares to approximately 40 sophisticated and accredited investors [as defined in Regulation D promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933].

In early 1996, the Debtor filed a Qualification Statement on Form 1-A with the SEC to sell 500,000 shares of common stock at $10.00 per share. This offering became effective in September, 1996. With this offering, the Debtor did not become subject to the reporting requirements under the Securities Exchange Act of 1934 ("Act"). In early 1997, the Debtor complied with a provision of SEC Rule 15c2-11 under the Act and lodged public information about itself with broker-dealers, thus satisfying the public information requirements of SEC Rule 144 and permitting secondary trading to occur. The Debtor and selling shareholders collected approximately $178,000 from their stock sales.

Since March 10, 1997, the Debtor's common stock has been quoted and trading on the National Association of Securities Dealers' Over-the-Counter Bulletin Board System, under the symbol MFIT (MFITQ during the pendency of the reorganization). The Debtor believes that there are currently five brokers who act as market makers for the common stock. Currently, the Debtor's common stock is held of record by approximately 320 persons, and the Debtor believes there may be approximately 400 beneficial holders.

The stock was originally quoted on March 21, 1997, at $10.00 per share. In early July, 1997, it was traded at $4.00 per share. After the Heller receiver was appointed, the stock price declined to $0.07 per share in August 1997. Since such time, the price has fluctuated between $0.07 and $2.25 per share. In January 1999, the Debtor received Court permission and subsequently did sell 800,000 shares to a significant investor at a discount to $0.10 per share on account of their restricted status. Since January 1999, the share price has been relatively flat at approximately $0.18 per share bid and $0.32 asked.

Since the appointment of the receiver, public trading volume has been erratic. Approximately 2,500,000 shares have changed hands during such time, corresponding to an average of 4,000 shares per day.

Debtor's Pre-acquisition Condition

As a result of the Heller foreclosure, the Debtor existed as a company with no material assets or business, The Debtor's current business arose from its negotiations with representatives

of several companies which desired to combine their divergent interests under a single umbrella.

DEBTOR'S CURRENT BUSINESS

Shortly prior to commencement of this case, the Debtor acquired the assets of several entities[8] in exchange for promissory notes secured by the assets acquired. Shortly after the commencement of the case, the two main principals of the selling groups, Mr. Blake Wilson for the California wells and Mr. David Morris for the ATMs, declined to turn over cash and records of the Debtor. The Debtor filed a complaint ("Adversary Proceeding") in the Bankruptcy Court to compel them to turn over the cash and records. The Adversary Proceeding has been settled by all parties and dismissal of the proceeding is expected shortly. The acquisition of the entities has been processed. Most of the entities operated oil and/or gas well properties in California and Oklahoma. Other entities owned and operated automated teller machines in Nevada. The entities' interests in these properties were transferred to the Debtor, and the Debtor will continue to operate the ATM assets during this case and the well assets until sold. The major portion of the well sale proceeds will be turned over to an investor trust and a minority retained in settlement and used to finance the Plan.

Proposed Sale of Oil Well Assets and Return of Proceeds to Investors

The Court has indicated that the sale of assets and issuance of stock will not result in a confirmable plan and suggested that the foreclosure on some of the assets perhaps should be considered. In its Plan, the Debtor proposes to operate the ATM business and divest itself of the oil and gas businesses that are tainted by pre-Debtor investment problems and difficult to obtain a financial audit on. To accomplish this divestiture, the Debtor has concluded that it is in the best business interests of the Debtor to complete the already initiated asset sale program and return the

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[8] As the buyer in these multiple transactions, the Debtor is not privy to the communication between the principals and investors in each of the entities it purchased. However, as part of each of the acquisition agreements, the Debtor requested and received certification from the respective principals of each selling group that the transactions were validly authorized, submitted to shareholders, a quorum and affirmative vote was achieved, the sellers are in compliance with securities laws with regard to the presentation of sale and full disclosure of all material facts necessary to permit such shareholders to make informed decisions whether to vote in favor of such transactions has been supplied to them.

net proceeds to the investors. The Debtor feels this approach should be followed for three reasons:

1) 22% of the net sales proceeds of the California wells ($42,000) would redound to Wilson or Morris. These proceeds will be retained by the Debtor in partial satisfaction of the Court approved settlement with these parties. In no other fashion does it seem reasonably possible for the Debtor to divest itself of the wells and still recover the settlement amounts without resorting to lengthy and expensive litigation.

2) By contributing the net sales proceeds to an investor trust the Debtor can fulfill a secondary fiduciary responsibility to take reasonable care to protect the economic interests of the California well investors. If instead, the assets were surrendered back directly to the entities under the control of Wilson, then their interests would be unprotected and perhaps the economic harm already done to the investors would be increased.

3) The Oklahoma wells need to be sold immediately or they will soon revert to the land owner for non-production. Also, one California well is a under a "Held By Production" lease which is now in jeopardy. If not sold by the Debtor, then it is unlikely that another sale can be coordinated by any other entity in a timely fashion. In that case, the economic interests of the Oklahoma investors would be completely lost and the California well investor interest deminished.

As of the submittal of this Disclosure Statement all of the sales of the various assets are finalized. In summary, the well assets have been sold for the following amounts:

California Wells	$205,000
Oklahoma Wells	$ 18,000
Total	$223,000

The Debtor believes the bids leading to the California wells sales price were increased because of the recent increase in oil prices but reduced because of well capping costs. The Debtor received Court authorization to employ American Energy Advisors, Inc. an oil and gas broker to help market these properties for maximum value. American Energy Advisors contacted 4,000

potential buyers and mailed seventy-two complete bid packages to potential bidders who expressed an interest in submitting a competitive bid.

The Debtor received two bids on the Oklahoma wells from the operator and a related vendor and has received an overbid. These three bids are in the $6,000 to $18,000 range. An ad has been run in the *Tulsa World* which generated eight other potential buyers. It was not expected that any bid would be much more than $20,000 because of the risk of trying to place the wells back into production after a lengthy shut in period, coupled with the marginal economics of today's spot price for oil.

The investors in each of the three major investment groups were noticed of the impending sale of their respective assets prior to such sale so that their concerns, if any, could be heard before the Court. All sales were approved by the Court.

The net proceeds from the sale of the Oklahoma Wells (estimated at $16,000) will be turned over to the Petro Assignee Trust, for the benefit of the investors *pro rata* to their interests. Mr. Jerry Fey, who has appeared before this Court on behalf of the Oklahoma investors, is and will continue to act as trustee for these funds. In a similar fashion, and for ease of administration, the net proceeds of the California wells will be segregated but also be remitted to the Petro Assignee Trust for the economic benefit of those California well investors *pro rata* to their share interests as detailed in the Debtor's Fourth Amended Disclosure Statement. From the overall net proceeds of the California wells, 78% will go to the investor trust (estimated $150,000)[9]; and 22% (estimated $42,000) would go to Wilson, but will be instead retained by the Debtor in partial satisfaction of the settlement claim the Debtor holds against Mr. Wilson.

The Petro Assignee Trust, renamed the MFIT Trust, will receive and hold funds in the trustor's name until 30 days after an order confirming the Plan will be final. At that time, the trustee will distribute the proceeds of the trust *pro rata* to the investors' holdings in the trust.

[9] Of the 78% (estimated $150,000) going to investors, 12% (estimated $23,000) is being voluntarily contributed by Wilson. Wilson would have received this from the land owner, geologist, and engineer on account of his side agreement to fulfill the obligations of the land owner, geologist, engineer and other non-investors who had agreed to assign to the Debtor and were to sell all or a portion of their interest. On account of this voluntary action no cash will go to Wilson.

The investor holdings in the trust are determined according to the terms of the original sales document and individually determined according to an equivalent share calculation agreed upon by the principals of the selling entities and representatives of the informal investor committee. Based on this formula the selling members of the Oklahoma wells will receive approximately 2/3 cent per dollar of their original investment. For the California wells, the Sierra West, Pac West and Golden West investors will receive approximately 2 cents per dollar of their investment. Sun West investors will receive approximately 1/3 cent per dollar for their more limited claim regarding a declined purchase option on their wells.

Description of Oil and Gas Business [Sold]

General Description

The Debtor has purchased certain oil and natural gas wells. The oil and gas well interests were acquired by the Debtor from certain unit investment trusts and holders of joint participation interests in the various sites. In total, the oil and gas sites consist of four natural gas wells and nine oil wells which the Debtor intends to sell prior to the effectiveness of this Plan.

Three oil wells are located in California and six additional oil wells are located in Oklahoma. Only one Oklahoma well is currently producing. Under the terms of the initial arrangement between the Oklahoma oil well developer and the Debtor, the Debtor agreed to acquire the interests in all six wells and investigate the rework and production economics or the salvage sale potential of the five nonproducing wells.

One oil well located in California is a producing well; a second could be in production, however, the lifting or production costs currently exceed the low price being paid for oil in the market so it is being held dormant; the third is being developed within a producing field, but given the low spot price of oil, the Debtor declined its option to acquire this location.

Two of the four gas wells located in California are producing, another is under pressure but inaccessible to the Debtor due to problems involved in obtaining a right of way from the production site to the natural gas pipeline, and the fourth is packaged with the larger oil well

whose purchase option was declined. Since the Debtor declines to purchase the oil well, as expected, then the purchase of the smaller gas well is simultaneously declined.

Properties Acquired

The Debtor acquired its interests in the California oil and gas wells from several unit investment trusts. The Debtor acquired the interests from the trusts pursuant to Purchase Agreements executed by Reliance Corporation, the coordinating developer of the California wells, who is identified in the Purchase Agreements as the "Serving Agent."[10,11] The organizational documents for the trusts refer to the manager of the trusts as the "trustee" and the unit holders as "trustors," but the organizational documents appear to, in fact, treat the parties as general and limited partners, respectively. This Disclosure Statement will refer to the parties to the trusts as "partners."

The Debtor acquired its interests in the Oklahoma wells from a business trust which, in turn, acquired them from individual holders of joint participation interests in the wells.[12] Each

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[10] . All descriptions herein of the California oil and gas properties and the rights and interests acquired were derived principally from information provided by Reliance Corporation. In light of the Debtor's limited resources, the Debtor has not engaged independent experts to evaluate the information and has not performed complete documentary due diligence. However, the Debtor has inspected the properties and reviewed some of the sellers' organizational documents and other agreements defining their rights in the assets transferred. The documents reviewed appear to authorize the sale to the Debtor and the stock distributions contemplated by the Plan. Nevertheless, the Serving Agent has assured the Debtor of the nature and transferability of the assets acquired, including the underlying leases by which the sellers held the right to exploit the wells. The Debtor also relied on information from the Serving Agent regarding the performance of the properties which information the Debtor has recently supplemented with the last six months of actual production experience provided by R&R Resources. It has not engaged independent geological experts, but has reviewed geological reports on the wells and discussed their condition and capacity with the oil field operator or geologist and with many of the trust participants. Thus, the Debtor has relied principally upon the representations of the sellers' representatives in entering into the Purchase Agreements and preparing this Disclosure Statement.

[11] In many cases, the selling entities relied upon "ballots" from their partners as the consent required under their organizational documents for the authority to transfer most of the assets The ballots, on their face, grant the Serving Agent certain custodial powers, including the power to authorize exchange of the partners' interests for shares of the Debtor's stock and purport to be irrevocable. However, the Debtor is not aware of what information the sellers have provided to the partners or whether the partners could withdraw their consents prior to consummation of the Plan. Nevertheless, the Serving Agent has assured the Debtor of the entities' authority to effectuate the transfers and the Plan.

[12] All descriptions herein of the Oklahoma oil and gas properties were derived from information provided by Sam McClintock, the original developer of the Petro field. In light of the Debtor's limited resources, it has not engaged independent experts to evaluate the information or performed complete documentary due diligence. In acquiring the properties and preparing this Disclosure Statement, the Debtor has relied principally on representations by the sellers' representatives as to the transferability of the assets acquired, including the underlying leases by which the sellers hold the right to exploit the wells, as well as the performance of the

such interest represents an undivided tenancy in common ownership in the Oklahoma wells.

Sierra West **[Sold 11-4-99]**

The Debtor acquired a 66.14% net revenue interest[13] in one producing oil well and a 60% interest in another well from two unit investment trusts which co-owned the wells, known as Sierra West '97 Unit Investment Trust and Sierra West-A Unit Investment Trust (collectively, "Sierra West"). Sierra West drilled and completed its oil well in 1997. The Debtor believes that the oil well has proven reserves of 180,000 barrels of recoverable oil and that the well has been producing at rates varying between approximately $200 and $300 per day during August through October 1998 and intermittently between $500 and $700 per day from November 1998 through June 1999.

The Debtor also acquired one shut-in natural gas well from Sierra West. The well has proven reserves of 650,000,000 cubic feet of natural gas.[14] It is located near Sacramento, California and has been shut-in because the prior owner was unable to gain rights of way to deliver the gas to the main pipeline[15].

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wells. Information on the performance of these wells has been supplemented by the last six months of actual production supplied by Moore Investments, the Oklahoma field operator. The Debtor has not inspected the properties and has reviewed only some of the sellers' organizational documents and other agreements defining their rights in the assets transferred. Most of such documents are unsigned, but the Debtor has been assured that such documents are correct and in full force and effect. The Debtor has, however, consulted an independent title expert in Oklahoma and discussed the property with the local County Recorder's office. The Debtor has also reviewed a geological report on the wells and discussed their condition and capacity with the oil field operator and with many of the Petro Participants.

13 A "net revenue interest" is the percentage interest a person holds in the gross revenues received from a transporter/purchaser of a well's production, less only governmental excise taxes. A "working interest," by contrast, is the percentage of the costs of operating the well that the person has assumed. For example, it is common that two co-operators would each hold a 50% working interest (i.e. sharing all of the costs of the well's operation) and, collectively, have only a 70% net revenue interest. In such circumstances, others (such as the owner of the land) would have a 30% net revenue interest, i.e. a right to receive 30% of the gross revenues and no obligation to bear any operating costs. The Debtor is obligated for 100% of the working interests (operating costs) of the California wells, regardless of its percentage of the net revenue interests.

14 The term "proven reserves" is a term of art in the oil and gas industry. It means the volume of gas or oil estimated by a registered geologist after performance of a volumetric analysis according to standard criteria established for such estimates. It does not mean that any guarantee has been made that the well will actually produce the amount of oil or gas indicated by the geologist.

15 The lease on the shut in well is a Held By Production lease. Because the Debtor has not put the well into production, the landowner, who was apprised of the Chapter 11 status, has notified the operator that it is considering terminating the lease.

Pac West **[Sold 11-4-99]**

The Debtor acquired a 68.333% net revenue interest in a producing natural gas well from two unit investment trusts which co-owned the well, known as Pac West Unit Investment Trust and Pac West-2 Unit Investment Trust. Pac West drilled and completed its producing well in 1997. The well has been drilled to a depth of 2700 feet where it intercepts the Starkey Sands formation. The well is presently producing sporadically at approximately 50,000 cubic feet per day, or $1,000 to $3,000 per month. The well has a proven reserve of 365,000,000 cubic feet of natural gas.

Golden West **[Sold 11-4-99]**

The Debtor acquired interests in two wells from Golden West Unit Investment Trust ("Golden West"); a 67.33% net revenue interest in one California gas well and a 61.145833% net revenue interest in another California oil well. The prospects were apparently purchased by Golden West in December of 1997. Golden West recently completed drilling the two wells, and they have both been deemed commercially viable by the well operator. However, because of the recent very low prices offered for oil at the refinery, the oil well has been held dormant. None-the-less, the projects engineer and geologist have estimated that the wells will have recoverable oil reserves in excess of 107,500 barrels and significant natural gas reserves. The gas well is currently producing at greater than 100,000 cubic feet per day, or $7,500 per month.

Sun West **[Option Sold 11-4-99]**

The Debtor also acquired an option to purchase a 67.33% net revenue interest in the a gas drilling prospect and a 61.15% net revenue interest in another oil drilling prospect from Sun West Unit Investment Trust ("Sun West"). The prospects were apparently purchased by Sun West in December of 1997. The Trust is preparing to drill the prospects and anticipates that the first well will be completed in October of 1999. The geological report anticipates that the prospects will have recoverable oil reserves of 107,500 barrels upon completion and significant natural gas reserves. Because the Debtor is divesting rather than building its other California oil and gas interests, it is almost certain that the Debtor will not exercise the purchase option for the Sun

West properties.

Petro Wells **[Sold 10-4-99]**

The Debtor has also acquired working interests from the Petro Assignee Trust in six oil and gas wells located in Oklahoma. Of the Petro wells, two had been generating aggregate net revenues of approximately $21,000 per month for their owners through February 1998. However, one (Golden Trend) became clogged in March 1998 and needs to have paraffin removed from the well bore, at a cost of approximately $15,000. However, if the paraffin has solidified back into the formation, then the well may not be able to be brought back into production. The second producing well (Waynette III), the only well that has been in production since the Debtor acquired the properties in August 1998, had net production of $6,076 in December 1998. However, through December, the Debtor had only recorded a formal assignment in this well of 23% out of the 65% of the seller's interests that agreed to assign, and has thus only received 23% of the net revenue from the well. This well has also experienced pump problems and the combined result is that through June 1999, the Debtor has received cumulative revenue of only $9,073 from this well and the Debtor reflects a net loss of ($2,165) for its Oklahoma operations. Three other wells are not now in production, but these wells still have salvage value.

The Debtor has also purchased interests in an additional Petro well. However, the interests appears to be without value because of a foreclosure sale which took place on June 10, 1998. A prior operator of the wells had diverted funds earmarked to pay for work on the wells, and the contractor who performed the work obtained a judgment for its unpaid work. The contractor then levied on the well property and it was sold at a foreclosure sale on June 10, 1998 for $60,000.

The six Petro Wells were owned by approximately 250 individuals who each owned undivided Joint Participation Interests in specific wells. Varying percentages of Petro Participants have sold their positions and agreed to formally assign their interests in the wells in which they participate to the Petro Trust in exchange for notes from the trust. Such percentages range between 65% and 84% of particular wells. As of the date of this Disclosure Statement, some of

the Petro Participants have recorded formal assignments of their interests to the Petro Trust; others have not yet fulfilled their agreements to do so. The current formally recorded percentages are 45%. The Debtor has not made collecting the assignments a priority because unless the Oklahoma wells are repaired or reperforated in a second production zone, which entails some risk, they have very limited revenue potential. The wells have been sold for equipment salvage value, or to a local low volume stripper well operator. The recording of assignments is complete.

The Petro Assignee Trust assigned its interests in the Petro wells to the Debtor in exchange for a note secured by the interests acquired. Accordingly, while legal title to the Joint Participation Interests in some of the Petro wells may not yet have been recorded in the Debtor's name, the Debtor retains the beneficial interest in such participation interests under the Purchase Agreement assigning the interests to the Debtor.

Properties Historical Operating Performance

Over the last six months, the well interests acquired by the Debtor have generated net revenue after excise taxes of just over $160,000[16]. However, until the Effective Date, the Debtor has agreed to receive only approximately 10% of the revenues from the California wells (which account for 94% of the well revenue) and has no responsibility for past liabilities or any expenses in the California wells prior to the Effective Date. Of critical interest to the Debtor's analysis of historic and continuing operations and revenue levels has been the recent depressed price of oil which has been much lower than historic norms but has risen somewhat. The low spot price for oil makes the divestiture of some of the wells more attractive than that action would be in the normal case.

Description of ATM Business

The Debtor has acquired all of the assets of four limited liability companies organized in

[16] The Debtor now receives 10% of the approximately 66% net revenue interest in the California wells (i.e. 6.6%) that it will eventually receive, but has no responsibility for their costs. Since the inception of the case through July 1, 1999, the Debtor has received $15,313 in revenue from the California wells and $9,073 from the Oklahoma wells.

Nevada (defined collectively in the Plan as "ATM Nevada"), 38%[17] of the membership interests in a fifth company (ATM-2 of Nevada, LLC), and 57% of the membership interests in a sixth (ATM-3 of Nevada, LLC).[18] The companies own, in the aggregate, 60 automated teller machines located in northern Nevada.

The ATMs are installed at casinos, gas stations, McDonalds restaurants, and convenience stores. The machines have been serviced by an independent operating firm named Nevada ATM. This firm has agreed to continue maintenance and stocking of the machines, including management of an inventory of approximately $240,000 in cash for customers to withdraw (The Debtor's portion of this cash inventory is $200,000). Nevada ATM is not bonded. The cash is owned by the six companies. The oversight of the companies' accounting and other general management functions have been performed by Mr. David Morris who will continue to advise and assist the Debtor in these areas.[19] For the active LLCs, Mr. Morris is responsible for preparation of tax returns, making distributions to shareholders, and other similar functions. Mr. Morris has resigned his position as president of the five ATM LLCs whose assets have been purchased by the Debtor in favor of Mr. Earl Gurnack, an ATM investor and representative on the investor's committee.

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[17] The Debtor has simplified and consolidated its ATM-2 and ATM-3 interests solely into ATM-3 of Nevada, LLC which it now owns 100% of. The Debtor has no residual interest in ATM-2 of Nevada, LLC. The Debtor owns 100% of 50 ATMs.

[18] Substantially all of the information in this Disclosure Statement about the ATM Nevada business and the rights and interests acquired was derived principally from information provided by David Morris and Reliance Corporation. The membership interests were acquired through a Purchase Agreement entered into among the Debtor and the subject LLC's. Reliance Corporation, identified in the agreement as the Serving Agent for such LLC's, has represented to the Debtor that the LLC's have authorization to represent and act on behalf of the selling members. However, the Debtor has reviewed only some of the sellers' organizational documents and other agreements defining their rights in the assets transferred (and which are unsigned). The Operating Agreement for the LLCs provide for management of the LLCs by the members. They do not refer to a Serving Agent. Nonetheless, the Purchase Agreement was "approved" by David E. Morris, the President of each of the LLCs and the person identified in certain offering documents as the "Manager." The Debtor has not been provided any documents which confirm the LLCs' authority to act for the selling members, but has relied upon the representations of the Serving Agent and Mr. Morris in acquiring such interests and preparing this Disclosure Statement with respect thereto.

[19] The advisory involvement of Mr. Morris will only continue if the Debtor's Adversary Proceeding with him pending before the Bankruptcy Court, which has been settled by the parties, is approved by the Court. If the Adversary Proceeding is not resolved in a manner that, in the judgment of the Debtor, is timely and satisfactory, he will have no ongoing role and his contemplated compensation for future advisory support will be eliminated.

Customers are charged a fee of $2.00 per transaction. Fees for servicing the machines and bank access are charged on a per-transaction basis, and they total approximately 30¢ per transaction. The only other costs of the business include telephone company fees for data transmission and office overhead.

The ATM corporations' managers have represented that investors received net cash flow of approximately $5,000 per month at the end of 1997, and the operator projects that such flow will increase to approximately $6,000 per month by the end of 1999. On a monthly basis, the Debtor anticipates receipt of net cash flow from the machines ranging between $4,000 and $6,000 per month.

Acquisition of the Properties

The Debtor acquired the foregoing properties and interests in exchange for promissory notes secured by the assets acquired and the products and proceeds thereof. The acquisition prices are shown in the following table:

Sierra West	$ 2,578,000
Pac West	311,000
Golden West	3,300,000
Sun West	825,000
Petro	4,271,000
ATM Nevada	2,370,000
Total	$13,655,000

The acquisition prices were determined through vigorous negotiations between the Debtor and representatives of the selling entities. However, in retrospect, it appears the selling parties misrepresented and overstated the performance and values of the properties sold. Given this and the current low price of oil, these purchase amounts now are not supported by fair market values or actual or projected cash flow or income, and the Debtor has determined that they greatly exceed the current fair market value of the assets acquired. Based on it's recent exploratory activity on the sale of these acquired assets, it is estimated by the Debtor that the assets purchased could only be liquidated for $730,000 total. The Notes to Sierra West, Pac West, Golden West, and Sun West are payable in monthly installments equal to 90% of the revenues from the property

securing that note minus all expenses of operating the property. Payments under the Petro and ATM Nevada notes have been suspended by mutual agreement until the final balloon installment. The notes bear interest at eight percent per annum. All monthly payments are applied to principal, with accrued interest payable in a lump sum at the time of the last installment of principal.

Until the Confirmation of the Plan, the acquisitions are to provide the Debtor with 10% of the gross revenues from the Sierra West, Pac West, Golden West, and Sun West properties acquired and all of the net cash flow from the Petro and ATM interests. After the Effective Date, the well assets will have been sold, the notes surrendered to the Debtor on Confirmation and all future ATM cash flow and profits will be freely available to the Debtor.

The intent to sell the well assets to clean up the uncertain financials of these acquired assets stems from early actions taken by the Debtor. The Debtor made the conscious decision to not demand from sellers the information that would allow it to diligently evaluate the value of the various businesses and properties which were purchased when it was involved in the active acquisition phase, and, in so doing, increased the recovery to creditors and shareholders. This approach reflects the Debtor's comprehensive understanding of the acquisition equation and the fiduciary role of the Debtor and can be easily misinterpreted if not viewed from that perspective. To illustrate this concept it is important to remember that the Debtor's expectation was to capture a percentage (20% - 25%) for the creditors and shareholders. The value of the Debtor's "license to trade" is greater if calculated in this fashion than if it is bargained for at a fixed price[20]. This percentage approach is the one Debtor promoted and it was accepted by the selling agents. Once the concept of a fixed percentage was accepted, then the Debtor had one clear path to maximize recovery to creditors and shareholders and that was to increase its 20% "commission" by increasing the number of businesses that would be acquired. The Debtor was initially offered only one well which was the asset of two partnerships. By being the easy acquirer that did not demand the normal diligence, even foregoing balance sheets and bank statements when their supply was

[20] Conversely, if the Debtor's portion of the combined entities was instead determined based on a fixed price, then detailed information would be demanded to specifically determine, and minimize, the value placed on the acquired assets.

resisted, the Debtor was able to increase the number of entities acquired from two to eighteen. The Debtor believes if it demanded the normal due diligence that it has requested and received in past acquisitions, that instead of now having eighteen entities in the reorganization there would only be four[21] and the creditors and shareholders would be receiving far less than they will under the current Plan. From each of the eighteen entities the creditors and shareholders now stand to receive 20% or so. Not all of the eighteen entities are star performers, but as long as they do not have liabilities or negative cash flow they will not subtract from, and will probably slightly add to, the benefit delivered to the Debtor's constituency: its creditors and shareholders.

Also, the Debtor did attempt to balance the interests of the acquired entities so no partnership acquired was treated better than any other on a proportional basis. The net result is an equitable mix where the benefit or recovery to creditors and shareholders is maximized, but the background paperwork is somewhat sacrificed and incomplete. This tradeoff in the paperwork to receive real benefit is only a minor irritation to the Debtor who has qualified management with twenty years of turnaround experience where faulty records are the norm, not the exception. The key requirements the led to the success of this approach were that, i) no liabilities were assumed unless specifically accepted by the Debtor (none were), ii) that, on Confirmation, the exact percentage ownership for all wells is readily available from the well operators and will be known to four decimal places, and purchase prices will be adjusted accordingly, and iii) the Debtor will own fifty ATM machines that it can identify by location and count. These certainties (especially the prohibition on liabilities) made the poor documentation a low risk annoyance that is easily accepted in light of the multiple acquisitions that were made possible and the resulting increased recovery to creditors and shareholders.

FINANCIAL PERFORMANCE

[21] The Debtor believes the increase from two to four acquired entities would have occurred in any case. However, at different times during the acquisition cycle, twelve of the eighteen entities decided to withdraw and were turned around by management. Two others threatened to withdraw and were convinced not to.

Almost immediately upon the filing of this case on August 21, 1998, the Debtor ran into difficulty in gaining control of its cash and assets from selling parties who refused to comply when it asked for bank statements and other financial records. [See Dispute with Wilson and Morris]. The Debtor fell behind in its obligations until the dispute began to be resolved just prior to year end 1998. The dispute is completely settled and has been approved by the Court. The Debtor has received $145,000 from the closing cash balances in the assets it purchased, from operations or through settlement payments. The Debtor is current in all its obligations and has a modest positive cash flow from operations of approximately $3,000 per month.

The finances of the Debtor have been relatively steady and not complex. Settlement payments from Mr. Blake Wilson are $10,000 per month through August 1999, ATM revenue is approximately $9,000 per month with expenses of $5,000, and the 10% from the California wells plus revenue from the unrepaired Oklahoma wells total approximately $3,000 with expenses of $1,000. Net cash inflow to headquarters Has thus been $16,000 per month and administrative expenses there are held to less than $13,000 for a net $3,000 monthly positive cash flow. After August 1999[22], when the $10,000 monthly settlement payments are completed, the net positive cash flow will drop to a ($7,000) loss.

After the Effective Date and sale of well assets, the Reorganized Debtor will be an ATM company, trading publicly, with approximately $150,000 cash as reserve. [23] Management of the Debtor then expects to proceed to acquire other assets into the portfolio to increase its cash flows from investing and operating activity. Because of the cash reserves and $4,000 per month in ATM operating income, as compared to the modest headquarters expenses of $16,000 maximum per month, it is anticipated that the Reorganized Debtor will have ample time to search for portfolio investments without undue financial pressure. The Reorganized Debtor's future

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22 The final August 1999 settlement payment will be approximately $5,000 , so in that transition month the net cash flow will be ($2,000).

23 After the proceeds of the Oklahoma and California Wells have been returned, the Reorganized Debtor will have approximately $120,000 cash in its operating account and $200,000 cash in its ATM machines. The expected administrative claims that must be paid in cash are approximately $170,000, so the residual cash reserve is approximately $150,000. The Reorganized Debtor will follow the usual practice of ATM companies and borrow the cash to stock the ATMs from the bank that handles the ATM transactions.

operating strategy will focus on mergers with or acquisitions of minority interests in companies with existing management and positive cash flow. This limited and "go slow" approach in the initial months after confirmation will be well within the Debtor's capacity and without an increase in overhead.

After Confirmation, headquarters expenses could be reduced to $4,000 per month on a reduced presence basis if financial pressure indicated that extreme action was necessary. The Reorganized Debtor's post-confirmation expenses are now forecast to be: $10,000 for salary and payroll taxes; $2,000 for rent; $1,000 for telephones and office expenses; and $3,000 for accounting and legal. The Debtor believes there are many fine opportunities to expand and acquire interests in ATM businesses, so the Debtor does not anticipate much delay or difficulty in completing acquisitions of ATM companies. Even if there would be a delay, however, the Reorganized Debtor could reduce its expenses by management deferring salary and giving up its small office. The Reorganized Debtor could operate for at least awhile with just its telephone and professional expenses, or $4,000 per month. The Reorganized Debtor will have enough cash on hand on confirmation to cover its expenses at $16,000 per month for about a year; at $4,000 per month it could operate essentially indefinitely, as that is what projected operating income would be.

From operating assets and cash flow, $15,000 has been authorized by the Court and paid for legal expenses on the case to date. Outstanding unpaid legal costs total more than $150,000[24] and have been increasing at more than $10,000 per month.

The most recent Monthly Operating Report, without attachments, filed with the Court plus sub-reports by operating segment, accompanies this Disclosure Document (See Attachment A - Monthly Operating Report). The Operating Report contains the following major sections listed below (1-5). In addition, to clarify the contribution of each operating group, the Statement of Operations has been expanded here from the normal presentation to portray case-to-date

[24] This does not include approximately $37,000 from the Debtor's former legal counsel, Brooks and Raub, that is also expected to be an administrative expense and claim in the case.

operations by segment[25] in (2a-d). Also, a list of wells and the expected Debtor interest in them on Confirmation follows. Because there were *de minimus* expenditures by the Debtor until the filing of this case on August 21, 1998, these figures cover the entire period of ownership of the assets, which began with their acquisition on August 10, 1998. Attachment A contents are as follows:

1) Summary of Financial Status
2) Statement of Operations
   a) California Wells Detail
   b) ATM Businesses Detail
      (Also: ATM Locations, Monthly Transactions by Machine, Inception to Date ATM income Staement and Balance Sheet and ATM Cash Flow Report by Outside Accountants)
   c) Oklahoma Wells Detail
   d) Headquarters Expense Detail
3) Balance Sheet
4) Schedules to the Balance Sheet
5) Statement of Cash Flows
6) Post Confirmation *Pro Forma* Balance Sheet

The Monthly Operating Report differs slightly from normal financial reports prepared under generally accepted accounting principals, primarily because most assets are adjusted to market value instead of reflecting their cost basis. If you have questions on the presentation, if

[25] Although detailed data and information is received by well and by ATM it would be impractical and of little value to report the eleven wells and fifty ATMs separately in this document. Such data to make these precise calculations is available at the administrative offices of the Debtor for those parties interested in inspecting them. At the request of the Office of the U.S. Trustees, each monthly operating report has been broken down as California wells, Oklahoma wells, ATMs, and headquarters. These reports reflect the revenue of the Debtor. The reports do not include an analysis of the funds from the California wells that do not redound to the Debtor. This choice was made because it appeared that capital items were being improperly included in the operating accounts at those sites. The Debtor has not and will not be reconciling those, perhaps faulty, financial reports because it has no economic or fiduciary interest in the outcome.

the report is not attached, or if you would like additional financial information, please contact the Debtor at (408)244-3362.

In support of the above reports, the Debtor receives and relies upon industry standard reports it receives from the Oklahoma and California well operators. These reports list oil and gas production by well in barrels and cubic feet and converts those to revenue in dollars. This is recalculated and reported again adjusted to the percentage ownership of the Debtor. The net expenses as a total and for the percentage interest are supplied on the same report. The total expenses are then documented by well on an invoice by invoice basis. The Debtor has reviewed each report received and cross checked them for internal consistency and reasonableness. In this manner it determined that some capital items seem to be included in the California well expense accounts. These misleading entries are no longer tracked and only the Debtor's 10% portion of revenue without any expense is now recorded. The reports do appear to be precise and inclusive, however the field operators are more interested in operations than in accounting. As a result, the Debtor often has to remind the operators to forward reports in a timely manner and include all schedules even for small items and amounts.

The ATM operations' current monthly financial reports (which are supplied by an outside contractor and outside accountant) are being supplied and include LLC inception to date balance sheet information. Transactions by machine are sent monthly and all checks are remitted with invoice from the Debtor-in-Possession account. Each invoice to be paid is reviewed by the Debtor and counter-signed by Debtor's counsel. The Debtor has interviewed the outside accountants and contractor and is satisfied that their financial reporting, which will be made available to any party of interest so requesting, is accurate. The by-machine reports are reviewed for internal consistency and, so far, have proven to be so.

Well Name [SOLD]	Net Revenue Interest at Confirmation
Bennet 2-7 (Pac West)	**68.3333%** **(PRODUCING)**
TVT 1-9 (Sierra West)	**66.1458%** **(PRODUCING)**
Verona (Sierra West)	**60.0000%** (Isolated from pipeline - ready to produce)
Theta 9801 (Golden West)	**61.1458%** (Not economic to produce at current low oil prices - ready to produce)
Stephens 2-28 (Golden West)	**67.3333%** **(PRODUCING)**
Gas Prospect (Sun West)	**67.3333%** (Option to purchase declined)
Oil Prospect (Sun West)	**61.1458%** (Option to purchase declined)
Petro 16-1[26] (Golden Trend)	**82.3333%** (Clogged with paraffin)
Petro 16-2 (Waynette - I)	**76.7778%** (Second zone potential)
Petro 16-3 (Waynette - II)	**77.3333%** (Second zone potential)
Petro 16-4 (Waynette - III)	**65.3333%** **(PRODUCING)**
Petro 16-5 (Waynette - IV)	**76.4444%** (Second zone potential)
Petro 36-1 (South Prairie)	**84.0000%** (Legal claim only)

[26] The percentages listed are the percentage of the interest that has been sold to the Debtor. The Petro Assignee interest holders only have the right of rescission and this percentage could decrease by the percentage of persons who rescind prior to Confirmation, however, the percentage will not exceed the listed number.

Upon the sale of the well assets, their historic operating performance will be moot, the assets will have been converted to cash, most of those funds deposited in an investor trust account and the net financial position of the company communicated to the investing public through a summary press release. The financial summary of the sale transactions will be included in the Debtor's Monthly Operating Reports filed with the Court and all affected investors and those on the special notice list will be noticed of their respective sale transactions.

In total, the Debtor will have cash available to pay its administrative claims on Confirmation and has the flexibility to operate within its cash reserve and cash flow limits as it expands its business.

DEBTOR'S DISPUTE WITH WILSON AND MORRIS[27]

On August 21, 1998, as pre-planned, Debtor filed its voluntary proceeding under Chapter 11 of the Bankruptcy Act along with a Disclosure Statement and Plan of Reorganization. At that time, the Company came under the direct review of the Office of the U.S. Trustees of the Department of Justice and began to operate under the Bankruptcy guidelines as Debtor-in-Possession. Some of these requirements under 28 U.S.C. section 586 and 18 U. S. C. section 154 are to:

1) Provide copies of all check registers and bank statements for all accounts covering the 90 day period prior to the commencement of the case.

2) Close all pre-petition banking accounts and deposit funds and ongoing revenues in, and expend funds from, bonded Debtor-in-Possession accounts at a Court approved banking institution.

When asked over a two month period to provide the detailed banking information and accounting that the Court requires, the two controlling parties, Blake Wilson for the California

[27] Although Main Street has indications that multiple dbas and controlled companies are involved, at this time, it has not been provided a comprehensive listing and mapping of the names and controlling parties of those many entities. None-the-less, over the last year, all release of funds, negotiations, direction and control of the California wells and ATM business in their relationship to Main Street were closely held by only Mr. Wilson or Mr. Morris. Throughout this document, when Mr. Blake Wilson and Mr. David Morris are referred to, it is defined herein to mean themselves or their directly or indirectly controlled companies, employees or affiliates.

wells, and Dave Morris for the ATM businesses, refused to comply. The Oklahoma wells management is fully co-operative. Dave Morris did provide partial information for one period. Blake Wilson provided no accounting and banking information. This was reported to the Office of the U.S. Trustees.

In addition to withholding the required financial and banking information, Mr. Wilson and Mr. Morris refused to close existing banking accounts that became property of the Debtor and to turn that money over to be placed in the Court approved Debtor-in-Possession accounts as required under the Bankruptcy Code. Not only did this violate the directives of the Office of the U. S. Trustees, it also jeopardized the viability of an otherwise well funded Plan and commercial enterprise. Initially, Mr. Morris turned over approximately 7% of funds, and Mr. Wilson forwarded only $1,244 from inactive accounts but accounted for nothing nor closed and forwarded any funds from the presumably larger active accounts. Lastly, there seemed, at least from the partial financial records available, to be irregularities involving transfers and payments that gave rise to significant claims by the Debtor against Messrs. Wilson and Morris. Estate funds in the six figures are involved.

In order to compel Mr. Wilson and Morris, their various controlled businesses and affiliates to comply with both the requirements of the Bankruptcy Court and the terms of the already concluded asset sales, Debtor has filed an Adversary Proceeding in the Bankruptcy Court to cause them to do so.

It appears the prosecution of the Adversary Proceeding persuaded all of the named parties to settle, and most of the proposed initial settlement funds have been delivered to the Debtor. Mr. Wilson and the "oil and gas defendants" have signed a settlement agreement, the settlement and mutual release have been noticed to all oil and gas investors, approved by the Bankruptcy Court and the Adversary Proceeding is pending dismissal. In that agreement, to satisfy a claimed debt of about $1.08 million, Mr. Wilson has agreed to a) pay $85,000 over nine months to Debtor, b)

convert 1,000,000[28] of the shares he was to receive into warrants at $1 per share, and c) turn over 1,100,000 shares to be sold to raise any balance of the $1,000,000 owed if that sum is not collected by the exercise of warrants in (b).

Mr. Morris has agreed to settle and all ATM defendants have signed the settlement agreement. In that agreement, Mr. Morris agrees to A) Pay the Debtor $10,000 or B) i) Pay $1,000[29], ii) loan Main Street $20,000 under the borrowing motion, if authorized, and iii) convert 50,000 of his shares to Series D Warrants. This settlement has also been noticed to all ATM investors, approved by the Bankruptcy Court and is pending dismissal.

The resolution of the Adversary Proceeding also clarifies the enforceability of the asset purchase agreements and the extent of the assets transferred.

DEBTOR'S OPERATIONS DURING THE CHAPTER 11 CASE

The Debtor has control of the assets it purchased under the asset purchase agreements[30]. It is operating those assets as it deems in its best interest. It can take any action, in the normal course of business and with the Court's permission other actions, that any owner of those assets ever could take. The assets can be produced, repaired, operated, sold, retired, moved or scuttled by the Debtor as it wishes.

The Debtor has retained the former "hired hands" that operated the interests in the past

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[28] As a result of the California and Oklahoma wells sale, Wilson will retain only 165,000 shares which will all be converted to Series A warrants, plus 66,000 Series B and 66,000 Series D warrants. His 22% portion of the proceeds of sale on account of his formerly anticipated remaining shares will be applied against the his settlement with the Debtor. The Debtor is expected to receive an estimated $42,000 from Wilson on account of this application of proceeds.

[29] Morris has paid $1,000 already and will be due another $1,000 under the California well sale. If Morris does not voluntarily lend the Debtor $20,000 or pay the remainder of the $10,000 by Confirmation, then the Debtor will retain the $1,000 due from the well sale. The 50,000 shares will be converted to Series D warrants as provided in (B)(iii), and, additionally, 80,000 of his remaining 159,541 shares will be canceled in satisfaction of his claim. At $.0.10 per share, 80,000 shares is $8,000, and when added to the $2,000 cash paid or recovered will settle the claim.

[30] The Debtor continues to collect the final deed assignments from the Petro Assignee participants who have sold their interests to the Debtor. Until repaired, all but one of their smaller wells are generally inactive and non-producing, so the Debtor has not made this final step in completing the transfer a priority. The Debtor feels that its rights and working relationship with Moore Investments, the Oklahoma well operator, are unaffected by the status of the paperwork in process. The Debtor does not anticipate any other trouble in securing clear title to any of its properties.

because they seem to have done a good job in operating the assets. These persons are not employees of the sellers, but rather separate contractors. If the Debtor wishes to bring on someone new to operate all or part of its assets it can and will do so.

For the California wells only, the Debtor bargained to receive 10% of the revenue, but has no responsibility for past liabilities, ongoing costs, or any costs prior to the Effective Date. This agreement in no way limits the Debtor's operating flexibility or rights. The Debtor's purpose, which has been achieved, was to capture a fair portion of the revenue and not be saddled with any, perhaps questionable, liabilities, especially those that should be more properly charged to capital accounts.

Any party in interest that wishes to be provided a copy of the six (almost identical) asset purchase agreements (approximately 125 pages total) may receive same by asking for them in writing from the Debtor. In summary, the asset purchase agreements describe that the Debtor is buying the assets of every kind from the sellers and is assuming no liabilities whatsoever. The purchase was in exchange for promissory notes with associated security agreements. However, if an acceptable Plan is proposed, then the sellers may accept that Plan, or they may not. To facilitate in advance the smooth approval of a potential Plan a mix of New Equity Securities that would be mutually acceptable was memorialized in the Purchase Agreement and those numbers serve as the underlying basis for the current Plan. Finally, the asset purchase agreements call for the Debtor to receive numerous documents from the sellers. The settlements for the Adversary Proceeding call for those documents to be supplied to the Debtor. The Debtor has received many of those documents and many of the documents are now not needed and of no current benefit to the Debtor. Nonetheless, the Debtor expects that as any additional documents are needed by the Debtor they will be supplied to it by the sellers if that is requested of them.

The Debtor intends to manage its properties during the case in a holding company fashion. The Debtor and its predecessor, Mentor Capital, have operated as a private holding company since 1985. The Debtor will retain the contractor management utilized by the properties' previous owners and confine headquarters actions to supervision (and replacement if necessary) of the

asset operators, plus financial, legal, and strategic review. This decentralized approach is designed to limit overhead costs.

The Sierra West, Pac West, Golden West, and Sun West properties will continue to be managed by R&R Resources. The Petro field operations will continue to be managed by Moore Investments. The ATM Nevada operations will continue to be managed by Nevada ATM, and David Morris will continue to assist in the general operating advisory on the ATMs. Reliance Corporation, which has extensive oil and gas experience and is affiliated with the general partners of the Investment Trusts, may be asked to advise on certain oil and gas issues. [See Compensation of Management and Certain Other Parties.]

The Debtor has used the proceeds from the Petro wells and ATM Nevada production and the $10,000 per month payment from Wilson as its primary source of operating capital during the Case. The Debtor will also be receiving 10% of the revenues of the Sierra West, Pac West, Golden West, and Sun West interests. The Debtor estimates that these sources have generated average revenue of approximately $16,000 per month. The settlement payments, which continued through mid-August 1999, and profit generated from the ATM and California wells were adequate and exceeded headquarters' costs by approximately $3,000 per month, and the Debtor had a net profit before tax of approximately $3,000 per month through August before reorganization costs. This general situation has existed since the settlement with Wilson was formulated in December 1998. (Starting in September 1999, the Debtor is not receiving settlement payments from Wilson, and is currently operating with a ($7,000) per month negative cash flow). During August through November 1998, the Debtor operated at a loss and, through July 1999, shows a cumulative loss of ($2,383) from core operations and an overall net loss (including reorganization expenses) of ($117,946). The Debtor's interest expense is not and should not be included in this calculation because the Debtor does not actually receive or pay the reported income and expense. The Debtor is operating in the normal course of business only, no funds are being expended for rework or repairs by any party on the oil and gas wells nor are any extensive efforts proceeding in the ATM business.

After August 1999, the Debtor will operate at a negative cash flow until it increases operating and investment cash flows in its portfolio by acquiring businesses, assets, securities and fractional interests in businesses. The Debtor currently has over $100,000 in its operating checking account and could operate without utilizing cash from the sale of assets for approximately one year in the unlikely event that Confirmation of this Plan took that long to reach.

FUTURE BUSINESS OPERATIONS

Moving forward, the Reorganized Debtor's[31] strategy for success is to expand through small acquisitions. The Debtor, under current management, has concluded forty-two acquisition or divestiture actions during the past fifteen years[32]. The "AC" in Main Street AC, Inc. stands for "Acquisition Corporation" and the Debtor is committed to that business approach. As such, the acquisition strategy is completely in keeping with the long term history and capabilities of the Debtor. The management of the Debtor has broad operating, acquisition and divestiture experience which will continue to be applied to maximizing investor returns in a flexible manner. Creditors and interest holders of the Debtor should consider the acquisition orientated nature of the Debtor's business strategy in assessing the merits of the Plan.

Although the Debtor has had interests in a wide variety of companies in the past, and will explore all opportunities as they become available, the Debtor believes that "pure play" companies present a better opportunity. Generally, "pure play" companies command a higher market valuation than companies involved in more than one market segment, so the Debtor intends to remain narrowly focused for at least the near term future. Because of this belief in the value of

[31] Throughout this document, the term Debtor is used when it is uncertain if the action will be taken by the Debtor or the Reorganized Debtor.

[32] The Debtor's flexibility in its acquisition approach may be best underscored by the fundamentals of the reorganization under consideration. The Debtor facilitated the reorganization of an athletic club business with no assets by acquiring oil and gas wells and ATM businesses. Additionally, the predecessors to the Debtor have included trucking, tortilla chip, salsa, sun tan, computer, child care, toy design, pizza equipment, interior design and investment interests. This cycle of acquisition and divestiture is expected to continue because it is reflective of the investment banking background and skills of the management of the Debtor and is one of the tools that will be applied to maximize recovery for creditors and shareholders.

remaining focused, the Reorganized Debtor may try initially to maximize its value by acquiring interests in other ATM companies, thereby increasing its own value and its leverage for future expansion. The Debtor's board has directed management to explore investment opportunities in the Internet or "e-commerce" areas; that exploration has not yet begun, so the Debtor cannot predict whether it will become involved in a ".com" business, but that is a very plausible possibility. If that should become a reality, the Debtor will quite likely switch its focus from ATM companies to an area of more perceived promise.

Prohibition on Shell Mergers

The SEC is much concerned about the possibility of a so-called shell or reverse merger and the associated potential for investor harm. The Debtor is keenly aware of its fiduciary role and would not voluntarily cause such investor harm. Nonetheless, the Debtor wishes to entirely belay that SEC concern. To satisfy the SEC objection the Debtor agrees to be prohibited from engaging in such otherwise legal merger activity for three years without the prior approval of the SEC or this Court. Specifically, the Debtor will not acquire more than 20% of any private entity unless, post-acquisition, owners of such entity will hold less than 30% of the reorganized Debtor's common and preferred stock. Imposition of the 20% - 30% thresholds by definition blocks the possibility of a reverse merger and limits the Debtor to smaller private acquisitions. Even issuing stock to acquire a private firm that is approximately half the size of the Debtor would be prohibited. Under these constrained conditions the SEC's concern about the potential for abuse should be laid to rest.

Revenue Projections

Detailed financial projections in an open acquisition scenario are usually impractical, prone to inflation and problematic. Such detailed financial projections are not provided, however the claimants and investors may note that the Debtor, upon the effectiveness of the Plan, will have approximately $150,000 in cash, ATM operating income of $4,000 per month and expenses of

$16,000[33] per month that could be reduced, post-Confirmation, to $4,000 per month. It may be assumed that any acquisition or divestiture activity entered into by the Debtor utilizing the Debtor's cash and/or stock will be reviewed by the Board which is controlled by the largest interest holders who are, other than Mr. Billingsley, all outside directors. They will ensure actions taken will be in the best interest of the shareholders and such actions will generally improve the economics of the Reorganized Debtor in some manner.

It should also be noted that the source of funds for the Reorganized Debtor's operating activities for the first sixteen months after the Confirmation of the Plan are from existing cash and Court approved settlements. In particular, the exercise of Warrants are not critical to the first sixteen months of the Reorganized Debtor's existence. Because the general and administrative expenses of the Debtor have been kept to a minimum, the capitalization needs of the Reorganized Debtor are also minimized. In this way, although mere survival is not in the Debtor's plans, addressing that issue, the Debtor projects it would be able to maintain a presence even by doing nothing for two years without the inflow of new capital or the exercise of Warrants. This is not to say that the inclusion of Warrants in the Plan is not important. They are part of what was discussed and bargained for with the sellers' representatives. The primary purpose of the Warrants is to provide a source of ready funding for the hoped for future growth of the Reorganized Debtor and provide a conduit for all claimants and interest holders to more fully benefit from that success if it materializes.

DESCRIPTION OF CLAIMS

Secured Claims

Class A-1 (Heller): Class A consists of the secured Allowed Claim held by Heller to the extent that it is secured by its security interest in the Bedbro Notes.

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33 After Confirmation, the Reorganized Debtor will continue to minimize expenses by not taking operational control of the ATM businesses it will own or acquire. The Reorganized Debtor will retain existing management at acquired or merged companies and will, at least initially, merely collect its share of the cash flow. In that environment, the Reorganized Debtor's main expense categories will be salary for one person, rent and operating costs for a small office, telephone and whatever professional fees it will incur as part of its acquisition strategy and for market compliance.

Among the few assets the Debtor had remaining after Heller seized the athletic clubs were two promissory notes issued by Bedbro, Inc., with original face amounts aggregating $793,941 The Debtor acquired the Bedbro Notes along with other assets acquired when its predecessor entities were merged into the Debtor. [See History of the Debtor's Prior Business.] Thereafter, the Debtor incurred a liability to Sumitomo Bank and pledged the Bedbro Notes as collateral therefor. Heller also held a security interest in the notes. Since Heller's seizure of the athletic clubs, it paid Sumitomo and took possession of the notes.

To the best of the Debtor's knowledge, the principal proceeds received and retained by Heller plus the balance remaining under the Bedbro Notes total approximately $635,000[34]. The Bedbro Notes bear interest at five percent (5%). The Debtor contends that the amount of Heller's secured claim is the principal payments retained and principal balance on the Bedbro Notes. The Debtor also assumes any taxes due on the interest portion of the note payments received and retained by Heller will be the responsibility of Heller to report and pay as appropriate.

Because all of the Debtor's material assets (other than the Bedbro Notes) could be secured by purchase money security interests in such assets, any lien Heller might assert thereon would be without value. Therefore, Heller's claim is secured only to the extent of its interest in the Bedbro Notes. For purposes of this Disclosure Statement only, the Debtor estimates that Heller will retain an approved claim secured claim of approximately $635,000. The Debtor believes that a global settlement with Heller that is acceptable to all parties has been reached in concept, is being reduced to writing, and that that settlement limits the secured claim to the extent of the Bedbro Notes.

Class A-2 (ATM Nevada): Class A-2 consists of the $310,000 (See Notes to be Retired) secured Allowed Claim held by the six ATM entities that held $2,370,000 purchase money security interests in the promissory notes issued to purchase the ATM assets of the Debtor to the extent that it is secured by the assets, products and proceeds of the secured assets. The secured

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[34] The $635,000 balance on filing has been paid down to $560,000 as of the date of this Disclosure Statement. The $75,000 in principal proceeds received and retained by Heller and the $560,000 note balance constitute the entirety of Hellers' $635,000 security interest.

portion of this claim is $310,000[35] and is expected to be settled by the issuance of 3,100,000 shares of restricted stock at the equivalent $0.10 per share conversion rate at which restricted stock was earlier approved for sale by the Court. The shares are issued under normal securities regulations and fall under no special Bankruptcy exemption[36][37][38]. The excess claim of $2,060,000

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[35] The basis for the $310,000 valuation of the ATM business is that the Debtor received a purchase offer for the business in that amount. The figure is also consistent with the combined cash and machine values. The Debtor placed an ad in the *Wall Street Journal* and received approximately 70 responses from parties interested in purchasing the ATM business. The Debtor believes it might possibly obtain an even higher offer after further marketing and negotiations, but the best indication of a higher price at this time is an oral offer for $330,000. Because the certainty of the oral offer was not assured, the Debtor used the $310,000 offer as the basis for its valuation of its ATM holdings.

[36] The SEC asked the Debtor to identify what exemption(s) from the Securities laws would apply to the restricted shares to be issued under the Plan. The Plan proposes the issuance of securities to holders of unsecured claims and interests in exchange for their claims or interests. These will be exempt from the registration and prospectus delivery requirements of the Securities Act, and the holders will be able to resell the securities without violation of the Securities Laws. In addition to these shares, however, and because of the Court's previously expressed concern over the motivation behind the original Plan of Reorganization, the Debtor proposes issuance of restricted shares to the ATM entities from which the Debtor bought the ATM assets. These securities, unlike those to the holders of unsecured claims, will be restricted from further sale for at least one year. The Debtor believes that the shares to these ATM entities would also be exempt from the registration requirements under section 1145, just as would the securities exchanged for unsecured claims. However, to address the Court's determination that the earlier Plan of Reorganization could not be confirmed because the primary purpose of the earlier Plan was to avoid securities laws, the Plan is now predicated upon complying with the restrictions of the Securities laws and without any Code-based exemption. As set out in some detail in the November 18, 1999 supplemental memorandum to the Disclosure Statement, the Securities laws themselves contain exemptions from the registration and prospectus delivery requirements in Section 5 of the Securities Act. Specifically, the Debtor will issue the securities to the ATM entities with restriction on the resale so as to come under the provisions in either or both of (I) the exemption under 4(2) of the Securities Act, or (ii) the exemption under Regulation D, 504. The issuance of the shares to the ATM investors would be exempt under section 4(2) because the issuance would not be part of a public offering. The Debtor would be issuing its stock to just five Nevada LLCs, not to the investing public as a whole or even a wide group of investors.

[37] A point to emphasize: the securities to the ATM entities can be exempt under section 1145(a); the Debtor's contractual restriction on the securities by the Plan make those securities also eligible for section 4(2) exemption, but it is *not essential*. The exemption under Rule 504 may not be as clear or as strong as the one under section 4(2), but the Debtor believes that exemption should be available because the offering value is so low and the Debtor otherwise falls within the limits of the rules boundaries.

[38] The Debtor believes the securities could be resold under the resale limitations contained in rule 144, although the Debtor wants the shares to be tradable as soon as permissible. Through the Plan itself, the Debtor is restricting resale of the securities for one year to make their marketability comparable to securities sold under either or both of the Rules. Even if not required by the Code, this restriction is designed to eliminate any concern or contention that the securities will be issued as part of a plan with the principal purpose of avoiding the Securities laws. If the shares were to be issued only under the exemption in section 1145(a) rather than under 4(2) because of the Court's concerns with the principal purpose for the Plan) these ATM LLCs which would receive securities in exchange for their claims against the Debtor would be able to resell them immediately under the exemption in section 1145(b). The Debtor would not really be responsible for compliance with any restrictions on subsequent distribution of the shares; that would be the responsibility of the recipient, *i.e.*, the ATM LLCs. If for any reason any of the securities could not be tradable under the

will be treated as a General Unsecured Claim under Class C. The claimants are ATM of Nevada, LLC, ATM-1 of Nevada, LLC, ATM-1A of Nevada, LLC, ATM-2 of Nevada, LLC, ATM-2A of Nevada, LLC and ATM-3 of Nevada, LLC.

<u>Class A-3</u> **(Oil Well Interests) [SOLD]:** Class A-3 consists of the $11,285,000 (See Notes to be Retired) secured Allowed Claim held by the seven entities that held purchase money security interests in the promissory notes issued to purchase the oil and gas assets of the Debtor to the extent that it is secured by the assets, products and proceeds of the secured assets. These claims are expected to be completely satisfied by the sale of these well assets and the surrendering of the net proceeds ($150,000) to the interest holders. 100% ($16,000) of the Oklahoma wells net sale proceeds will go to the Petro Assignee Trust, Mr. Jerry Fey, trustee, for the economic benefit of the interest holders. For the California wells, 78% of the net proceeds will go into the Petro Assignee Trust (which may be renamed) which will have its membership expanded to provide for the interests of these well investors, also. 22% ($42,000) of the proceeds would be due Wilson, however, the entirety of this amount is less than the settlement claim by the Debtor against him and will be retained by the Debtor. These amounts will retire the claims of this class in full. It should be noted that no excess unsecured claim is provided for. The Debtor takes the position that the wells are worth what they sell for and any excess claim would only be because of exaggerations in the reporting of financial results by the sellers at the times the purchase notes were entered into. It is expected that the Class C-3 claimants will accept the net sale proceeds as 100% settlement of their secured claims[39]. The claimants are Sierra West UIT, Sierra West-A UIT, Pac West UIT, Pac West -2 UIT, Golden West UIT, Sun West UIT, and the Petro Assignee Trust.

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exemption in section 4 1145(b) or Rules 144 or 144A, then the individual ATM LLCs would be responsible for compliance with the Securities laws, not the Reorganized Debtor.

[39] The original purchase price of the oil and gas entities by the Debtor was based upon fraudulent disclosures by the selling entities (<u>not</u>, however, the investors in those entities). The difference in the purchase prices of the assets compared to what the Debtor was able to sell them for reflects and is evidence of the fraudulent overstatement of value. The entities themselves have not asked for an unsecured deficiency, and the Debtor assumes that the investors will look to the entities in which they invested for any redress for fraudulent or otherwise improper solicitations. The Debtor would object to the allowance of an unsecured deficiency under the circumstances.

Unclassified Claims

Administrative Claims

Claims entitled to priority under §507(a)(1) of the Bankruptcy Code are not classified under the Plan, and the Code requires them to be provided special treatment. Such claims are those arising during the pendency of the Chapter 11 case. Traditionally, such claims would include the fees and costs of professionals (lawyers and accountants) representing the Debtor and any creditors' committee, fees of the United States Trustee for overseeing the case on behalf of the government, and claims by parties who provide goods and services during the case.

Because the normal operating expenses will be paid from revenues generated by the operating properties, the Debtor believes that there will be only minimal claims for goods and services during the case. The Debtor cannot predict at this time the total amount of fees that will be incurred for the services of professionals, but the Debtor believes that such claims will not exceed $160,000. Of this amount, $48,000 in legal fees have been incurred to file and attempt to bring to settlement the dispute with Wilson and Morris, and $112,000 is for projected total basic legal expenses associated with the reorganization. If allowed, as is expected, an additional $37,000 in administrative claims would also be added to this total derived from prior work of the Debtor's former legal counsel, Brooks and Raub.

On January 22, 1999, the Debtor asked the court for authority to issue between $134,444 and $500,000 in Certificates of Indebtedness from its existing shareholders and investors which was denied by the Court.

Priority Tax Claims

Certain governmental claims for taxes and customs duties which existed prior to commencement of the case are entitled to priority under §507(a)(8) of the Code. These claims are not classified under a plan of reorganization, and they are entitled to special treatment. The Debtor believes that such claims consist only of certain property tax claims in the aggregate

amount of approximately $12,000.

The above not-with-standing, in particular, the Debtor plans that no claim be allowed for additional personal property taxes for Santa Clara County as those taxes are already paid in full. The Santa Clara County personal property assets were sold by the receiver for approximately $320,000. Personal property taxes were paid on these assets at a valuation of approximately $720,000 for 1995, 1996 and 1997 at the full rate of 1.045%. The Santa Clara County tax office contends that these assets (gym equipment, furniture, fixtures and leasehold improvements) really had a value of $2,000,000 and at a personal property tax rate of 1% an additional $60,000 is owed which the Debtor vigorously denies. The Debtor has met with the county and explained that although pre-receivership depreciation schedules are not available, the Debtor's audited financials, equipment appraisals, and asset sale information (which were provided to the county) indicate the taxes were paid correctly and perhaps even a $12,000 rebate is due to the Debtor. Lacking depreciation schedules, Santa Clara County has incorrectly included goodwill, customer lists, and below market rents as personal property and otherwise inflated the values beyond the credible. The Debtor will object to this claim unless it is withdrawn or at least reduced to a level that the Debtor would accept in view of all of the circumstances..

Priority Claims

Class B-1 (Employee Claims): Class B-1 consists of unsecured Allowed Claims entitled to priority pursuant to §507(a)(3) or (4) of the Code. These include unsecured claims for (i) wages and salaries of the kind specified in Section §507(a)(3) of the Bankruptcy Code, including claims for vacation, severance, and sick leave pay, and (ii) contributions to employee benefit plans arising from services rendered within six months prior to commencement of the Chapter 11 case. The Debtor believes that such claims total approximately $9,000.

Class B-2 (Member Claims): Class B-2 consists of unsecured Allowed Claims entitled to priority pursuant to §507(a)(6) of the Code. Such claims would include claims, up to a maximum of $1,950 each, held by purchasers of athletic club memberships whose memberships the Debtor was unable to honor.

At the time of its closure, the Debtor owed approximately $4,000 in unearned membership deposits to approximately 15 members. The Debtor has been informed that the vast majority of membership deposits are being honored by the purchaser of the largest of the Debtor's clubs. Other clubs have been closed. The Debtor believes that many of the pre-paid memberships in the closed clubs will be honored by the purchaser of the largest club or through cooperative use agreements with competitors' athletic clubs in the area.

However, the Debtor cannot determine with accuracy at this time how many members may have claims for dishonored pre-paid memberships. Based on the Debtor's investigation, it estimates that such claims will not total more than $6,000.

General Unsecured Claims (Class C)

Class C consists of unsecured Allowed Claims which are neither priority claims included in Class B-1 or Class B-2 nor unclassified administrative or governmental priority claims. This class includes the vast majority of unsecured claims, consisting primarily of the commissions or finder fees for the Debtor's previous and pending acquisitions, and the claims of trade creditors from the Debtor's prior business. The Debtor estimates (for purposes of this Disclosure Statement) that contingent commissions and contingent finder fees total approximately $1,700,000 and that trade claims will total approximately $1.9 million.[40] Any Allowed Claim held by Heller which exceeds the value of the Bedbro Notes will be included in Class C. Based on the settlement with Heller that is being drafted, Heller's unsecured claim would be approximately $250,000 , which will be used in this presentation. The unsecured portion of any Allowed Claim by ATM Nevada, estimated at $2,060,000 , will be included in Class C.

Heller was also seeking to recover the entire amount of its $1.2 million original loan amount from the Debtor's President, who had guaranteed the loan, without any credit for the

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[40] Commissions and finder's fees include primarily certain fees earned on acquisition of the oil and gas and ATM businesses, as well as commissions relating to the transaction under negotiation for the Illinois acquisition. Some of these commissions may be disputed or are contingent claims, all of which depend on the consummation and the terms of the acquisition and the final value of the assets acquired. For commissions on asset purchases, the shares to settle the claim will be scaled back proportionately to the book value of the assets actually purchased compared to the book value bargained for.

estimated recovery from the Debtor's assets. In December 1997, Mr. Billingsley filed personal bankruptcy under Chapter 7 of the Code on account of his guarantee, and Heller has filed a non-dischargability action against him in his personal case. To the extent that the President is required to make payments to Heller, he could assert a claim for indemnity against the Debtor pursuant to an indemnification provision in the Debtor's bylaws. To the extent an indemnification claim would be allowed, it would be included in Class C and, if large, would have commensurably large negative impact on the success of the Debtor's plans and financial viability. However, it appears that these concerns are virtually moot, because the resolution of the dispute with Heller that includes a release of Mr. Billingsley for his actions on behalf of the Debtor has been agreed upon. The settlement between Mr. Billingsley, Heller and the Debtor has been reached in concept and is being reduced to writing. The Debtor will seek approval of the settlement prior to confirmation of the Plan. In this Disclosure Statement, no estimated amount is included for the Debtor's president's contingent indemnity claim. [See "Class 7 (Heller)."]

Estimated Amounts of Claims

The Debtor is unable to predict the sum of all claims which might be filed in the Chapter 11 case but estimates that the sum of all Allowed Claims will be as follows:

Secured claims	
Heller First Capital (Class A-1)	$635,000
ATM Nevada	310,000
Oil Well Interests [SOLD]	11,285,000
Administrative Claims	
Professional fees, etc.	197,000
Governmental Claims	12,000

Priority claims

Employee Claims (Class B-1)	9,000
Member Claims (Class B-2)	6,000
Unsecured claims (Class C)	4,610,000[41]
TOTAL (Estimated)	$17,064,000

DESCRIPTION OF EQUITY SECURITY INTERESTS

Outstanding Preferred and Common Stock

Class D-1 (Preferred Stock): Class D-1 consists of the interest based on the Debtor's outstanding preferred stock: 13,333 shares held by a former general partner of a predecessor of the Debtor and the Debtor's former Chief Operating Officer, Mr. Joe Gigantino.

Class D-2 (Common Stock): Class D-2 consists of the interests based on the Debtor's outstanding common stock. All holders of common stock on the record date will be afforded the same treatment. There are 2,299,242 shares of common stock outstanding, held of record by approximately 320 persons and entities. 800,000 of these shares are restricted, and consists of the interest in 800,000 restricted shares sold under Bankruptcy Court approval but with no special exemption to Gib McCord and resold to Ernie Williams in a private transaction. Consideration was $80,000 cash. 1,449,242 of the shares legally trade on the National Association of Securities Dealers' bulletin board under the trading symbol "MFIT" ("MFITQ" during the pendency of this case). However, the shares are not listed on any securities exchange or quoted in the National Market System. [See "Market for the Debtor's Securities" under Means for Implementation of the Plan.] The stock is not registered with the Securities and Exchange Commission, and the Debtor is not subject to the reporting requirements under the Securities and Exchange Act of 1934. [See also "1996 Stock Offering" under History of the Debtor's Prior Business.]

The record date for voting and receiving distributions under the Plan is the date of

[41] Because of the contingent nature of over $1,000,000 of the unsecured claims, it is estimated that the final allowed claims in Class C will be $4,610,000. Total unsecured claims before contingent elimination are $5,710,000

approval of the Adequacy of this Disclosure Statement, or such other date which is shown on the Notice of Hearing on Confirmation. [See Voting on the Plan.]

Warrants to Acquire Common Stock

From time to time, before the beginning of this case, the Debtor issued options and warrants to acquire common stock. The currently outstanding classes of options and warrants are identified in the following table:

Plan Class	Exercise Price	Number of Shares Subject to Options	Number of Option Holders
Class D-3	$1.00	165,040	2
Class D-4	$4.00	274,283	76
Class D-5	$6.00	52,691	17
Class D-6	$10.00	294,084	31
Totals		786,098	126

TREATMENT OF CLAIMS AND INTERESTS

The times for payments and distributions with respect to claims are generally measured from the Effective Date of the Plan. The Effective Date will be the date on which the Debtor files the Amended Articles. [see "Effective Date/Filing of Amended Articles of Incorporation" under Means for Implementation of the Plan.] The Plan requires the Amended Articles to be filed after the assets are sold but within 120 days after Confirmation.

Secured Claims

Heller Financial Corp; (Class A-1)

The Plan provides for the Debtor to assign the Bedbro Notes to Heller in full satisfaction of its secured Allowed Claim in Class A-1 which the Debtor contends is the principal payments received and retained by Heller plus the outstanding principal balance owing on the Effective Date. All payments which Heller will have received on the Bedbro Notes before the Effective Date will be applied to the total prepetition claim. To the extent that Heller has an Allowed Claim against the Debtor in excess of the principal balance of the Bedbro Notes on the Effective Date,

such claim will be unsecured claims and included in Class C (Unsecured Claims). Any taxes due, if any, on the interest portion of the note payments already received by Heller are the responsibility of Heller.

Nevada ATM; (Class A-2)

The Plan provides for the Debtor to issue 3,100,000 restricted shares to ATM Nevada in full satisfaction of its secured Allowed Claim in Class A-2 which the Debtor contends is $310,000. To the extent that ATM Nevada has an Allowed Claim against the Debtor in excess of $310,000 , such claim, estimated at $2,060,000 , will be an unsecured claims and included in Class C (Unsecured Claims).

Oil Well Interests; (Class A-3)

The Plan provides for the Debtor to complete the sale of the California and Oklahoma oil and gas interests and return the net proceeds to the economic interest holders in full satisfaction of their secured claims. The portion due Wilson will retained by the Debtor in partial satisfaction of his settlement with the Debtor. No unsecured claim is provided for.

Unclassified Claims

Administrative Claims

Traditional Administrative Claims

The Plan provides for administrative Allowed claims to be paid on the Effective Date unless the holder of such a claim agrees to different treatment.

Election for Administrative Claimants

The Plan contains a mechanism for holders of administrative claims to elect to receive New Equity Securities in lieu of cash on account their claims. Holders of administrative claims who elect such treatment will receive New Equity Securities in satisfaction of their Allowed Claims. Each claimant will receive (i) four shares of New Common Stock for each dollar of its Allowed Claim, and (ii) four Warrants: one Series A Warrant, one Series B Warrant, one Series C Warrant, and one Series D Warrant. Each Warrant will permit the Certificate Holders to purchase four shares of the Debtor's common stock for each dollar of their Allowed Claims. In other

words, each electing creditor will be entitled to receive up to twenty shares of common stock for each dollar of its Allowed Claim, consisting of four shares of New Common Stock and up to sixteen additional shares, if purchased upon exercise of Warrants. To make this partial or complete election, the holder must notify the Debtor in writing of its election prior to the earlier of (a) ninety days after the Effective Date or (b) the holder's receipt of Cash on account of such portion of their claim.

Priority Tax Claims

The Debtor estimates that the only priority tax claims consist of personal property tax claims in the aggregate amount of approximately $12,000. If such estimate is substantially correct, then the Debtor projects that it will have sufficient cash to pay such claims in full on the Effective Date. Accordingly, the Plan provides for payment of all priority tax claims in full on the Effective Date if the total of such claims are $22,000 or less. However, if it should turn out that priority tax Allowed Claims exceeds $22,000, then the Plan provides for the claims (plus interest at the rate provided in §6621 of the Internal Revenue Code), to be paid in quarterly installments of $5,000 each, commencing three months after the Effective Date and continuing until the earlier of full satisfaction of such Allowed Claims or three years after the Effective Date. Any principal or interest not paid at the end of three years will be immediately due and payable.

Priority Employee and Member Claims; (Class B-1 and Class B-2)

The holders of Allowed Claims in Class B-1 (employee wage and benefit claims) and holders of Allowed Claims in Class B-2 (member claims) will receive Cash in the amount of such claims on the Effective Date. Classes B-1 and B-2 are impaired under the Plan.

As with administrative claims, the Plan provides for each holder in Class B-1 and Class B-1 to elect to receive New Equity Securities; in this case, one share of New Common Stock for each dollar of claims as well as one Series A Warrant and one Series D Warrant, each to purchase a like number of shares of common stock. To make this complete or partial election, the holder must notify the Debtor in writing of its election prior to the earlier of (a) ninety days after the Effective Date or (b) the holder's receipt of Cash on account of such portion of their claim.

Unsecured Claims; (Class C)

Each holder of Allowed Claims in Class C will receive one share of New Common Stock on account of each dollar of such claims and one Series B Warrant and one Series D Warrant each entitling the holder to purchase a like number of shares of the Debtor's common stock. Class C is impaired under the Plan.

Equity Security Interests

Outstanding Shares

Class D-1 (Preferred Stock): The holder of the Debtor's existing Preferred Stock will receive (a) 13,333 shares of New Common Stock, which is equal to the number of shares of preferred stock he currently holds, plus (b) one Series C Warrant and one Series D Warrant, each entitling him to purchase a like number of shares of the Debtor's common stock. His preferred stock will be canceled on the Effective Date. Class D-1 is impaired under the Plan[42].

Class D-2 (Common Stock): Each of the Debtor's existing shareholders will retain its shares of the Debtor's common stock and will receive one Series D Warrant entitling such holder to purchase a number of additional shares of the Debtor's common stock equal to twice[43] the number of shares held by such holder on the Record Date. [See "Determination of Record Date for Voting of Common Stock" under Voting on the Plan.] Class D-2 is impaired under the Plan.

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[42] Impairment is a term of art used in the Bankruptcy Code to refer to any change, either positive or negative, in the legal, equitable or contractual rights of the holder of a claim or interest.

[43] When the individual investors in the Unit Investment Trusts purchased by the Debtor voted to be acquired by the Debtor, they understood and it was planned that electric generation systems would be installed at several gas well sites. Because the field engineering group that would work with the Debtor to accomplish these projects has been sued by the Debtor in Bankruptcy Court, it was decided that the degree of cooperation required for successful project implementation would not be possible. The installation of power systems will not be undertaken. To compensate the investors for the slightly diminished circumstances, it was decided that one extra Series D Warrant (the most out of the money and least valuable Warrant) would be issued with each share, which slightly increases what is to be received by the investors over what was submitted in the original Plan filed in August 1998. This move is felt to bring the overall value received back in line with what the investors voted on and equals the value they were expected to receive under the August 1998 Plan. To then keep the entire Plan in equitable balance, one additional of the least valuable Series D Warrants was also added pro rata to each of the other Warrant recipients (i.e. other than the investors) beyond what was contemplated in the August 1998 Plan, as previously filed. The result is judged to be of equal and equitable value for all parties under this current Plan.

Existing Options and Warrants

The Plan provides for the holders of existing options and warrants to receive new Warrants in exchange for such existing options and warrants. Each holder will receive one Series D Warrant and one matching Warrant, each to purchase the same number of shares as the holder could purchase with their existing options and warrants. The exercise periods will generally be shortened from the lengthier option periods the holders are now entitled to. The exercise prices for the matching Warrants also will be different, as shown on the following table:

Plan Class	Existing Exercise Price	New Warrant Series	New Maximum Exercise Price
Class D-3	$1.00	Series A	$1.00
Class D-4	$4.00	Series B	$3.00
Class D-5	$6.00	Series C	$5.00
Class D-6	$10.00	Series D	$7.00

MEANS FOR IMPLEMENTATION OF THE PLAN

Summary

The Plan is to be implemented by issuance of certain New Equity Securities in exchange for claims[44] and interests[45] of the Debtor's creditors and shareholders, as well as payment of those claims which must be paid in cash. All disputes with the Debtor are sufficiently resolved and, to

[44] Warrants will be issued directly to the entities (e.g. ATM LLCs) that will also hold restricted shares of the Debtor, not to their investors. No New Equity Securities will be issued to, for example, the shareholders in ATM companies who are not direct shareholders and who hold merely a beneficial interest or shares in the entities which executed the Purchase Agreements with Main Street and which now hold the shares issued to settle secured claim against Main Street's assets.

[45] The Plan is now, in simplified form, the issuing of shares and warrants to satisfy unsecured claims and the issuing of warrants only as an adjustment for the impairment of equity interest holders. It is inaccurate to characterize the Plan implementation as the merger of a public shell with a privately held corporations since 54% of the equivalent stock to be issued will have occurred (some stock will be issued but held for initial safekeeping) under 1145 but contractually limited to the equivalent of normal state and federal securities regulations without any bankruptcy exemption. (See also footnote page 5) The Plan now, to the greatest extent, only settles unsecured claims and makes a token adjustment to equity interest holders . As part of the Plan no merger will occur, no new entity will be formed, no new shares will be issued to existing shareholders (although they will receive Warrants because of their impairment). The ATM corporations will, at least for a short period of time, have some continued responsibility for their own liabilities, taxes, investor communication and distribution, and limited other issues. Since August 10, 1998, the Debtor has ceased to be a shell corporation. Since that date, the Debtor had an operating business with revenues, expenses and profit.

the Debtor's knowledge, all parties with an economic interest in the case, and the Debtor, if an affirmative vote is obtained, are prepared to immediately implement the Plan.

Description of New Equity Securities

The New Equity Securities to be issued under the Plan consist of newly issued New Common Stock and certain Warrants. Generally, such shares and warrants would be freely tradable, however no trading will be allowed in these shares until the Debtor is audited and fully reporting under the SEC securities reporting system, probably in February 2000. On Confirmation, it is estimated that the New Common Stock and previously issued stock (approximately 11,000,000[46] in total shares) would have a forced liquidation value of $0.02 (approximately $260,000[47]). Since January 1999, the Debtor's common stock has generally traded close to $0.18 bid and $0.32 asked. Each Warrant will entitle its holder to purchase shares of the Debtor's common stock, and all Warrants expire sixteen months after Confirmation, unless such date is extended by the Debtor for any particular series. Each series of Warrants has a different exercise price. The holders of Warrants will be entitled to purchase the Debtor's common stock at the purchase prices stated in such Warrants, as shown in the following table:

Series	Exercise Price
Series A	$1.00
Series B	$3.00
Series C	$5.00
Series D	$7.00

The Debtor will have the right, under the Plan, to redeem all or part of the Warrants in any particular series if the closing bid price for the common stock is at least $1.00 or at least 100% higher than the exercise price for that series on the last trading day before the Debtor gives notice

[46] This approximate 11,000,000 share figure includes approximately 1,400,000 previously issued, outstanding freely tradable shares, 3,000,000 restricted shares issued to retire the secured portion of the ATM purchase notes, 800,000 shares issued under bankruptcy court approval in a stock sale motion and 4,800,000 to satisfy unsecured claims and 1,000,000 shares for management.

[47] If all of the assets of the Reorganized Debtor were sold just before Confirmation it is estimated that $260,000 would be generated after claims. If those funds were distributed pro rata to all of the shareholders at that time, then each shareholder would receive approximately $0.02324 per share for each share that they held at that time. This $260,000 liquidation estimate is based on 1) the ATMs contain $200,000 cash, and 2) the 50 ATM machines are worth approximately $2,200 each in place ($7,000 to $8,000 new) or $110,000 in total 3) $120,000 in operating cash , and 4) $170,000 in administrative claims.

of its desire to redeem Warrants. The Debtor must give a minimum of 30 days notice of its intent to redeem Warrants by issuing a press release and sending written notice by first class mail to the last known address of the Warrant holder. Warrant holders may exercise their Warrants at any time before the close of the specified redemption date. The redemption price will be $0.10 per share in cash, and unexercised Warrants may be redeemed by the Debtor or its designee. Any unexercised warrants not redeemed will be reset to the next higher Warrant level at the end of the notice period. Series notice periods of the four Warrants types may overlap which could limit the holder's time to exercise at the next Warrant level. The Debtor intends (but is not required) to sequentially reset the Series A, B, and C Warrants when it has the option to redeem to give holders the maximum opportunity to exercise. After the notice period for the Series D Warrants expires, the Debtor intends to allow designees to redeem and exercise the Series D Warrants; if done, the Debtor will send the $.10 per Warrant proceeds to the holders when the entire class has been redeemed. Even after the Series D Warrant notice period has expired, the holders may still exercise their Series D Warrants until all of the Series D Warrants have been redeemed by the Debtor or its designees.

After the Effective Date, the Debtor may reset all of the outstanding Warrants in one or more Series to a lower exercise price[48]. The Warrants may not be reset to a higher exercise price. Because of this reset provision, and to have maximum flexibility to facilitate a follow-on merger, if a reverse stock split occurs, it will be applied to the number of outstanding shares but not affect the number or price of outstanding Warrants. The more normally encountered, forward splits are unaffected by this procedure.[49]

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[48] For example, to optimize capitalization the exercise price of the Series A, B, C and D Warrants could be reset downward from $1, $3, $5 and $7 per share to $0.50, $0.50, $1 and $2.27 per share, respectively. The outstanding Warrants as a class may be reset once or repeatedly from time to time to any downward adjusted exercise price that the management of the Debtor calculates as financially optimal. Already exercised Warrants will be unaffected by such adjustment. The Warrants may not be adjusted upward, nor readjusted upward once the strike price has been lowered.

[49] For example, if a holder has 300 shares and 300 Series B Warrants at a $3.00 per share exercise price and a 2:3 reverse split is announced, then, after the reverse split, the holder would own 200 shares and 300 Series B Warrants at $3.00 per share. However, in the case of a normal 2:1 forward split, the same original holder would end up with 600 shares and 600 Series B Warrants at a $1.50 per share exercise price.

Description of Restricted ATM Shares

The Plan calls for the issuance of restricted stock, not under any bankruptcy exemption, to settle the secured claims from the purchase notes the Debtor owed to the ATM entities from which it purchased the ATMs in August 1998. These shares are issued and must be held by the ATM entities (not the investors) for a period of one year. The Debtor will take those measures, that in its sole judgment, are necessary to ensure that any transfer prior to the first anniversary cannot occur without prior approval of Debtor's counsel as being in complete accord with all securities laws requirements. The Debtor will also take those steps necessary to ensure that the investor's interests are fully protected. It should be noted that Earl Gurnack is taking over as President of the five ATM LLCs that the Debtor purchased the assets from.

Retirement of Notes

The Plan calls for the issuance of restricted stock to settle and retire the ATM notes and surrendering of the net cash proceeds of sale to settle and retire the Oklahoma and California well notes

An overview of the notes to be settled and the allocation of cash or shares in settlement is detailed in the immediately following two tables:

NOTES TO BE RETIRED

Note Holder	Note Amount	$CASH or *Shares* to Retire Notes
Sierra West UIT	$1,290,000	$45,000
Sierra West -A UIT	$1,290,000	$45,000
Pac West UIT	$155,000	$14,000
Pac West - 2 UIT	$155,000	$14,000
Golden West UIT	$3,300,000	$82,000
Sun West UIT	$825,000	$5,000
Petro Assignee Trust	$4,271,000	$18,000
ATM of Nevada, LLC	$474,000	*620,000*
ATM - 1 of Nevada, LLC	$474,000	*620,000*
ATM - 1A of Nevada, LLC	$474,000	*620,000*
ATM - 2 of Nevada, LLC[50]	$189,600	*248,000*
ATM - 2A of Nevada, LLC	$474,000	*620,000*
ATM - 3 of Nevada, LLC	$ 284,400	*372,000*
Total Restricted Shares[51]		***3,100,000***
Total Cash	**$13,655,000**	**$223,000**

[50] The consolidation of ATM - 2 and ATM - 3 of Nevada LLC has been approved. All ATM -2 and ATM - 3 amounts will redound to ATM - 3 of Nevada, LLC which the Debtor will own 100% interest in.

[51] Additionally, for each three restricted shares planned to be issued to the ATM entities shown in this table, an additional two shares and four warrants will be issued on account of their related unsecured claims.

ALLOCATION OF PROCEEDS AND SHARES

Note Holder	# Shares	Investor $	Investor $ *Sh*	Overhead $ *Sh*
Sierra West UIT Sierra West -A UIT		$2,700,000	$61,000	$29,000
Pac West UIT Pac West - 2 UIT		$1,500,000	$25,000	$3,000
Golden West UIT		$3,965,000	$72,000	$10,000
Sun West UIT		$1,839,434	$5,000	$0
Petro Assignee Trust[52]		$2,880,096	$18,000	$0
ATM of Nevada, LLC[53] ATM - 1 of Nevada, LLC ATM - 1A of Nevada, LLC ATM - 2 of Nevada, LLC ATM - 2A of Nevada, LLC ATM - 3 of Nevada, LLC	*5,160,000*	$2,370,000	*4,945,000*	*215,000*
Total Cash		**$15,224,530**	**$181,000**	**$42,000**

[52] The Debtor expects to hold an approximate 45% interest in the Oklahoma wells (Petro). The $ investment and investor and overhead shares are calculated above assuming the Debtor's final interest is 45%.

[53] The number of shares for ATM of Nevada includes both the restricted and unrestricted shares on account of their secured and unsecured claims, respectively.

The net effect of the above described issue of stock as part of the Plan is that the majority of the total shares to be issued (6 million of 11 million) under 1145 are issued without any avoidance of the securities registration law restrictions what-so-ever. The contractual restriction and one year holding period mirrors Section 5 of the Securities Act of 1933. This parallel compliance for the majority of shares, which was an earlier expressed concern of the Court, now should be ameliorated.

In simplified form, every investor in an economic property who invested $1.00 can be expected to receive under the Plan the following:

NORMALIZED INVESTOR CASH PROCEEDS, SHARES AND WARRANTS

(per $1.00 Invested)

Note Holder	Net Cash Proceeds	*Shares*	*Warrants*	*Equivalent Shares*[54]
Sierra West UIT	$0.023			
Sierra West -A UIT	$0.023			
Pac West UIT	$0.017			
Pac West - 2 UIT	$0.017			
Golden West UIT	$0.018			
Sun West UIT[55]	$0.003			
Petro Assignee Trust	$0.006			

[54] The warrants as a whole are much less valuable than shares of stock. The higher priced a warrant is, the lower is its value. The initial strike price for the Series A, B, C & D warrants is $1, $3, $5 and $7, respectively. At those prices, with the Debtor stock trading at $0.18, it is estimated that a series A warrant is worth 12% of one share, Series B = 5%, Series C = 3% and a series D warrant is equivalent to 2 % of one share of stock. Using those figures a true relative estimate of what value, in equivalent shares, each group is receiving can be calculated and compared.

[55] The Sun West investors get to retain 100% of their investment in Sun West because the Debtor is not exercising its option to acquire those assets. The net affect is that for zero investment in the Debtor the Sun West investors will receive some small value in the warrants earned. The Debtor considers that the Sun West option to purchase extends to the part of it renamed as Cal West. This is subject to discussion, but that discussion is moot because the option will not be exercised and the small equity value awarded in the option for an option exchange is deemed fair and proper by the Debtor who must grant it.

ATM of Nevada, LLC (ALL) *2.18* *1.74* *2.24*

Effective Date/Filing of Amended Articles of Incorporation

Many of the transactions contemplated by the Plan become effective on the Effective Date, as defined in the Plan. The timing of many events under the Plan is also measured from the Effective Date. Under the Plan, the Effective Date is on the date on which the Debtor files Amended Articles of Incorporation. The Amended Articles must be filed not later than 120 days after Confirmation of the Plan.

The Amended Articles will contain provisions that authorize sufficient number of shares of common stock to allow for issuance of the New Common Stock and the shares that would be issuable on exercise of the Warrants to be issued under the Plan[56]. Additional authorized shares will be included to allow for common stock to be available for issuance in future transactions.

Issuance of New Equity Securities

On the Effective Date, ATM Nevada will have their purchase notes retired by the Debtor in accordance with the Plan. Not later than sixty days thereafter, the Debtor will issue the Warrants to the entities holding shares as they are entitled.[57]

Finally, the New Equity Securities issuable to the Debtor's unsecured creditors and equity holders (Class C and Classes D-1, D-2, D-3, D-4, D-5, and D-6) will concurrently be issued within 60 days after the Effective Date.

Any New Common Stock and proceeds from the redemption of Warrants that are not deliverable after issuance or receipt and that have not been claimed 90 days after five press releases on issuance and the redemption of Warrants have been made, will be retired into the Debtor's treasury. The claim with respect to which the New Equity Securities was issued shall

[56] The Debtor's Amended and Restated Articles of Incorporation currently authorized the issuance of up to 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. Currently, 2,299,242 common shares and 13,333 preferred shares are outstanding.

[57] New Equity Securities will be deemed issued on the date they are sent by first class mail to the holder's last known address recorded on the Debtor's books.

be deemed withdrawn, and the funds corresponding to the withdrawn claim shall be disbursed according to the Plan.

Post-Confirmation Control

Mr. Billingsley, Mr. Williams and Mr. Meyer, all board members in the reorganized Debtor, will each hold slightly more than 10% , 8% and 2% , respectively, of the Debtor's outstanding shares after Confirmation.

The following two tables show the total number of new common shares to be issued pursuant to the Plan. The first table shows the new common shares to be issued on Confirmation. The second table assumes all Warrants and options are exercised. Both tables show the percent of that total number of shares that will be held either on Confirmation or upon full exercise by officers, directors, control persons, insiders and each class of creditors and interest holders (including holders of unclassified claims). If voting control is held by another entity it is so noted. The chart assumes that the maximum shares that can be issued in a given category are issued and includes all claims unless it is expected that said claims will be disallowed.

SHARE OWNERSHIP ON CONFIRMATION

CLASS	PERCENT INTEREST (on Confirmation)	SHARES ON CONFIRMATION
Secured claims		
ATM Nevada	27.30%	3,100,000
Administrative Claims		
Voluntary Conversion	1.76%	200,000
Priority claims		
Employee Claims (Class B-1)	.08%	9,000
Member Claims (Class B-2)	.05%	6,000
Unsecured claims (Class C)		
Regular Unsecured Claims	22.50%	2,554,002
ATM Nevada Unsecured	18.14%	2,060,000
Equity Security Interests		
Preferred Stock (Class D-1)	.12%	13,333
Common Stock (Class D-2)		
Formerly Issued & Trading	12.76%	1,449,242
Stock Motion (Restricted)	7.05%	800,000
$1 Options (Class D-3)	.00%	0
$4 Options (Class D-4)	.00%	0
$6 Options (Class D-5)	.00%	0
$10 Options (Class D-6)	.00%	0
Other		
Employee Stock & Options	10.23%	1,161,800
Conversion of Wilson's shares to Warrants in settlement	(1.45%)	(165,000)
TOTAL	100.00%	11,188,377
Insiders or Control Persons > 1%		
C. Billingsley	10.01%	1,120,025
B. Meyer	2.31%	257,915
E. Williams	8.04%	900,000
D. Morris	1.43%	159,541

SHARE OWNERSHIP IF ALL WARRANTS ARE EXERCISED

CLASS	PERCENT INTEREST (with all Warrants)	FULLY EXERCISED SHARES
Secured claims		
ATM Nevada	10.28%	3,100,000
Administrative Claims		
Voluntary Conversion	3.32%	1,000,000
Priority claims		
Employee Claims (Class B-1)	.09%	27,000
Member Claims (Class B-2)	.06%	18,000
Unsecured claims (Class C)		
Regular Unsecured Claims	26.50%	7,995,406
ATM Nevada Unsecured	20.49%	6,180,000
Equity Security Interests		
Preferred Stock (Class D-1)	.13%	39,999
Common Stock (Class D-2)		
Formerly Issued & Trading	14.41%	4,347,726
Stock Motion (Restricted)	7.96%	2,400,000
$1 Options (Class D-3)	1.09%	330,080
$4 Options (Class D-4)	1.82%	548,566
$6 Options (Class D-5)	.35%	105,382
$10 Options (Class D-6)	1.95%	588,168
Other		
Employee Stock & Options	11.55%	3,485,400
TOTAL	100.00%	30,165,727
Insiders or Control Persons > 1%		
C. Billingsley	11.34%	3,420,025
B. Meyer	2.56%	773,745
D. Morris	1.59%	478,623
E. Williams	8.95%	2,700,000

SOURCE OF EQUIVALENT SHARES ON CONFIRMATION

NORMAL SECURITIES REGISTRATION vs. BANKRUPTCY EXCEPTION

CLASS	LIKE NORMAL SECURITIES REGISTRATION	UNDER BANKRUPTCY EXEMPTION
Secured claims		
ATM Nevada	25.72%	
Administrative Claims		
Voluntary Conversion		2.02%
Priority claims		
Employee Claims (Class B-1)		.09%
Member Claims (Class B-2)		.06%
Unsecured claims (Class C)		
Regular Unsecured Claims		22.63%
ATM Nevada Unsecured		18.26%
Equity Security Interests		
Preferred Stock (Class D-1)		.12%
Common Stock (Class D-2)		
Formerly Issued & Trading	12.04%	.48%
Stock Motion (Restricted)	6.67%	.27%
$1 Options (Class D-3)		.19%
$4 Options (Class D-4)		.16%
$6 Options (Class D-5)		.02%
$10 Options (Class D-6)		.10%
Other		
Employee Stock & Options	9.66%	1.35%
Conversion of Wilson's shares		.16%
TOTAL	54.09%	45.91%

Section 1129(d) Analysis

The Debtor is trying to facilitate a reorganization that will bring maximum value to its creditors and shareholders. As more fully cited in the supplemental memo filed in support of this Disclosure Statement, the Debtor notes that it would be a rare case for the Debtor to be in violation of securities (or tax) laws by its issuing of shares under an approved Plan.

Numerically, 54% of the Debtor's outstanding equivalent shares on Confirmation of the Plan will have been issued subject to the contractual equivalent of normal securities registration laws with full application of section 5 of the Securities Act of 1933. Of the 46% of equivalent shares[58] that are issued subject to the bankruptcy exemption, 41% is for unsecured claims, standard administrative claims and Court approved settlement. To meet the 1129(d) hurdle, the Debtor eliminated its earlier planned Debtor Certificate motion (and conversion) and is issuing restricted stock under the Plan to settle the ATM purchase notes. It is relinquishing its well assets which reduced the number of shares and warrants issued by more than half. This has changed the mix of equivalent equities issued from 12% under securities laws and 88% under bankruptcy exemption (per the Third Amended Disclosure Statement), to 56% under securities laws and 44% under bankruptcy exemption. The Debtor has addressed the 1129(d) concerns of the Court by eliminating the raising of money and eliminating the issuing of large blocks of freely tradable shares, and generally confining the application of the bankruptcy exemption to the settling of standard claims and adjusting for impairments.

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[58] The Debtor is issuing a mix of four classes of warrants and common stock. Counting only the common stock understates the issuance and counting all the warrants as exercised greatly overstates the issuance. To make an apples to apples comparison all the securities were converted to "equivalent shares." Both restricted and freely tradable shares were counted one for one to their number. The warrants, however, are worth much less than the shares and this is especially so for the higher priced warrants. The Debtor's common stock now can be sold for $0.18. The exercise or strike price for the Series A, B, C and D warrants (long term stock options) are respectively $1, $3, $5 and $7 per share. At those strike prices, and given the current price of the Debtor's stock it is estimated that each series A warrant is worth 12% of one share of common, series B is worth 5% of one share, series C is worth 3% and series D is worth 2% of one share of common. (e.g. a hypothetical reasonable investor would accept 9 series A warrants as a fair trade for one share of common). To complete the equivalent share analysis all warrants to be issued were converted to equivalent shares using the percentages outlined and in that fashion a normalized comparison was conducted and is presented in the table.

Section 1141(d)(3) Analysis

The Debtor intends, in this revised Plan, to fully address the SEC's concerns under Section 1141(d)(3). Those SEC concerns were that only a company with physical operations is appropriate to be reorganized, and that a shell company that merges with a private firm without SEC review is harmful and should not be allowed.

To address the first SEC concern under Section 1141(d)(3) the Debtor notes it has an operating business (the ATM business) with revenues, expenses and profit. Of the businesses owned by the Debtor, it was the least tainted by investor abuse from prior to the Debtor's involvement and has the cleanest financial records. This will be the initial business around which the Reorganized Debtor will expand.

Second, the Reorganized Debtor will not engage in any otherwise legal, but so called reverse or shell mergers for a period of three years from this date without the approval of the SEC or this Court. Specifically the Debtor will not merge with (a 100% acquisition) or even acquire any more than 20% of any private entity unless the economic interest holders of that entity, post merger, will hold less than 30% of the outstanding common and preferred stock of the Reorganized Debtor. This three year prohibition limits any large private acquisition and effectively blocks, by definition, the possibility of a shell or reverse merger.

Section 1129(a)(11) Analysis

The Reorganized Debtor will not have to file another chapter 11 petition in the foreseeable future, nor will it have to be liquidated shortly after confirmation of the Plan. The Reorganized Debtor will have cash reserves (about $150,000) at confirmation, enough to provide about one year's expenses without any increase in cash flow. During that time, the Reorganized Debtor will seek out and evaluate the many business opportunities that come available every day. The one year could be extended by many years by management deferring salary and retrenching in a home office. These "fall back" positions are mentioned to point out that the Reorganized Debtor will not be in jeopardy of promptly failing to reorganize, not that the Debtor anticipates that it will

have difficulty in successfully reorganizing to the benefit of the holders.

Treatment of Disputed Claims.

At the time of Distributions under the Plan, any Disputed Claims or Disputed Interests will be provisionally treated as Allowed Claims or Allowed Interests. Unliquidated or contingent claims or interests will be estimated for the same purpose. However, such treatment will not be final or deemed binding on any party.

The portion of a Cash Distribution that would be payable on account of such claims and interests will be held by the Debtor in an insured deposit account pending resolution of the dispute. The Debtor will also hold in reserve shares of its unissued common stock equal to either the New Common Stock that would be issuable to the holder of a Disputed Claim or Disputed Interest or the shares issuable on exercise of a Warrant issuable to the holder of a Disputed Claim or Disputed Interest. To preserve its right of exercise on any Warrants proceeding from a claim dispute, disputed claimants and disputed interest holders must forward funds to the Debtor equal to the exercise price of subject Warrants prior to the redemption date if a notice of redemption is announced or before said Warrants expire. Forwarded funds will be held in an insured deposit account and shares will be held in reserve until resolution of the dispute is final.

The Plan provides that Disputed Claims and Disputed Interests may be resolved by either (a) agreement between the holder and the objecting party or (b) a Final Order.

Once a Disputed Claim or Disputed Interest is finally resolved, the Debtor will distribute to the holder the Cash or New Equity Securities to which the holder is determined to be entitled. Any portion to which the holder is not entitled will be released to the Debtor.

MARKET FOR NEW EQUITY SECURITIES

The Debtor estimates that there are approximately 300 beneficial holders of its common stock and that there are an additional 200 investors who may eventually receive restricted shares and New Equity Securities by virtue of their interest in the ATM entities that owned the purchased assets if said entities, including after holding the restricted stock for one year, choose

to reallocate shares to owners in some fashion[59]. Recent market makers in the stock were National Capital, L.L.C., Paragon Capital Corporation, W.M.V. Frankel & Company, Inc., Sharpe Capital, Inc., and Hill, Thompson, Magid & Co.

The current transfer agent for the common stock is MC Transfer (transfer agent #23368), a proprietorship owned by Mr. Billingsley's brother. After the Effective Date, the Debtor intends to engage American Stock Transfer or a similar national transfer agent to handle the hoped-for increase in trading in the common stock.

The Debtor also believes that the business and future acquisitions (coupled with the issuance of the additional shares and Warrants to creditors, shareholders, and the entities which owned the ATM properties recently acquired) will result in an active trading market, especially after one year, that will create value and liquidity for all constituencies and generate a recovery for creditors. The Debtor's belief is based on historic observation of its own stock and that of similarly sized OTCBB companies during various phases of their business activity. An active trading market is, of course, relative. The Reorganized Debtor will still be a small OTCBB company, but it will be larger than it was pre-petition and any trading whatsoever is more active than the private investment held by the 700 investors who cannot trade at all. Today, through virtually any broker, the Debtor's stock can now be purchased by any interested buyer or sold by any interested seller on any trading day. That liquidity, the ability to buy or sell, afforded by the real time availability of quotes by NASD market makers, is generally considered to improve the value of the holdings. Something that can be sold at anytime has more value than that same thing if it cannot easily be transferred. Also, when the number of shareholders increases from 400 to

[59] Throughout this document, if any reference is made to investors receiving shares or taking action with shares received, then the reference to their ownership presumes that preceding their action there was a legal reallocation from the entities that held the claims against the Debtor to them. The LLC will be the entity that will be sent the restricted shares directly, and, after twelve months, if those units then wish to dividend shares out or dissolve, as this would seem to be a reasonable business action, then that is their decision to make. After Confirmation the Debtor intends to take reasonable care to put into place safeguards, as much as are permitted under securities and contract law and the commercial code, to ensure that the shares that are anticipated to go to the investors do indeed eventually go to those investors. The specific form of trust, escrow or other mechanism that will be used as a safeguard will be discussed with investor and entity representatives but is undetermined at this time.

700 or more by the issuing of the additional shares under the Plan and the maturing of the restricted stock in twelve months, it is believed that the activity in the stock will also increase as more persons follow the stock they will be owners in. Some of the shares will be issued to creditors who may chose to sell some or all of their shares, now or later. Any sale will ultimately result in a check being issued to the creditor by their brokerage firm. In this manner, the creditor will make some recovery on their claim which is by definition better than the complete loss they would otherwise suffer were this or a similar Plan not to be confirmed.

To further promote liquidity for creditors and shareholders, the Debtor intends to occasionally be a net purchaser[60] of the Debtor's common stock out of the market[61]. Generally, there are two ways for a company to return some cash from operations to shareholders: it can issue dividends or repurchase shares. Issuing dividends is intuitive, but a more tax efficient way to return excess cash to shareholders is through a stock repurchase program. In that fashion, shareholders who have held their shares for a sufficiently long period are usually only taxed on the funds they receive on the sale of stock to the company (indirectly, through the stock market via a regular broker) at the capital gains tax rate. Further, in this fashion, only the persons interested in receiving their cash at that time are cashed out and subjected to a taxable event. Other investors who hold their shares for many years will pay no tax on their investment during this entire period, as is the case with any stock that is held. By being a buyer of the company stock through regular brokerage channels, the Reorganized Debtor is increasing the pool of buyers which makes it easier for creditors and interest holders who will get shares to sell them when they wish to. Other investors can let their investment continue, tax free, until they too, are ready or need to sell.

---

[60] In any corporate stock purchase program a company can buy at a slightly better price if its intentions to buy or sell are not entirely communicated to the market makers who may move the price slightly against the company if they see the company is active and know what the company intends. By being a net buyer, that is making perhaps three large buys and one small sale, the market may not always be certain which way the company intends to go, and a more competitive price may thus be obtained.

[61] The Reorganized Debtor intends to channel some of its funds back to investors by repurchasing some of its common stock. Any such program will not be done on a direct basis with shareholders, rather it will be accomplished by placing orders through normal brokerage channels and buying out of the market, making the process available to all parties holding shares. Any such program will be conducted only in full compliance with any and all relevant securities laws and regulations.

The Debtor intends to be immediately active in promoting small follow-on mergers and acquisitions (M&A) to strengthen the Reorganized Debtor and improve the value of the Reorganized Debtor's common stock in these public markets. (However, no large private merger or any shell or reverse merger with a private firm will be permitted for three years). Through small acquisitions the Debtor hopes to generate maximum returns to its creditors and shareholders who are being issued New Equity Securities under the Plan. The management of the Debtor has been primarily involved in M&A activities for the last fifteen years. The Reorganized Debtor will continue this focus and will, for example, continue to receive M&A related publications such as Acquisition News, Exploration and Land (oil), Petroleum Listing Service and Red Herring. Currently, in addition to these sources, the Debtor, usually under its dba Mentor Capital, is contacted on approximately two hundred unsolicited prospective acquisitions or substantial investments each year. Lastly, the Debtor researches investment literature and publications to identify companies and CEOs who fit well with the Debtor's financial goals and capabilities. When a likely target is identified, the Reorganized Debtor will seek a friendly introduction through third parties, hopefully meet in person and discuss the financial, operating and other needs of the company and principals. Through its normal deal flow and by maintaining this other company focus, the Debtor has been able to execute, on average, one acquisition each six months for the last fifteen years. The Debtor intends to again be active in the M&A arena as soon as it exits from its reorganization.

The Debtor, and any public company, can increase the price of their shares in four general ways: i) increase the value of the company by improving operations, ii) increase the value of the company by acquiring more profitable operations, iii) increase the proportional value of the company by selling under-performing assets, iv) obtain favorable publicity to increase awareness of the stock. The Reorganized Debtor will emphasize the first three of these methods. The Debtor is also aware of the practical necessity of a investor relations program and will make regular press releases and do a minimum amount in this last area. Generally, the Debtor prefers and plans to rely on annual and quarterly reports, 10Ks and 10Qs, and press releases to convey

information to its public shareholders. The philosophy of the Debtor is that if the company grows and value is there, then the share price will follow. The short term approach of excessive stock promotion will be avoided.

On January 4, 1999, the Securities and Exchange Commission (SEC) approved amendments to the National Association of Securities Dealers, Inc. (NASD) Rules 6530 and 6540 to limit quotations on the OTC Bulletin Board (OTCBB) to the securities of companies that report their current financial information to the SEC. Based on its discussions with the NASD representative, the Reorganized Debtor projects that it will now need to start reporting its information to the SEC by February 2000, although such rules during the phase in period were described by the NASD representative as not yet being "cast in stone". Under the previous controlling rules, given the number of shareholders and assets of the Debtor, it was anticipated that the Reorganized Debtor would need to begin full reports to the SEC in April 2000. The two month acceleration of the initiation of financial reporting from April 2000 to February 2000 is not expected to be more than a year end inconvenience to the Reorganized Debtor.

THE DEBTOR CANNOT, OF COURSE, ASSURE THAT A VIABLE TRADING MARKET WILL CONTINUE FOR THE SECURITIES TO BE ISSUED TO CREDITORS AND SHAREHOLDERS UNDER THE PLAN OR THAT THE ASSETS BEING ACQUIRED WILL GENERATE SIGNIFICANT VALUE FOR THE REORGANIZED DEBTOR'S SHAREHOLDERS.

ISSUANCE AND TRANSFER OF NEW EQUITY SECURITIES

Pursuant to the exemption contained in §1145 of the Bankruptcy Code, the New Equity Securities being issued to the holders of claims and interests under this Plan will not have to be registered with the Securities & Exchange Commission or registered or qualified with any state or local securities regulator, nor will any securities issued on exercise of the Warrants issued to such persons under the Plan. (The 3,100,000 restricted shares to be issued to retire the ATM purchase notes are <u>not</u> subject to this exemption and will remain restricted for one year). Similarly, the issuance of such securities will be exempt from any federal, state or local laws requiring the licensing of an issuer, underwriter or dealer in securities. The exemption from

registration or qualification, however, will not apply to shares issued to persons who fit within §1145's definition of an underwriter.

In addition, pursuant to §1145, any New Equity Securities whose issuance is exempt will be deemed to have been issued in a public offering within the meaning of federal and state securities laws. Accordingly, any New Equity Securities which qualify for the §1145 exemption may be freely traded in the public market.

New Equity Securities issued in connection with the Plan but not issued to the holders of claims or interests will still qualify for the protection of §1145. Such shares will, however, be contractually restricted and as "restricted securities" be subject to the same significant restrictions on transfer as normally encountered for restricted shares under federal and state securities laws. [See Compensation of Management and Certain Other Parties.]

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT, OR DETERMINED IF IT IS TRUTHFUL OR COMPLETE.

The Plan prohibits sale or other transfer of shares of New Common Stock (not shares issued upon exercise of Warrants) without the prior written consent of the Debtor for eighteen months following the Effective Date[62], even though the shares may be transferable under securities laws. This restriction is imposed to permit the Debtor's business and the market for its stock to mature before large numbers of shares are attempted to be sold, and to ensure that the general investing public is on an equal footing and has the same opportunity to access the comprehensive information in this Disclosure Statement which will be provided to all claimants and interest holders. Accordingly, the Reorganized Debtor, after its Plan is Confirmed, and before the trading restriction is removed from any New Common Stock, will voluntarily submit the entire Disclosure Statement as a current information report on form 8K to the Securities and Exchange Commission (SEC) to be posted on their EDGAR automated information system. In this fashion,

[62] The restriction on transfer will survive any merger that may occur and apply to the successor stock controlled by the successor board if that merger event were to occur.

any interested party or their broker will be able, for no cost, to dial up and read this Disclosure Statement, or to order a copy of it to read, before making his or her decision to buy or sell the Reorganized Debtor's publicly traded shares. To the Debtor's knowledge, the SEC accepts all 8K information submitted to it, however, if there is some delay or restrictions on the posting, the Reorganized Debtor will alternatively, post the entire Disclosure Statement over one of the financial wire services like PRNewswire or in some similar fashion. This alternative newswire posting would also result in this Disclosure Statement being available to all interested [redacted] cost. Additionally, the Reorganized Debtor intends to be audited and fully reporting [redacted] SEC's securities reporting system (e.g. issuing 10Ks, 10Qs, 8ks, etc.) by February 2000.

Once the Disclosure Statement is posted for public access, the Debtor is audited and reporting, and only after these are all complete, will the Reorganized Debtor begin to authorize the transfer agent to remove the restrictive legend that prevents the public sale of the Debtor's New Common Stock. From the date forward, each calendar month following the Effective Date, the Reorganized Debtor may (but is not obligated to) authorize the transfer of ten percent (10%)[63] or some lesser percentage or lesser fixed amount of the New Common Stock subject to this restriction which is held by a person as of the beginning of such month, if the person delivers the certificate evidencing such shares to the Debtor with a written request for removal of the restriction. Once authorized, normal stock transfer procedures and fees (commonly $10 per certificate generated), as specified by the transfer agent, would then apply.

For example, of a creditor receives 1,000 shares of New Common Stock under the Plan and Series B and D Warrants for another 2,000 shares, the creditor could exercise the Warrants and sell those shares immediately. In addition, if the creditor sent his or her New Common Stock certificate to the Debtor and a request to sell shares, the Debtor might authorize the creditor to sell up to 100 shares by directing the transfer agent to issue the creditor a certificate for 100 shares without legend and a certificate containing the original legend for the remaining 900

[63] The Reorganized Debtor may not authorize the transfer of any greater amount of the restricted New Common Stock past 10% per month.

The next month, the creditor could repeat the process and, if it desired, the Debtor might authorize sale of up to 90 shares. At the end of 18 months, the creditor could sell any shares he or she still held.

POST-CONFIRMATION MANAGEMENT

Directors and Officers

The names, backgrounds, positions, and projected post-Confirmation equity holdings and of the officers and directors who will manage the Debtor and its properties after Confirmation are as follows:

Name	Age	Position	Post-Confirmation Share Holdings
Chester Billingsley	47	Chief Executive Officer Member of the Board	1,10,192 + options
Robert Meyer	56	Secretary, Member of Board	257,915
Gilbert McCord	45	Chairman of the Board Member of Board	0
Ernest M Williams	73	Member of Board	900,000[64]
Stan Shaul	36	Treasurer, Member of Board	65,340

Chester Billingsley founded the Debtor in 1994, and has served as its Chairman and Chief Executive Officer since such time. He will continue in such offices after Confirmation with responsibility for supervision (and replacement if necessary) of the operators and financial, legal, and strategic review. [See Debtor's Operations During the Chapter 11 Case.]

In connection with his post-Confirmation employment, Mr. Billingsley will initially receive 1,000,000 shares, 1,000,000 Series D Warrants, and 1,000,000 Series A Warrants. [See Compensation of Management and Certain Other Parties.][65]

Between 1985 and the founding of the Debtor, Mr. Billingsley acquired and started

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[64] In a private transaction Mr. Williams bought 800,000 restricted shares at cost from Mr. McCord who had purchased them from the Debtor after receiving court approval to do so.

[65] Mr. Billingsley currently holds 8,167 shares of the Debtor's common stock, which he received upon transfer of his interest in a predecessor entity to the Debtor. As a result of the failure of the athletic club business, he commenced a case under Chapter 7 of the Code, but the shares were not transferred to the Chapter 7 trustee. Approximately one year ago, Mr. Billingsley sold the remainder of his shares, approximately 430,000 shares, to a third party in exchange for an agreement to pay a portion of the Debtor's expenses incurred in consummating the purchase of assets and preparing for this case.

various businesses, operating under the names Tech Start and Mentor Capital. Since formation of the Debtor, Mentor Capital's activities and Tech Start's holdings have been transferred to the Debtor, and Mentor Capital has become a trade name used by the Debtor. Prior to forming Mentor Capital, Mr. Billingsley worked in the Nuclear Energy Division and other Divisions of General Electric Corporation. Prior thereto, he worked for private contractors on solar, geothermal, natural gas, battery, wind and coal projects for the U.S. Department of Energy.

Mr. Billingsley received a Congressional appointment to West Point in 1970 and later transferred to Harvard University where he received a Master's Degree in Applied Physics in 1975. He also studied at the Harvard Business School and the Nuclear Engineering Department at Massachusetts Institute of Technology.

Gilbert McCord has been President of his own firm for more than twenty years. During that time he has built company sales to over $20 million per year. He is the largest investor in the businesses being acquired by the Debtor, having invested $1.2 Million into these projects..

Ernest M. Williams is Chairman of the unofficial Investor's Committee and is one of the largest investors in these projects. In a long career he has been involved in a range of businesses often in the real estate market. He currently is President of his own firm that imports shipping containers of semi-finished wood products from the Far East.

Robert Meyer is the founder, publisher, and editor of *Barter News*, and he is active in many reciprocal trade organizations and is a frequent speaker on the subjects of barter and reciprocal trade. He is a former professional baseball player, having played with the New York Yankees, Kansas City Athletics, Los Angeles Angels, among others, between 1960 and 1971. He is a member of the Board of Governors of the American Small Business Advisory Council.

Stan Shaul has served since 1993 as President of Personal Touch Software, which develops and supports client/server database applications for work flow, business analysis, and project management applications. Clients have included Walt Disney Motion Pictures, Hollywood Records, and the Los Angeles Rams. Prior to Personal Touch Software, Mr. Shaul served as a Product Manager for After Hours Software and, prior thereto, Mansfield Systems. He received

his B.S. in Mathematics/Computer Science from U.C.L.A. in 1986.

Property Management

The ATM Nevada operations will continue to be managed by Nevada ATM, and David Morris will continue to advise on the general operating oversight of the ATMs. Reliance Corporation, which has extensive oil and gas experience and is affiliated with the general partners of the Investment Trusts, may also advise on many oil and gas issues.

COMPENSATION OF MANAGEMENT AND CERTAIN OTHER PARTIES

Directors and Officers

Chester Billingsley: Upon Confirmation, the Debtor will enter into a two year employment agreement with Mr. Billingsley for his service as Chief Executive Officer. Under the agreement, he will receive a base salary of $104,000 per year and a comprehensive benefits package. On the Confirmation he will also be granted 1,000,000 shares and 1,000,000 Series D Warrants and 1,000,000 Series A Warrants. As further incentive for his performance, Mr. Billingsley will receive, depending upon his success in raising the share price, 1% rising on a sliding scale to 5% (at $8 per share) of the increase of the Market Capitalization of the Debtor beyond the book value upon Confirmation.

Other Officers: Mr. Shaul will not receive additional compensation for his service as Treasurer, Mr. Meyer will not receive additional compensation for service as the Debtor's Secretary, and Mr. McCord will not receive additional compensation for service as Chairman of the Board.

Director Fees: Each member of the Debtor's board of directors will receive a payment of $250 for each regular or special meeting the member attends.

Property Management

David Morris will receive a fixed fee of 50,000 shares of New Common Stock as his fee

for two years' service supporting the general management of ATM Nevada,[66] and Nevada ATM will continue to receive a fee of 27.5¢ per transaction for maintenance and operation of the ATM Nevada machines.

INCOME TAX CONSIDERATIONS

Neither the Debtor nor its counsel or accountant expresses any opinion as to the tax consequences to any creditor or equity security holder under this Plan of Reorganization. Both the Plan and the treatment of individual parties' claims or interests could have significant federal or state income tax consequences.

Any tax due on the interest portion of the Bedbro Note payments already or in the future received and retained by Heller will be the responsibility of Heller.

CREDITORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES TO THEM, UNDER FEDERAL AND APPLICABLE STATE AND LOCAL TAX LAWS, OF THE CONSUMMATION OF THE PLAN.

LIQUIDATION ANALYSIS

The Debtor believes that, at its root, the analysis of the Debtor's Plan is straightforward. Recovery for creditors and shareholders is better than no recovery. Any discussion or speculation as to how limited or generous that recovery might be is much a secondary consideration. According to the terms of the Acquisition purchase through the issuance of restricted stock, if the company is liquidated the note purchase would be rescinded and the note reinstated allowing the secured parties to reclaim all of the proceeds of the sale of their former assets.

Therefore, the Debtor believes that, if the Debtor were liquidated, holders of unsecured claims (claims in Classes B-1, B-2 and C) would receive nothing, shareholders (Class D-2) would again be left with a shell corporation

On the other hand, the New Equity Securities to be issued to creditors will be freely

[66] In addition to the shares he will receive as compensation, the Debtor believes Mr. Morris will receive 159,541 shares of New Common Stock in exchange for his claim as a shareholder of ATM Nevada.

tradable in the public market. The Debtor believes that the market will establish a value for the securities based on the combined, going concern value of the Debtor as it proceeds to operate the ATM business and execute future small acquisitions as a holding company. Because the going concern value of the Debtor's assets is greater than the liquidation value, the Debtor believes that creditors and shareholders will receive more under the Plan than if this case were converted to one under Chapter 7 of the Code on the Effective Date and the Debtor's assets were immediately liquidated.

DISCHARGE AND REVESTING

All debts of the Debtor that arose before Confirmation will be discharged in full at the time of Confirmation and will no longer be obligations of the Debtor, except for any debts that are expressly assumed by the Debtor in the Plan.

All property of the estate created upon commencement of the Chapter 11 case will, upon the Effective Date or payment of all Administrative Expenses, whichever is later, revest in the Debtor free and clear of all claims, liens, charges and other interests of creditors arising prior to the Filing Date. Liens that will not be effective or enforceable after the Effective Date will include:

(a) **Heller:** The security interest asserted by Heller in any assets of the Debtor other than the Bedbro Notes.

(b) **Orders of Examination:** Any liens asserted by parties who, in litigation commenced prior to the Filing Date, obtained orders of examination under §708.110 or 708.120 of the California Code of Civil Procedure or otherwise, including **The Miner Group, d/b/a Olympic Graphics Industries**, and **Value Business Products, Inc**.

(c) **Judgment Lienholder:** Any liens asserted by parties who have filed notices of judgment liens after Heller filed its financing statement, including **Re-New Sealers, Inc**.

EXECUTORY CONTRACTS

The Plan provides that all of the Debtor's executory contracts (including unexpired leases,

warrants, options, and any other rights to purchase shares of the Debtors' stock), except those specifically described in Exhibit A to the Plan or otherwise treated under the Plan, will be rejected by virtue of the Plan's Confirmation. Such a provision means that only the contracts and leases listed on Exhibit A to the Plan will be continued after Confirmation. All other contracts and leases to which the Debtor was a party at the time the case was commenced will be terminated. Parties to contracts or leases with the Debtor which will be terminated under this provision may become creditors entitled to file claims against the Debtor, in which case the Debtor may incur additional debts for unfulfilled obligations under such contracts and leases. The Debtor will request that a deadline for filing such claims be set by the Court at the Confirmation hearing.

JURISDICTION

Among other provisions, the Plan also provides for continued jurisdiction by the Bankruptcy Court so that any controversies and disputes which arise under the Plan may be resolved by the Bankruptcy Court.

SUMMARY

The Debtor intends to operate the ATM business it has acquired and expand through small acquisitions. ("Shell" mergers are prohibited). The Debtor proposes to complete the sale of the California and Oklahoma well assets and surrender back the proceeds (less portions owed to Debtor from Wilson and Morris) to an investor trust to settle these claims in a way that protects the investors. The Debtor will issue contractually restricted shares similar to under normal securities regulations, with the standard one year holding period, on account of the secured portion of the ATM purchase note on the same economic terms as restricted shares were recently authorized by the Court ($0.10 per share). The Debtor will satisfy unsecured claims (including the unsecured portion of the ATM claim) by issuing shares and warrants to the holders of these claims and existing shareholders will be issued warrants only. These unrestricted securities will be issued under the Bankruptcy exemption in USC Section 1145. To ensure there is no opportunity

for trading abuse, none of these securities will be tradable until the Debtor is audited and fully reporting under the SEC securities reporting system, most probably in February 2000. Further, all unrestricted new shares are subject to a 10% of holdings maximum per month sales limitation to prevent dumping, to maintain an orderly market and prevent the possibility of market manipulation. The Debtor intends that this Disclosure Statement will be filed and posted to EDGAR, the SEC electronic information system for investor reporting.

CONCLUSION AND REQUEST FOR ACCEPTANCE

This Disclosure Statement was designed to provide holders of claims or interests entitled to vote on the Plan adequate information upon which to base the holder's decision whether to accept the Plan. However, this Disclosure Statement only summarizes the Plan and information regarding the Debtor's business. For this reason, and due to the financial restraints which limited the Debtor's ability to research and verify all information provided by third parties, this Disclosure Statement is not guaranteed to be completely accurate. You are invited to ask questions and request additional information if you desire it.

YOU ARE ENCOURAGED TO DISCUSS THE INFORMATION HEREIN WITH YOUR LEGAL, TAX, AND FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO ACCEPT THE PLAN

The Debtor believes the Plan is in your best interests and requests your acceptance of the Plan after you have completed your review.

Dated: November 24, 1999

Main Street AC, Inc., Debtor

By: ____________________________
Chester Billingsley,
Chief Executive Officer

UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA

In re: Main Street AC, Inc. dba Mentor Capital fdba Main Street Athletic Clubs, Inc., et al Successor to Tech Start, and Mentor Investors - I, LP	**Case No.** 98-56803-MM-11 **CHAPTER 11** **MONTHLY OPERATING REPORT** **(GENERAL BUSINESS CASE)**

SUMMARY OF FINANCIAL STATUS

MONTH ENDED: Oct-99 **FILING DATE:** 8/21/98 0:00

1. Debtor in possession (or trustee) hereby submits this Monthly Operating Report on the Accrual Basis of accounting (or if checked here the Office of the U.S. Trustee or the Court has approved the Cash Basis of Accounting for the Debtor).
Dollars reported in $1

		End of Current Month	End of Prior Month	As of Petition Filing
2.	**Asset Structure**			
	a. Current Assets (Market Value)	$363,949	$353,121	
	b. Total Assets (Market Value)	$1,195,703	$1,243,569	$14,362,267
	c. Current Liabilities	$156,137	$144,677	
	d. Total Liabilities	$17,192,456	$17,180,997	$18,246,319
3.	**Statement of Cash Receipts & Disbursements for Month**	**Current Month**	**Prior Month**	**Cumulative (Case to Date)**
	a. Total Receipts	$21,023	$20,639	$458,198
	b. Total Disbursements	$22,262	$30,023	$411,493
	c. Excess (Deficiency) of Receipts Over Disbursements (a - b)	($1,239)	($9,384)	$46,705
	d. Cash Balance Beginning of Month	$292,398	$301,898	$244,359
	e. Cash Balance End of Month (c + d)	$291,064 *	$292,398 *	$291,064
		Current Month	**Prior Month**	**Cumulative (Case to Date)**
4.	**Profit/(Loss) from the Statement of Operations**	($16,098)	($14,731)	($158,441)
5.	**Account Receivables (Pre and Post Petition)**	$18,540	$6,378	
6.	**Post-Petition Liabilities**	$156,137	$144,677	
7.	**Past Due Post-Petition Account Payables (over 30 days)**	$0	$0	

	At the end of this reporting month:	**Yes**	**No**
8.	Have any payments been made on pre-petition debt, other than payments in the normal course to secured creditors or lessors? (if yes, attach listing)	X	
9.	Have any payments been made to professionals? (if yes, attach listing including date of payment, amount of payment and name of payee)	X	
10.	If the answer is yes to 8 or 9, were all such payments approved by the court?	X	
11.	Have any payments been made to officers, insiders, shareholders, relatives? (if yes, attach listing including date of payment, amount and reason for payment, and name of payee)	X	
12.	Is the estate insured for replacement cost of assets and for general liability?	X	
13.	Are a plan and disclosure statement on file?	X	
14.	Was there any post-petition borrowing during this reporting period?		X

15. Check if paid: Post-petition taxes x ; U.S. Trustee Quarterly Fees x ; Check if filing is current for: Post-petition tax reporting and tax returns: x .
(Attach explanation, if post-petition taxes or taxes are under

***Note: A small portion of the historic cash figures are estimated due to past inaccurate or non-reporting by principals of the selling group.**

Date: 11/26/99

Responsible Individual

Revised 1/1/98

STATEMENT OF OPERATIONS
(General Business Case)

For the Month Ending 10/31/99

Current Month Actual	Current Month Forecast	Current Month Variance	#		Cumulative (Case to Date)	Next Month Forecast
				Revenues:		
$13,214	$11,200	$2,014	1	Gross Sales	$181,693	$9,700
$0	$0	$0	2	less: Sales Returns & Allowances	$0	$0
$13,214	$11,200	$2,014	3	Net Sales	$181,693	$9,700
$0	$0	$0	4	less: Cost of Goods Sold (Schedule 'B')	$0	$0
$13,214	$11,200	$2,014	5	Gross Profit	$181,693	$9,700
$7,809	$7,809	$0	6	Interest	$117,135	$7,809
$0	$0	$0	7	Other Income: Settlement Payments	$79,721	$0
$0	$0	$0	8		$0	$0
$0	$0	$0	9		$0	$0
$21,023	$19,009	$2,014	10	**Total Revenues**	$378,549	$17,509
				Expenses:		
$5,414	$5,016	$398	11	Compensation to Owner(s)/Officer(s)	$75,297	$5,536
$0	$0	$0	12	Salaries	$0	$0
$0	$0	$0	13	Commissions	$0	$0
$0	$0	$0	14	Contract Labor	$0	$0
$0	$0	$0	15	Personal Property	$0	$0
$1,313	$1,313	$0	16	Real Property	$17,750	$1,313
$0	$0	$0	17	Insurance	$0	$0
$0	$0	$0	18	Management Fees	$0	$0
$0	$0	$0	19	Depreciation	$0	$0
$3,251	$4,127	($876)	20	Employer Payroll Taxes	$54,718	$3,005
$0	$0	$0	21	Real Property Taxes	$0	$0
$0	$0	$0	22	Other Taxes	$0	$0
$0	$0	$0	23	Other Selling	$0	$0
$1,027	$1,300	($273)	24	Other Administrative	$24,354	$1,300
$7,809	$7,809	$0	25	Interest	$117,135	$7,809
$0	$0	$0	26	Other Expenses:	$0	$0
$0	$0	$0	27	Petro well operating costs	$14,137	$0
$0	$0	$0	28	California well operating costs	$0	$0
$6,057	$4,759	$1,298	29	ATM operating costs	$78,377	$4,759
$0	$0	$0	30		$0	$0
$0	$0	$0	31		$0	$0
$0	$0	$0	32		$0	$0
$0	$0	$0	33		$0	$0
$0	$0	$0	34		$0	$0
$24,871	$24,269	$602	35	**Total Expenses**	$381,767	$23,722
($3,849)	($5,260)	$1,411	36	**Subtotal**	($3,218)	($6,213)
				Reorganization Items:		
$11,499	$15,000	($3,501)	37	Professional Fees	$160,076	$15,000
$0	$0	$0	38	Provisions for Rejected Executory Contracts	$0	$0
$0	$0	$0	39	Interest Earned on Accumulated Cash from	$0	$0
0	0	0		Resulting Chp 11 Case	0	0
$17,000	$17,000	$0	40	Gain or (Loss) from Sale of Equipment	$17,000	$185,000
$750	$750	$0	41	U.S. Trustee Quarterly Fees	$3,250	$0
$0	$3,000	($3,000)	42	Other (postage and labels)	$7,977	$3,000
$12,249	$15,000	($2,751)	43	**Total Reorganization Items**	$171,303	$15,000
($16,098)	($22,260)	$6,162	44	**Net Profit (Loss) Before Federal & State Taxes**	($157,521)	($23,213)
$0	$0	$0	45	Federal & State Income Taxes	$920	$0
($16,098)	($22,260)	$6,162	46	**Net Profit (Loss)**	($158,441)	$161,788

Attach an Explanation of Variance to Statement of Operations (For variances greater than +/- 10% only):

Revised 1/1/98

STATEMENT OF OPERATIONS

(General Business Case) - California Wells [sold 11-4-99 $205,000] (a)

For the Month Ending 10/31/99

Current Month: Actual	Current Month: Forecast				Cumulative (Case to Date)	Next Month Forecast
				Revenues:		
$2,737	$1,500	$1,237	1	Gross Sales	$21,756	$0
		$0	2	less: Sales Returns & Allowances		
$2,737	$1,500	$1,237	3	Net Sales	$21,756	$0
		$0	4	less: Cost of Goods Sold (Schedule 'B')		
$2,737	$1,500	$1,237	5	Gross Profit	$21,756	$0
		$0	6	Interest		
$0	$0	$0	7	Other Income: Settlement Payments	$78,721	$0
		$0	8			
		$0	9			
$2,737	$1,500	$1,237	10	**Total Revenues**	$100,477	$0
		0		**Expenses:**		
		$0	11	Compensation to Owner(s)/Officer(s)		
		$0	12	Salaries		
		$0	13	Commissions		
		$0	14	Contract Labor		
				Rent/Lease: Personal		
		$0	15	Property		
		$0	16	Real Property		
		$0	17	Insurance		
		$0	18	Management Fees		
		$0	19	Depreciation		
				Taxes: Employer		
		$0	20	Payroll Taxes		
		$0	21	Real Property Taxes		
		$0	22	Other Taxes		
		$0	23	Other Selling		
		$0	24	Other Administrative		
		$0	25	Interest		
		$0	26	Other Expenses:		
		$0	27	Petro well operating costs		
		$0	28	California well operating costs		
		$0	29	ATM operating costs		
		$0	30			
		$0	31			
		$0	32			
		$0	33			
		$0	34			
		$0	35	**Total Expenses**		
$2,737	$1,500	$1,237	36	**Subtotal**	$100,477	$0
				Reorganization Items:		
	$0	$0	37	Professional Fees	$3,900	$0
		$0	38	Provisions for Rejected Executory Contracts		
		$0	39	Interest Earned on Accumulated Cash from		
		0		Resulting Chp 11 Case		
		$0	40	Gain or (Loss) from Sale of Equipment		$185,000
		$0	41	U.S. Trustee Quarterly Fees		
		$0	42			
$0	$0	$0	43	**Total Reorganization Items**	$3,900	$0
$2,737	$1,500	$1,237	44	**Net Profit (Loss) Before Federal & State Taxes**	$96,577	$0
		$0	45	Federal & State Income Taxes		
$2,737	$1,500	$1,237	46	**Net Profit (Loss)**	$96,577	$185,000

Attach an Explanation of Variance to Statement of Operations (For variances greater than +/- 10% only):

STATEMENT OF OPERATIONS
(General Business Case) - ATM Business (b)

For the Month Ending 10/31/99

Current Month Actual	Current Month Forecast	Current Month Variance		Cumulative (Case to Date)	Next Month Forecast
			Revenues:		
$10,477	$9,700	$777	1 Gross Sales	$147,465	$9,700
		$0	2 less: Sales Returns & Allowances		
$10,477	$9,700	$777	3 Net Sales	$147,465	$9,700
		$0	4. less: Cost of Goods Sold (Schedule 'B')		
$10,477	$9,700	$777	5 Gross Profit	$147,465	$9,700
		$0	6 Interest		
			7 Other Income: Settlement Payments	$1,000	
		$0	8		
		$0	9		
$10,477	$9,700	$777	10 **Total Revenues**	$148,465	$9,700
		0	**Expenses:**		
		$0	11 Compensation to Owner(s)/Officer(s)		
		$0	12 Salaries		
		$0	13 Commissions		
		$0	14 Contract Labor		
			Rent/Lease:		
			Personal		
		$0	15 Property		
		$0	16 Real Property		
		$0	17 Insurance		
		$0	18 Management Fees		
		$0	19 Depreciation		
			Taxes:		
			Employer		
		$0	20 Payroll Taxes		
		$0	21 Real Property Taxes		
		$0	22 Other Taxes		
		$0	23 Other Selling		
		$0	24 Other Administrative		
		$0	25 Interest		
		$0	26 Other Expenses:		
		$0	27 Petro well operating costs		
		$0	28 California well operating costs		
$6,057	$4,759	$1,298	29 ATM operating costs	$78,377	$4,759
		$0	30		
		$0	31		
		$0	32		
		$0	33		
		$0	34		
$6,057	$4,759	$1,298	35 **Total Expenses**	$78,377	$4,759
$4,420	$4,941	($522)	36 **Subtotal**	$70,088	$4,941
			Reorganization Items:		
		$0	37 Professional Fees		
		$0	38 Provisions for Rejected Executory Contracts		
		$0	39 Interest Earned on Accumulated Cash from		
		0	Resulting Chp 11 Case		
		$0	40 Gain or (Loss) from Sale of Equipment		
		$0	41 U.S. Trustee Quarterly Fees		
		$0	42		
		$0	43 **Total Reorganization Items**		
$4,420	$2,941	$1,479	44 **Net Profit (Loss) Before Federal & State Taxes**	$70,088	$2,941
		$0	45 Federal & State Income Taxes		
$4,420	$2,941	$1,479	46 **Net Profit (Loss)**	$70,088	$2,941

Attach an Explanation of Variance to Statement of Operations (For variances greater than +/- 10% only):

Revised 1/1/98

STATEMENT OF OPERATIONS

(General Business Case) - Oklahoma Wells [sold 10-4-99 ~$18,000] (c)

For the Month Ending 10/31/99

Current Month: Actual	Forecast	Variance			Cumulative (Case to Date)	Next Month Forecast
				Revenues:		
$0	$0	$0	1	Gross Sales	$12,472	$0
		$0	2	less: Sales Returns & Allowances		
$0	$0	$0	3	Net Sales	$12,472	$0
		$0	4	less: Cost of Goods Sold (Schedule 'B')		
$0	$0	$0	5	Gross Profit	$12,472	$0
		$0	6	Interest		
		$0	7	Other Income: Settlement Payments		
		$0	8			
		$0	9			
$0	$0	$0	10	**Total Revenues**	$12,472	$0
		0		**Expenses:**		
		$0	11	Compensation to Owner(s)/Officer(s)		
		$0	12	Salaries		
		$0	13	Commissions		
		$0	14	Contract Labor		
				Rent/Lease:		
				Personal		
		$0	15	Property		
		$0	16	Real Property		
		$0	17	Insurance		
		$0	18	Management Fees		
		$0	19	Depreciation		
				Taxes:		
				Employer		
		$0	20	Payroll Taxes		
		$0	21	Real Property Taxes		
		$0	22	Other Taxes		
		$0	23	Other Selling		
		$0	24	Other Administrative		
		$0	25	Interest		
		$0	26	Other Expenses:		
$0	$0	$0	27	Petro well operating costs	$14,137	$0
		$0	28	California well operating costs		
		$0	29	ATM operating costs		
		$0	30			
		$0	31			
		$0	32			
		$0	33			
		$0	34			
$0	$0	$0	35	**Total Expenses**	$14,137	$0
$0	$0 0	$0	36	**Subtotal**	($1,665)	$0
				Reorganization Items:		
		$0	37	Professional Fees		
		$0	38	Provisions for Rejected Executory Contracts		
		$0	39	Interest Earned on Accumulated Cash from Resulting Chp 11 Case		
$17,000	$17,000	$0	40	Gain or (Loss) from Sale of Equipment	$17,000	$0
		$0	41	U.S. Trustee Quarterly Fees		
		$0	42			
		$0	43	**Total Reorganization Items**		
$0	$0	$0	44	**Net Profit (Loss) Before Federal & State Taxes**	$15,335	$0
		$0	45	Federal & State Income Taxes		
$0	$0	$0	46	**Net Profit (Loss)**	$15,335	$0

Attach an Explanation of Variance to Statement of Operations (For variances greater than +/- 10% only):

Revised 1/1/98

STATEMENT OF OPERATIONS
(General Business Case) - Headquarters (d)
For the Month Ending 10/31/99

Current Month Actual	Current Month Forecast	Current Month Variance			Cumulative (Case to Date)	Next Month Forecast
				Revenues:		
$0	$0	$0	1	Gross Sales	$0	$0
$0	$0	$0	2	less: Sales Returns & Allowances	$0	$0
$0	$0	$0	3	Net Sales	$0	$0
$0	$0	$0	4	less: Cost of Goods Sold (Schedule 'B')	$0	$0
	$0	$0	5	Gross Profit	$0	$0
$7,809	$7,809	$0	6	Interest	$117,135	$7,809
$0	$0	$0	7	Other Income: Settlement Payments		$0
$0	$0	$0	8		$0	$0
$0	$0	$0	9		$0	$0
$7,809	$7,809	$0	10	**Total Revenues**	$117,135	$7,809
				Expenses:		
$5,414	$5,016	$398	11	Compensation to Owner(s)/Officer(s)	$75,297	$5,536
$0	$0	$0	12	Salaries	$0	$0
$0	$0	$0	13	Commissions	$0	$0
$0	$0	$0	14	Contract Labor	$0	$0
				Rent/Lease: Personal		
$0	$0	$0	15	Property	$0	$0
$1,313	$1,313	$0	16	Real Property	$17,750	$1,313
$0	$0	$0	17	Insurance	$0	$0
$0	$0	$0	18	Management Fees	$0	$0
$0	$0	$0	19	Depreciation	$0	$0
				Taxes: Employer		
$3,251	$4,127	($876)	20	Payroll Taxes	$54,718	$3,005
$0	$0	$0	21	Real Property Taxes	$0	$0
$0	$0	$0	22	Other Taxes	$0	$0
$0	$0	$0	23	Other Selling	$0	$0
$1,027	$1,300	($273)	24	Other Administrative	$24,354	$1,300
$7,809	$7,809	$0	25	Interest	$117,135	$7,809
$0	$0	$0	26	Other Expenses:	$0	$0
$0	$0	$0	27	Petro well operating costs	$0	$0
$0	$0	$0	28	California well operating costs	$0	$0
$0	$0	$0	29	ATM operating costs	$0	$0
$0	$0	$0	30		$0	$0
$0	$0	$0	31		$0	$0
$0	$0	$0	32		$0	$0
$0	$0	$0	33		$0	$0
$0	$0	$0	34		$0	$0
$18,814	$19,510	($696)	35	**Total Expenses**	$289,253	$18,963
($11,005)	($11,701)	$696	36	**Subtotal**	($172,118)	($11,154)
				Reorganization Items:		
$11,499	$15,000	($3,501)	37	Professional Fees	$156,176	$15,000
$0	$0	$0	38	Provisions for Rejected Executory Contracts	$0	$0
$0	$0	$0	39	Interest Earned on Accumulated Cash from Resulting Chp 11 Case	$0	$0
$0	$0	$0	40	Gain or (Loss) from Sale of Equipment	$0	$0
$750	$750	$0	41	U.S. Trustee Quarterly Fees	$3,250	$0
$0	$3,000	($3,000)	42	Other reorg costs	$7,977	$3,000
$12,249	$15,000	($2,751)	43	**Total Reorganization Items**	$167,403	$15,000
($23,254)	($26,701)	$3,447	44	**Net Profit (Loss) Before Federal & State Taxes**	($339,521)	($26,154)
$0	$0	$0	45	Federal & State Income Taxes	$920	$0
($23,254)	($26,701)	$3,447	46	**Net Profit (Loss)**	($340,441)	($26,154)

Attach an Explanation of Variance to Statement of Operations (For variances greater than +/- 10% only):

Revised 1/1/98

Attachment
Oct-99

Summary Status # 8 (payments on pre-petition debt)

a) 10-15-99 Heller Capital $7,809.49 -- collecting payments from Bedbro Note

Summary Status #11

(Payments to insiders)

a) 10-31-99 C. Billingsley $500 - Petty Cash Reimbursement

b) 10-1/15/28-99 C. Billingsley $5,414 - Net payroll for the month of September

Variance of Statement of Operations

a) Other reorganization items ($0 vs $3,000) reflect mailings budgeted in October that will be sent in Novemeber

b) Proffesional fees ($11,499 vs $15,000) reflect resolution of major issues

Revised 1/1/98

BALANCE SHEET

(General Business Case)

For the Month Ended 10/31/99 12:00

Assets

		From Schedules	Market Value
	Current Assets		
1	Cash and cash equivalents - unrestricted		$287,704
2	Cash and cash equivalents - restricted		$3,360
3	Accounts receivable (net)	A	$18,540
4	Inventory	B	$0
5	Prepaid expenses		
6	Professional retainers		
7	Other: Deposits for phones and Rent		$3,650
8	Settlements receivable		$50,695
9	**Total Current Assets**		$363,949
	Property and Equipment (Market Value)		
10	Real property	C	$0
11	Machinery and equipment	D	$100,439
12	Furniture and fixtures	D	$2,010
13	Office equipment	D	$900
14	Leasehold improvements	D	$0
15	Vehicles	D	$0
16	Other:	D	
17	California wells interest	D	$159,405
18	Oklahoma wells interest	D	$0
19		D	
20		D	
21	**Total Property and Equipment**		$262,754
	Other Assets		
22	Loans to shareholders		
23	Loans to affiliates		
24	Bedbro Note		$560,000
25	ATM site location and membership interests		$9,000
26			
27			
28	**Total Other Assets**		$569,000
29	**Total Assets**		$1,195,703

NOTE: 1) Indicate method and date of valuation: Tentative sales offers and actual sale amounts

- ATM: 9/15/99, Oklahoma Wells: 10/4/99, California Wells 11/4/99

Revised 1/1/98

Liabilities and Equity
(General Business Case)

Liabilities From Schedules

Post-Petition

Current Liabilities

30	Salaries and wages		
31	Payroll taxes		
32	Real and personal property taxes		
33	Income taxes		
34	Sales taxes		
35	Notes payable (short term)		
36	Accounts payable (trade)		$0
37	Real property lease arrearage		
38	Personal property lease arrearage		
39	Accrued professional fees		
40	Current portion of long-term post-petition debt (due within 12 months)		
41	Other:		
42	Professional Fees owing		$156,137
43			
44	**Total Current Liabilities**		$156,137
45	**Long-Term Post-Petition Debt, Net of Current Portion**		
46	**Total Post-Petition Liabilities**		$156,137
	Pre-Petition Liabilities (allowed amount)		
47	Secured claims	F	$14,455,000
48	Priority unsecured claims	F	$27,317
49	General unsecured claims	F	$2,554,002
50	**Total Pre-Petition Liabilities**		$17,036,319
51	**Total Liabilities**		$17,192,456
	Equity (Deficit)		
52	Retained Earnings/(Deficit) at time of filing		($1,976,290)
53	Capital Stock		$0
54	Additional paid-in capital		$80,000
55	Cumulative profit/(loss) since filing of case		($158,441)
56	Post-petition contributions/(distributions) or (draws)		$0
57	Contingent liability elimination effect on retained earnings		($654,002)
58	Market value adjustment/approximation on unreported items/settlement		($13,288,021)
59	**Total Equity (Deficit)**		($15,996,754)
60	**Total Liabilities and Equity (Deficit)**		$1,195,702

SCHEDULES TO THE BALANCE SHEET
(General Business Case)

Schedule A
Accounts Receivable and (Net) Payable

Receivables and Payables Agings	Accounts Receivable [Pre and Post Petition]	Accounts Payable [Post Petition]	Past Due Post Petition Debt
0 -30 Days	$18,540		
31-60 Days			
61-90 Days			$0
91+ Days			
Total accounts receivable/payable	$18,540	$0	
Allowance for doubtful accounts			
Accounts receivable (net)	$18,540		

Schedule B
Inventory/Cost of Goods Sold

Types and Amount of Inventory(ies)

	Inventory(ies) Balance at End of Month
Retail/Restaurants -	
Product for resale	
Distribution -	
Products for resale	
Manufacturer -	
Raw Materials	
Work-in-progress	
Finished goods	
Other - Explain	$200,561
Cash in ATM machines	
TOTAL	$200,561

Cost of Goods Sold

Inventory Beginning of Month	
Add -	
Net purchase	
Direct labor	
Manufacturing overhead	
Freight in	
Other:	
Less -	
Inventory End of Month	
Shrinkage	
Personal Use	
Cost of Goods Sold	$0

Method of Inventory Control

Do you have a functioning perpetual inventory system?

Yes x No ____

How often do you take a complete physical inventory?

Weekly ____
Monthly x
Quarterly ____
Semi-annually ____
Annually ____

Date of last physical inventory was October/Perpetual

Date of next physical inventory is November/Perpetual

Inventory Valuation Methods

Indicate by a checkmark method of inventory used.

Valuation methods -
FIFO cost ____
LIFO cost ____
Lower of cost or market x
Retail method ____
Other ____
Explain

Revised 1/1/98

Schedule C
Real Property

Description	Cost	Market Value
Total	$0	$0

Schedule D
Other Depreciable Assets

Description	Cost	Market Value
Machinery & Equipment -		
50 owned ATM machines	$445,000	$100,439
Total	$445,000	$100,439
Furniture & Fixtures -		
	$2,010	$2,010
Total	$2,010	$2,010
Office Equipment -		
	$900	$900
Total	$900	$900
Leasehold Improvements -		
Total	$0	$0
Vehicles -		
Total	$0	$0

Revised 1/1/98

Schedule E
Aging of Post-Petition Taxes
(As of End of the Current Reporting Period)

Taxes Payable	0-30 Days	31-60 Days	61-90 Days	91+ Days	Total
Federal					
Income Tax Withholding					$0
FICA - Employee					$0
FICA - Employer					$0
Unemployment (FUTA)					$0
Income					$0
Other (Attach List)					$0
Total Federal Taxes	$0	$0	$0	$0	$0
State and Local					
Income Tax Withholding					$0
Unemployment (UT)					$0
Disability Insurance (DI)					$0
Empl. Training Tax (ETT)					$0
Sales					$0
Excise					$0
Real property					$0
Personal property					$0
Income					$0
Other (Attach List)					$0
Total State & Local Taxes	$0	$0	$0	$0	$0
Total Taxes	$0	$0	$0	$0	$0

Schedule F
Pre-Petition Liabilities

List Total Claims For Each Classification -	Claimed Amount	Allowed Amount (b)
Secured claims (a)	$14,455,000	$14,455,000
Priority claims other than taxes	$15,317	$15,317
Priority tax claims	$72,000	$12,000
General unsecured claims	$3,491,002	$2,554,002
	*	**

*J. Allen ($20,000) and J. Wenger ($150,000) have been removed from schedules of general unsecured claims because of their regulatory troubles.

**MCMI ($400,000), J.Maida ($400,000) and Shawnee ($240,000) are contingent brokers' fees that are now unlikely, so they are excluded from the allowed total.

	Account 1	Account 2	Account 3	Account 4	Account 5
Bank	First Bank	ATM	Heritage		
Account Type	Checking	Checking	Checking		
Account No.	9401970730	B of A	1114457		
Account Purpose	General-DIP	Machine account	Investor Trust		
Balance, End of Month	$87,143	$200,561	$3,360		
Total Funds on Hand for all Accounts	$291,064				

Attach copies of the month end bank statement(s), reconciliation(s), and the check register(s) to the Monthly Operating Report. Revised 1/1/98

ied

STATEMENT OF CASH FLOWS

(Optional) Increase/(Decrease) in Cash and Cash Equivalents

For the Month ending 10/31/99

		Actual Current Month	Cumulative (Case to Date)
	Cash Flows From Operating Activities		
1	Cash Received from Sales	$13,214	$181,339
2	Balances or Settlements Collected		$79,721
3	Interest Received	$7,809	$117,137
4	Cash Paid to Suppliers		
5	Cash Paid for Selling Expenses		
6	Cash Paid for Administrative Expenses	$527	$17,843
	Cash Paid for Rents/Leases:		
7	Personal Property		
8	Real Property	$1,313	$17,750
9	Cash Paid for Interest		
10	Cash Paid for Net Payroll and Benefits		
	Cash Paid to Owner(s)/Officer(s)		
11	Salaries	$5,414	$75,299
12	Draws		
13	Commissions/Royalties		
14	Expense Reimbursements	$500	$6,561
15	Other		$900
	Cash Paid for Taxes Paid/Deposited to Tax Acct.		
16	Employer Payroll Tax	$3,251	$54,721
17	Employee Withholdings		
18	Real Property Taxes		
19	Other Taxes		
20	Cash Paid for General Expenses		
21			
22	Petro well operations	$0	$14,137
23	California well operations	$0	$0
24	ATM operations	$6,057	$78,377
25			
26			
27	**Net Cash Provided (Used) by Operating Activities before Reorganization Items**	$3,961	$112,609
	Cash Flows From Reorganization Items		
28	Interest Received on Cash Accumulated Due to Chp 11 Case		
29	Professional Fees Paid for Services in Connection with Chp 11 Case	$0	$20,900
30	U.S. Trustee Quarterly Fees	$750	$3,250
31	Other Reorganization Costs	$0	$7,977
32	**Net Cash Provided (Used) by Reorganization Items**	($750)	($32,127)
33	**Net Cash Provided (Used) for Operating Activities and Reorganization Items**	$3,211	$80,482
	Cash Flows From Investing Activities		
34	Capital Expenditures		
35	Proceeds from Sales of Capital Goods due to Chp 11 Case	$3,360	
36			
37	**Net Cash Provided (Used) by Investing Activities**	$3,360	$3,360
	Cash Flows From Financing Activities		
38	Net Borrowings (Except Insiders)		
39	Net Borrowings from Shareholders, Partners, or Other Insiders		
40	Capital Contributions		$80,000
41	Principal Payments	$7,809	$117,137
42			
43	**Net Cash Provided (Used) by Financing Activities**	($7,809)	($37,137)
44	**Net Increase (Decrease) in Cash and Cash Equivalents**	($1,239)	$46,705
45	**Cash and Cash Equivalents at Beginning of Month**	$292,398	$244,359
46	**Cash and Cash Equivalents at End of Month**	$291,064	$291,064

Revised 1/1/98

BALANCE SHEET

(General Business Case)

For the Month Ended *Pro Forma*

Assets

		From Schedules	Market Value
	Current Assets		
1	Cash and cash equivalents - unrestricted		$150,000
2	Cash and cash equivalents - restricted		$0
3	Accounts receivable (net)	A	$0
4	Inventory	B	$0
5	Prepaid expenses		
6	Professional retainers		
7	Other: Deposits for phones and Rent		$3,650
8	Settlements receivable		$0
9	**Total Current Assets**		$153,650
	Property and Equipment (Market Value)		
10	Real property	C	$0
11	Machinery and equipment	D	$100,439
12	Furniture and fixtures	D	$2,010
13	Office equipment	D	$900
14	Leasehold improvements	D	$0
15	Vehicles	D	$0
16	Other:	D	
17	California wells interest	D	$0
18	Oklahoma wells interest	D	$0
19		D	
20		D	
21	**Total Property and Equipment**		$103,349
	Other Assets		
22	Loans to shareholders		
23	Loans to affiliates		
24	Bedbro Note		$0
25	ATM site location and membership interests		$9,000
26			
27			
28	**Total Other Assets**		$9,000
29	**Total Assets**		$265,999

NOTE: 1) Indicate method and date of valuation: Tentative sales offers and actual sale amounts

- ATM: 9/15/99, Oklahoma Wells: 10/4/99, California Wells 11/4/99

Revised 1/1/98

Liabilities and Equity
(General Business Case)

Liabilities From Schedules

Post-Petition

Current Liabilities

30	Salaries and wages		
31	Payroll taxes		
32	Real and personal property taxes		
33	Income taxes		
34	Sales taxes		
35	Notes payable (short term)		
36	Accounts payable (trade)		$0
37	Real property lease arrearage		
38	Personal property lease arrearage		
39	Accrued professional fees		
40	Current portion of long-term post-petition debt (due within 12 months)		
41	Other:		
42	Professional Fees owing		$0
43			
44	**Total Current Liabilities**		$0
45	**Long-Term Post-Petition Debt, Net of Current Portion**		
46	**Total Post-Petition Liabilities**		$0
	Pre-Petition Liabilities (allowed amount)		
47	Secured claims	F	$0
48	Priority unsecured claims	F	$0
49	General unsecured claims	F	$0
50	**Total Pre-Petition Liabilities**		$0
51	**Total Liabilities**		$0
	Equity (Deficit)		
52	Retained Earnings/(Deficit) at time of filing		$0
53	Capital Stock		$185,999
54	Additional paid-in capital		$80,000
55	Cumulative profit/(loss) since filing of case		$0
56	Post-petition contributions/(distributions) or (draws)		$0
57	Contingent liability elimination effect on retained earnings		$0
58	Market value adjustment/approximation on unreported items/settlement		$0
59	**Total Equity (Deficit)**		$265,999
60	**Total Liabilities and Equity (Deficit)**		$265,999

4

Phone Bill Checklist

Main Street				
ATM Phone #	Location	Address	TR#	Phone Co.
530-541-8466	Ski Run Liquor #2	1950 Lake Tahoe Blvd.	TR066976	Pacific
530-542-2541	The Bottle Shop Liquor	1350 Lake Tahoe Blvd.	70338191	Pacific
530-546-7280	King's Beach Shell	8369 North Lake Blvd.	70338219	Pacific
530-581-2716	Squaw Valley Lodge	201 Squaw Peak Rd.	70338291	Pacific
530-581-4186	Squaw Valley Com Mkt	1600 Squaw Valley Rd.	TR066296	Pacific
530-582-5496	J&L Food Mart	12105 Donner Pass	TR325018	Pacific
775-322-3246	Silver Spur Liquor	221 N. Virginia	TR323824	Nevada
775-322-5823	El Cortez Lounge	235 W. 2nd Street	70338260	Nevada
775-323-4907	Reno Bar	800 W. 5th Street	70338251	Nevada
775-323-5379/329-0857	Longneck's/Two Giraffes	200 Lake Street	TR326963	Nevada
775-324-0973	The Quest	210 W. Commercial Row	80280345	Nevada
775-324-1029	Bad Dolly's	535 E. 4th Street	80280349	Nevada
775-324-6034	Bertha Miranda's-Reno	336 Mill Street	TR327122	Nevada
775-327-4465	Rocco's II	4755 N. Virginia	70338162	Nevada
775-327-4541	Shooters Bar	434 N. Virginia	70338249	Nevada
775-329-3791	Shenanigan's	77 W. Plumb Ln	TR325931	Nevada
775-329-7908	Short Stop	1275 Wells Ave.	TR326219	Nevada
775-331-3921	Spot Bar	2140 Victorian Lane	70338200	Nevada
775-331-4314	Oasis	2100 Victorian Ave	70338753	Nevada
775-331-5179	Bertha Miranda's-Sparks	2144 Greenbrae	TR327119	Nevada
775-337-1976	Contintental Lounge	1855 S. Virginia	TR326211	Nevada
775-345-6945	Cedar Lounge	775 Highway 40	TR327123	Nevada
775-348-7019	Midtown Market	121 Vesta	80280220	Nevada
775-355-7847	Juicy's	104 E. Glendale Ave.	80280091	Nevada
775-355-9177	Rainbow Market-Sparks	1225 Commerce	TR326208	Nevada
775-356-1863	Donley's Irish Pub	2174 Greenbrae Ave.	70338175	Nevada
775-359-7397	Litke's Midget Market	128 Victorian Ave.	70338241	Nevada
775-575-5104	I-80 Smoke Shop	1000 Smoke Shop	TR326209	Nevada
775-586-8333	Mott Canyon	259 Kingsberry Grade	TR326848	GTE
775-673-9075	Super Buy Market	5200 Sun Valley Blvd.	TR326352	Nevada
775-674-0342	Call of the Wild	5400 Sun Valley Blvd.	70338676	Nevada
775-786-3731	Airport Plaza	1981 Terminal Way	TR326568	Nevada
775-786-8865	AZ International Foodland	2145 A. Sutro #3	TR326170	Nevada
775-786-9474	Rainbow Market-Reno	1501 Vassar	TR323823	Nevada
775-825-4727	Q's Billiards	2295 S. Virginia	70338249	Nevada
775-826-7653	Sunset Grille	3655 S. Virginia	TR325864	Nevada
775-828-6952	Lucha's Hideaway	541 E. Moana Lane	70338190	Nevada
775-828-9651	Carl's Bar	310 S. Virginia	70338292	Nevada
775-829-4542	Bronco Billy's	145 Hillcrest #G	80280346	Nevada
775-829-7615	Otto's Bar	102 E. Grove Street	80280347	Nevada
775-847-9329	Ponderosa	106 South C (Virg. City)	80280219	Nevada
775-851-0809	Rainbow #6(AM/PM Mini)	7590 Colbert Drive	TR326212	Nevada
775-857-4122	Rocco's I	4840 E. Mill Street	TR327421	Nevada
775-882-2702	McDonald's N. Carson	3344 North Carson St.	TR325862	Nevada
775-883-2181	Carson City McDonalds	2001 North Carson St.	70338619	Nevada
775-887-3582	El Charro	4389 S. Carson St.	TR325016	Nevada
N/A	Brickies Tavern	706 W. 2nd Street	70338458	N/A
N/A	Fourth Turn	2285 Kietzke Lane	TR327121	N/A
N/A	Sports West	1575 S. Virginia St.	70338193	N/A
N/A	Corner Minute Mart	1775 Mill Street	70338192	N/A

LINDEKEN & ASSOCIATES, LTD.
A Professional Corporation
1025 Ridgeview Drive, Suite 200
Reno, Nevada 89509-6321
(702) 829-0500 FAX 829-1693

Roger L. Lindeken, E.A.

Financial Statement for Main Street A C, Inc.
For Month of September 1999

	Month	Year To Date
Net Transactions For September	6,112	52,251
Gross Transaction Fee Revenue	$ 11,002.23	$ 96,159.99
Less Transaction Fees	916.80	7,837.65
Less Machine Loading Fees	1,680.82	14,369.15
Less Telephone Company Charges	1,713.47	17,901.61
Less Accounting and Legal	1,375.00	12,375.00
Less Site Location Agreements	53.50	2,337.75
Less Other Charges	255.00	3,408.22
Net Profit (Loss)	$ 5,007.64	$37,930.61

tion Fees Calculation Worksheet for ATM LLC--										
Terminal	**Jan**	**Feb**	**Mar**	**Apr**	**May**	**June**	**Jul**	**Aug**	**Sep**	
TR323824 (Silver Spur)	63	56	87	92	106	94	109	142	129	
TR323823 (Rainbow Market)	388	312	403	393	449	401	445	477	528	
80280219 (Ponderosa)		12	61	79	132	92	197	190	147	
70338261 (Reno Bar)	189	135	145	182	186	149	192	220	168	
TR326209 (I-80 Smoke Shop)	296	185	376	295	318	321	309	353	429	
80280349 (Bad Dolly's)				7	66	49	47	84	38	
TR326212 (AM/PM - Reno)	316	296	351	387	415	326	395	411	330	
70338619 (McDonalds)	305	110	142	124	155	187	125	165	187	
80280345 (Quest)	176	184	191	99	68	71	60	74	89	
70338291 (Squaw V. Lodge)	105	103	93	66	22	33	44	65	51	
Total Approved Transactions	1838	1393	1849	1724	1917	1723	1923	2181	2096	
Gross Fee	$3,523.50	$2,731.00	$3,627.00	$2,664.50	$2,957.30	$2,680.03	$ 3,006.50	########	$3,304.85	
Less Transaction Fees	$ 275.70	$ 208.95	$ 277.35	$ 258.60	$ 287.55	$ 258.45	$ 288.45	$ 327.15	$ 314.40	
Surcharge Split (1.85)	$3,247.80	$2,522.05	$3,349.65	$2,405.90	$2,669.75	$2,421.58	$ 2,718.05	########	$2,990.45	
Servicing Fees	$ 505.45	$ 383.08	$ 508.48	$ 474.10	$ 527.18	$ 473.83	$ 528.83	$ 599.78	$ 576.40	

Fees Calculation Worksheet for ATM LLC 1

Terminal	Jan	Feb	Mar	April	May	Jun	Jul	Aug	Sep	Oct
80280220 (Midtown Market)	57	0	38	69	66	87	100	91	85	
TR325864 (Sunset Grill)	92	68	87	85	87	82	108	128	102	
TR326219 (24th St.1 Stop)	190	209	204	186	163	179	169	191	214	
80280091 (Juicy's)	54	50	56	77	71	59	65	64	53	
TR326208 (Rainbow Market)	167	174	179	255	276	268	227	298	245	
TR066296 (Squaw Community)	101	110	96	71	44	30	62	60	36	
TR326568 (Airport Plaza)	359	349	380	466	420	363	394	501	491	
TR326170 (A-Z)	29	23	38	34	48	43	31	42	45	
70338249 (Q's Billiards)	137	120	85	124	129	109	144	122	107	
TR327421(Rocco's I)	22	20	52	68	82	79	92	94	81	
Total Approved Transactions	1208	1123	1215	1435	1386	1299	1392	1591	1459	
Gross Fee	$2,370.00	$2,246.00	$2,430.00	$2,634.13	$2,516.70	$2,350.10	$2,574.03	$2,906.35	$2,691.38	
Less Transaction Fees	$181.20	$168.45	$182.25	$215.25	$207.90	$194.85	$208.80	$238.65	$218.85	
Surcharge Split	$2,188.80	$2,077.55	$2,247.75	$2,418.88	$377.51	$352.52	$2,365.23	$2,667.70	$2,472.53	
Servicing Fees	$332.20	$308.83	$334.13	$394.63	$381.15	$357.23	$382.80	$437.53	$401.23	

ved Transaction Fees Calculation Worksheet for ATM LLC 1A										
Terminal	**January**	**February**	**March**	**April**	**May**	**June**	**July**	**August**	**Sept**	**Oct**
TR326963 (Two Girraffes/Long	0	8	16	20	23	32	37	43	45	
TR325862 (McDonalds)	222	103	112	175	138	128	142	179	148	
TR325016 (El Charro)	77	100	89	84	83	22	87	101	91	
TR325931 (Shenanigans)	156	166	151	154	129	108	136	143	130	
70338753 (Oasis)	8	0	10	20	9	9	14	10	126	
70338292 (Carl's Bar)	27	38	47	59	64	61	82	83	75	
TR065018 (J&L Food Mart)	326	310	308	224	190	168	226	363	282	
70338676 (Call of the Wild)	87	72	85	86	106	87	116	69	71	
TR325017 (The Christiana Inn)	188	165	179	145	158	90	161	16	9	
70338162(Rocco's II)	68	51	56	51	48	39	59	48	6	
Total Approved Transactions	1159	1013	1053	1018	948	744	1060	1055	983	
Gross Fee	$2,207.00	$1,974.50	$2,050.00	$1,948.50	$1,827.00	$1,424.00	$2,049.00	$2,020.50	$1,892.00	
Less Transaction Fees	$173.85	$151.95	$157.95	$152.70	$142.20	$111.60	$159.00	$158.25	$147.45	
Surcharge Split (1.85)	$2,033.15	$1,822.55	$1,892.05	$1,795.80	$1,684.80	$1,312.40	$1,890.00	$1,862.25	$1,744.55	
Servicing Fees	$318.73	$278.58	$289.58	$279.95	$260.70	$204.60	$291.50	$290.13	$270.33	

95

Approved Transaction Fees Calculation Worksheet for ATM LLC 2A

Terminal	January	February	March	April	May	June	July	August	Sept.
TR326211 (Continental Lounge)	16	7	6	62	8	10	8	9	14
TR327121 (4th Turn Sport)	201	140	161	100	164	125	123	31	90
TR327199 (Bertha Mirandas)	82	78	60	64	43	46	41	37	49
TR326172 (Adobe Bar)	177	158	148	111	158	119	184	33	32
70338190 (Lucha's)	55	49	61	67	87	67	84	79	116
TR327422 (Corner Minute)	154	186	179	237	189	198	195	238	199
70338200 (The Spot Bar)	27	21	9	18	39	29	26	23	0
TR327420 (Sports West Club)	60	56	66	57	63	61	62	58	87
70338456 (Brickies Tavern)	65	66	47	45	65	73	61	77	94
80280346 (Bronco Billy's)					16	13	28	41	36
Total Approved Transactions	837	761	737	761	832	741	812	626	717
Gross Fee	$1,674.00	$1,522.00	$1,474.00	$1,522.00	$1,664.00	$1,482.00	$1,624.00	$1,252.00	$1,434.00
Less Transaction Fees	$125.55	$114.15	$110.55	$114.15	$124.80	$111.15	$121.80	$93.90	$107.55
Surcharge Split (1.85)	$1,548.45	$1,407.85	$1,363.45	$1,407.85	$1,539.20	$1,370.85	$1,502.20	$1,158.10	$1,326.45
Servicing Fees	$230.18	$209.28	$202.68	$209.28	$228.80	$203.78	$223.30	$172.15	$197.18

96

ved Transaction Fees Calculation Worksheet for ATM LLC 3										
Terminal	**January**	**February**	**March**	**April**	**May**	**June**	**July**	**August**	**Sept.**	
TR327122 (Bertha Mirandas)	56	50	80	57	103	68	82	69	70	
TR327123 (Cedar Lounge)	46	40	44	58	59	39	64	56	47	
TR326352 (Super Buy)	107	100	91	94	115	102	204	122	136	
70338175 (Donley's)	70	50	58	60	53	56	50	59	60	
70338160 (Rocco's III)	224	171	181	132	90	84	184	81	84	
70338219 (Kings Shell)	176	142	138	105	107	131	232	250	189	
70338241 (Midget Mkt)	38	60	59	68	77	57	90	89	68	
70338240 (Shooters)	53	54	66	75	66	47	72	81	62	
70338260 (El Cortez)	100	72	99	120	137	99	137	86	128	
TR325019 (Otto's)				3	27	16	20	27	13	
Total Approved Transactions	870	739	816	772	834	699	1135	920	857	
Gross Fee	$1,609.00	$1,362.50	$ 1,512.00	$ 1,444.00	$ 1,584.50	$ 1,327.50	$ 2,133.00	$ 1,795.50	$ 1,680.00	
Less Transaction Fees	$ 130.50	$ 110.85	$ 122.40	$ 115.80	$ 125.10	$ 104.85	$ 170.25	$ 138.00	$ 128.55	
Surcharge Split (1.85)	$1,478.50	$1,251.65	$ 1,389.60	$ 1,328.20	$ 1,459.40	$ 1,222.65	$ 1,962.75	$ 1,657.50	$ 1,551.45	
Servicing Fees	$ 239.25	$ 203.23	$ 224.40	$ 212.30	$ 229.35	$ 192.23	$ 312.13	$ 253.00	$ 235.68	

(11)

08/31/99

Main Street AC, Inc.
Profit and Loss
January through June 1999

	Jan - Jun '99
Ordinary Income/Expense	
Income	
4000 · Transaction Fee revenue	62,338.76
Total Income	62,338.76
Cost of Goods Sold	
5000 · Terminal transaction fee exp	5,016.60
5100 · Terminal Service Fees	9,197.18
5200 · Terminal telephone expense	12,907.46
5250 · Site location agreement	2,073.75
5270 · Fees and Licenses	570.00
5301 · Professional fees exp.	8,250.00
5800 · Bank charges	1,840.59
Total COGS	39,855.58
Gross Profit	22,483.18
Expense	
5800 · Depreciation	87,500.00
5850 · Amortization expense	55,000.00
Total Expense	142,500.00
Net Ordinary Income	-120,016.82
Net Income	-120,016.82

(12)

Main Street AC, Inc.
Balance Sheet
As of June 30, 1999

08/31/99

	Jun 30, '99
ASSETS	
Current Assets	
Checking/Savings	
1000 · DIP Checking account	13,706.91
Total Checking/Savings	13,706.91
Other Current Assets	
1200 · Cash in ATM Machines	200,000.00
1499 · Undeposited Funds	18,144.68
Total Other Current Assets	218,144.68
Total Current Assets	231,851.59
Fixed Assets	
1500 · ATM Machines	500,000.00
1599 · Accumulated depreciation	-87,500.00
Total Fixed Assets	412,500.00
Other Assets	
1930 · Purchase premium	1,670,000.00
1999 · Accum Amortization	-55,000.00
Total Other Assets	1,615,000.00
TOTAL ASSETS	2,259,351.59
LIABILITIES & EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
2000 · Accounts Payable	4,704.56
Total Accounts Payable	4,704.56
Other Current Liabilities	
2500 · Notes payable	2,370,000.00
Total Other Current Liabilities	2,370,000.00
Total Current Liabilities	2,374,704.56
Total Liabilities	2,374,704.56
Equity	
3103 · Dividends to L. Cerovac	-152.84
3900 · Retained Earnings	4,816.69
Net Income	-120,016.82
Total Equity	-115,352.97
TOTAL LIABILITIES & EQUITY	2,259,351.59

CAMPEAU & THOMAS, A LAW CORPORATION
WAYNE H. THOMAS, #84009
KATHRYN M. INFANTE, #64972
55 South Market Street, Suite 1660
San Jose, California 95113
Telephone: (408)295-9555

ATTORNEY'S FOR
DEBTOR-IN-POSSESSION

FILED
OCT 01 1999
RENAN G. CASADY, CLERK
United States Bankruptcy Court
San Jose, California

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF CALIFORNIA

In re Main Street AC, Inc., dba Mentor Capital, fdba Main Street Athletic Clubs, Inc., Foxworthy Athletic Club, Meridian Athletic Club, Fremont Athletic Club, Second Street Athletic Club, and San Thomas Athletic Club, successor to: Tech Start, and Mentor Investors-I, L.P., Debtor. Address: 346 Saratoga Avenue, Suite 201 San Jose, California 95129 Employer Identification Number 77-0395098	Chapter 11 Case No. 98-56803-MM-11 **DEBTOR'S THIRD AMENDED PLAN OF REORGANIZATION**

Main Street AC, Inc., the Debtor herein, proposes this Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS

1.1 **Defined Terms:** The following definitions apply in this Plan:

"Affiliate" means an entity which is an affiliate of a party in interest within the meaning of Section 101(2) of the Bankruptcy Code and every partnership and joint venture in which such entity is a general partner or joint venturer.

"Allowed Claim" or "Allowed Interest" means a claim against, or equity interest in, the Debtor to the extent that:

A. If the claim or interest arose or is deemed to have arisen on or before the Filing Date, (1) proof of the claim or interest either is timely filed or is deemed filed under Code §1111(a) and (2) the claim or interest either is not the subject of a timely filed objection or is allowed by a Final Order; or

B. If the claim arose after the Filing Date and is not deemed to have arisen on or before such date, (1) the claim is of a kind that can be voluntarily paid from the Debtor's estate without specific Bankruptcy Court approval and is so paid or (2) the claim has been allowed by a Final Order; and

C. Such claim is not subject to disallowance pursuant to §502(d) of the Code.

"ATM Nevada" means, collectively, those four limited liability companies known as ATM of Nevada, LLC; ATM-1 of Nevada, LLC; ATM-1A of Nevada, LLC; and ATM-2A of Nevada, LLC.

"ATM Members" means those members of ATM-2 of Nevada, LLC, and ATM-3 of Nevada, LLC, who sold their membership interests in such companies to the Debtor in exchange for beneficial interests under the promissory notes issued to ATM-2 of Nevada, LLC, and ATM-3 of Nevada, LLC, as their representatives, pursuant to the applicable Purchase Agreements.

"Ballot" means the form distributed to holders of claims and interests on which is to be stated an acceptance or rejection of this Plan.

"Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of California.

"Bar Date" means the date fixed as the last date for filing proofs of claims.

"Bedro Notes" means the two promissory notes remaining out of four notes made by Bedro, Inc., in favor of the Debtor which are pledged as collateral for the Debtor's obligations to Heller and are currently in Heller's possession.

"B.L.R." means the Bankruptcy Local Rules of the Bankruptcy Court.

"Cash" means cash and cash equivalents including, but not limited to, checks and other similar forms of payment or exchange.

"Claims Reserve" means the federally insured, interest bearing deposit account to be established by the Debtor and into which shall be deposited all funds of reserved on account of Disputed Claims that will be entitled to payment in Cash if they are determined to be Allowed Claims.

"Code" means the Bankruptcy Code contained in Title 11 of the United States Code.

"Committee" means the committee of creditors, if any, appointed in this case pursuant to §1102 of the Code.

"Confirmation" means entry of the Confirmation Order.

"Confirmation Order" means the order of the Bankruptcy Court confirming this Plan.

"Debtor" means Main Street AC, Inc.

"Disclosure Statement" means the disclosure statement relating to this Plan approved by the Bankruptcy Court pursuant to §1125 of the Code.

"Disputed Claim" means a claim against the Debtor (a) which has been included in the Debtor's schedules as disputed, contingent, or unliquidated, (b) as to which a proof of claim is filed which does not assert a claim to a fixed, liquidated sum, or (c) to which an objection has been filed which neither is the subject of a Final Order nor has been withdrawn.

"Disputed Interest" means an equity security interest in the Debtor (a) which has been included in the Debtor's schedules as disputed, contingent, or unliquidated, or (b) to which an objection has been filed which neither is the subject of a Final Order nor has been withdrawn.

"Distributions" means the payments of Cash and issuance of New Equity Securities to be distributed hereunder to holders of Allowed Claims and Allowed Interests.

"Effective Date" means the date on which the Debtor files the amendment to its articles of incorporation required by §6.7 hereof.

"Filing Date" means the date on which the petition to commence this case is filed.

"Final Order" means an order as to which (a) any appeal or petition for writ of certiorari that has been filed has been finally determined or dismissed, or (b) the time for appeal has expired and a notice of appeal has not been filed.

"Heller" means Heller First Capital Corporation.

"Golden West" means Golden West Unit Investment Trust.

"Investment Trusts" means, collectively, Golden West, Pac West, Sierra West and Sun West.

"Joint Participation Interests" means the undivided joint participation interests in the Petro Wells.

"New Equity Securities" means the New Common Stock and/or the Warrants to be issued under this Plan.

"New Common Stock" means the common stock of the Debtor to be issued pursuant to this Plan.

"Pac West" means, collectively, Pac West Unit Investment Trust and Pac West-2 Unit Investment Trust .

"Petro Participants" means the former holders of Joint Participation Interests in the Petro Wells who have executed agreements assigning such interests to the Petro Trust.

"Petro Trust" means the Petro Assignee Trust, a business trust formed to facilitate the loan by the Petro Participants to the Debtor which forms the basis for the Allowed Claim in Class A-5.

"Petro Wells" means the oil and gas wells located in Pottowatomie County, Oklahoma, and commonly known as Petro 16-1, Petro 16-2, Petro 16-3, Petro 16-4, Petro 16-5, and Petro 36-1.

"Plan" means this Plan of Reorganization together with any modifications hereto.

"Plan Interest" means interest earned on funds held on deposit in the Claims Reserve.

"Pro Rata" means proportionately so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Interest in a class (or, as applicable, group of classes) to the consideration distributed on account of all Allowed Claims or Allowed Interests in the class (or, as applicable, group of classes) is the same as the ratio of such Allowed Claim or Allowed Interest to all Allowed Claims or Allowed Interests in the class(es).

"Purchase Agreement" means one of the Asset Purchase Agreements entered into between the Debtor and each of Sierra West, Pac West, Golden West, Sun West, the Petro Trust, ATM Nevada, and the ATM Members.

"Record Date" means the date fixed, by the Bankruptcy Court or otherwise, for identifying the holders of Allowed Interests based on the Debtor's outstanding common stock for purposes of voting on, and receiving distributions under, this Plan.

"Rules" means the Federal Rules of Bankruptcy Procedure.

"Series A Warrants" means the Series A Warrants to be issued hereunder granting the holder the right to acquire common stock of the Debtor at a price of $1.00 per share.

"Series B Warrants" means the Series B Warrants to be issued hereunder granting the holder the right to acquire common stock of the Debtor at a price of $3.00 per share.

"Series C Warrants" means the Series C Warrants to be issued hereunder granting the holder the right to acquire common stock of the Debtor at a price of $5.00 per share.

"Series D Warrants" means the Series D Warrants to be issued hereunder granting the holder the right to acquire common stock of the Debtor at a price of $7.00 per share.

"Sierra West" means, collectively, Sierra West Unit Investment Trust and Sierra West-A Unit Investment Trust.

"Sun West" means the Sun West Unit Investment Trust.

"Warrant" means, generally, a Series A Warrant, a Series B Warrant, a Series C Warrant, or a Series D Warrant.

1.2 **Undefined Terms**: A term used, but not defined, herein but defined in the Code or the Rules has the meaning given to that term in the Code or the Rules.

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

All claims (except claims treated under Article III of this Plan) and interests are placed in the following classes.

2.1 **Secured Claims**

Class A-1 (Heller): Class A-1 consists of the Allowed Claim held by Heller in the amount of the outstanding principal balance of the Bedro Notes on the Effective Date.

Class A-2 (ATM Nevada): Class A-2 consists of the $310,000 secured Allowed Claim held by the six ATM entities that held $2,370,000 purchase money security interests in the promissory notes issued to purchase the ATM assets of the Debtor to the extent that it is secured by the assets, products and proceeds of the secured assets.

Class A-3 (Oil Well Interests): Class A-3 consists of the $11,285,000 secured Allowed Claim held by the seven entities that held purchase money security interests in the promissory notes issued to purchase the oil and gas assets of the Debtor to the extent that it is secured by the assets, products and proceeds of the secured assets.

2.2 **Priority Claims**

Class B-1 (Employee Claims): Class B-1 consists of unsecured Allowed Claims entitled to priority pursuant to §507(a)(3) or (4) of the Code.

Class B-2 (Member Claims): Class B-2 consists of unsecured Allowed Claims entitled to priority pursuant to §507(a)(6) of the Code.

2.3 **Class C (Unsecured Claims)**: Class C consists of unsecured Allowed Claims other than claims treated under Article III and claims in Classes B-1 and B-2.

2.4 **Equity Security Interests**

Class D-1 (Preferred Stock): Class D-1 consists of the Allowed Interest held by the holder, on the Record Date, of the outstanding shares of the Debtor's preferred stock.

Class D-2 (Common Stock): Class D-2 consists of the Allowed Interests held by the holders, on the Record Date, of the outstanding shares of the Debtor's common stock.

Class D-3 ($1.00 Option Holders): Class D-3 consists of Allowed Interests based on rights to acquire common stock of the Debtor at a price of $1.00 per share.

Class D-4 ($4.00 Option Holders): Class D-4 consists of Allowed Interests based on rights to acquire common stock of the Debtor at a price of $4.00 per share.

Class D-5 ($6.00 Option Holders): Class D-5 consists of Allowed Interests based on rights to acquire common stock of the Debtor at a price of $6.00 per share.

Class D-6 ($10.00 Option Holders): Class D-6 consists of Allowed Interests based on rights to acquire common stock of the Debtor at a price of $10.00 per share.

ARTICLE III

TREATMENT OF UNCLASSIFIED CLAIMS

3.1 **Treatment of Administrative Claims**: Except to the extent that a particular holder agrees otherwise, the holders of Allowed Claims entitled to priority under §507(a)(1) of the Code (administrative claims, including fees due under 28 U.S.C. §1930 and claims under Certificates issued prior to the Effective Date) shall receive Cash in the amount of such claims on the Effective Date. If such a claim has not been allowed on the Effective Date, the holder shall receive such payment within thirty days after the Debtor receives notice that such claim is an Allowed Claim, together with interest thereon from the Effective Date at the rate of eight percent (8%) per annum. Without limiting the generality of the foregoing, holders of such Allowed Claims arising from the provision to the Debtor of goods and services in the ordinary course of business shall receive the treatment provided for in their agreements with the Debtor; and

3.2 **Election for Administrative Claimants:** Holders of Allowed Claims entitled to priority under §507(a)(1) of the Code may elect to receive shares of New Common Stock in exchange for all or part of such claims at the rate of four shares for each dollar of such claims plus sixteen Warrants (four each of Series A, B, C and D), each entitling such holder to purchase an equivalent number of shares of the Debtor's common stock.

To receive such New Equity Securities, a holder must notify the Debtor in writing of its partial or complete election prior to the earlier of (a) ninety days after the Effective Date or (b) the holder's receipt of Cash on account of such portion of their claim.

3.3 **Treatment of Priority Governmental Claims.** Except to the extent that a particular holder agrees otherwise, the holders of Allowed Claims entitled to priority under §507(a)(8) of the Code (claims by governmental units) shall receive one of the following treatments:

(a) If the total of all such Allowed Claims is not greater than $22,000, Cash in the amount of such claims on the Effective Date. If such a claim has not been allowed on the Effective Date, the holder shall receive such payment within thirty days after the Debtor receives notice that such claim is an Allowed Claim, together with interest thereon from the Effective Date at the rate of eight percent (8%) per annum.

(b) If the total of all such Allowed Claims is greater than $22,000, quarterly Cash payments in the amount of $5,000 each, including interest payable at the rate provided under §6621 of the Internal Revenue Code, commencing on the 15th day of the third month which begins after the Effective Date and continuing on the same day of each third month thereafter until the twelfth quarter after the Effective Date, at which time all principal and interest on such Allowed Claims shall be due.

ARTICLE IV

DESIGNATION AND TREATMENT OF UNIMPAIRED CLASSES

4.1 **Class A-1 (Heller):** On account of its secured Allowed Claim in Class A, Heller shall receive a complete assignment of all of the Debtor's interest in the Bedro Notes.

ARTICLE V

TREATMENT OF IMPAIRED CLASSES

5.1 **Satisfaction of Allowed Claims:** Holders of Allowed Claims and Allowed Interests in the following classes shall receive the Distributions set forth in this Article on account, and in complete satisfaction, of all such Allowed Claims and Allowed Interests.

5.2 **Secured Claims:**

Class A-1 **(Heller):** Secured claimant (Heller) is unimpaired and has possession of their collateral. Any residual unsatisfied claim amount by Heller will be included in Class C.

Class A-2 **(ATM Nevada):** Holders of secured Allowed Claims in Class A-2 will receive restricted stock, issued under normal securities regulations, at the rate of ten shares for each dollar of such claim to the extent of their security interest. Any residual unsatisfied claim amount by ATM Nevada will be included in Class C.

Class A-3 **(Oil Well Interests):** Holders of secured Allowed Claims in Class A-3 will receive 100% of the net proceeds from the sale of their secured California and Oklahoma well assets in full satisfaction of their claim. No claim amount will be included in Class C.

5.3 **Priority Claims**

Class B-1 (Employee Claims): Class B-1 is not impaired under the Plan. Except to the extent a particular holder agrees otherwise, holders of Allowed Claims in Class B-1 shall receive Cash in the amount of such claims on the Effective Date. If such a claim has not been allowed on the Effective Date, the holder shall receive such payment within thirty days after the Debtor receives notice that such claim is an Allowed Claim, together with interest thereon from the Effective Date at the rate of eight percent (8%) per annum.

Class B-2 (Member Claims): Class B-2 is not impaired under the Plan. Except to the extent a particular holder agrees otherwise, holders of Allowed Claims in Class B-2 shall receive Cash in the amount of such claims on the Effective Date. If such a claim has not been allowed on the Effective Date, the holder shall receive such payment within thirty days after the Debtor receives notice that such claim is an Allowed Claim, together with interest thereon from the Effective Date at the rate of eight percent (8%) per annum.

Election for Priority Claimants: Holders of Allowed Claims entitled to priority under §§507(a)(3),(4) and (6) of the Code may elect to receive shares of New Common Stock in exchange for all or part of such claims at the rate of four shares for each dollar of such claims plus sixteen Warrants (four each of Series A, B, C and D), each entitling such holder to purchase a like number of shares of the Debtor's common stock, provided that such holder notifies the Debtor in writing of its partial or complete election prior to the earlier of (a) ninety days after the Effective Date or (b) the holder's receipt of Cash on account of such portion of their claim.

5.4 **Class C (General Unsecured Claims):** Holders of Allowed Claims in Class C shall receive one share of New Common Stock on account of each dollar of such claims and a Series B Warrant and a Series D Warrant each entitling the holder to purchase a like number of shares of the Debtor's common stock.

5.5 <u>Equity Security Interests</u>

<u>Class D-1</u> (Preferred Stock): The holder of the Allowed Interest in Class D-1 shall receive, in exchange for such interest (a) a number of shares of New Common Stock equal to the number of shares of preferred stock held by such holder plus (b) Series C Warrants and Series D Warrants each entitling such holder to purchase a like number of shares of the Debtor's common stock.

<u>Class D-2</u> (Common Stock): Each holder of an Allowed Interest in Class D-2 shall retain its shares of the Debtor's common stock and shall receive Series D Warrants entitling such holder to purchase a number of additional shares of the Debtor's common stock equal to twice the number of shares held by such holder on the Record Date.

<u>Class D-3</u> ($1.00 Option Holders): Holders of Allowed Interests in Class D-3 shall receive, in exchange for such interests, Series A Warrants and Series D Warrants each to acquire the same number of shares of New Common Stock as they are entitled to acquire under their existing options and/or warrants.

<u>Class D-4</u> ($4.00 Option Holders): Holders of Allowed Interests in Class D-4 shall receive, in exchange for such interests, Series B Warrants and Series D Warrants each to acquire the same number of shares of New Common Stock as they are entitled to acquire under their existing options and/or warrants.

<u>Class D-5</u> ($6.00 Option Holders): Holders of Allowed Interests in Class D-5 shall receive, in exchange for such interests, Series C Warrants and Series D Warrants each to acquire the same number of shares of New Common Stock as they are entitled to acquire under their existing options and/or warrants.

<u>Class D-6</u> ($10.00 Option Holders): Holders of Allowed Interests in Class D-6 shall receive, in exchange for such interests, Series D Warrants to acquire twice the number of shares of New Common Stock as they are entitled to acquire under their existing options and/or warrants.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1 **Completion of Heller Note Assignment:** On the occurrence of the Effective Date the assignment of the Bedbro Notes, now in the possession of Heller, will by irrevocably final in full satisfaction of the secured portion of Heller's secured Allowed Claim.

6.2 **Transfer of Net Sale Proceeds from Oil Well Interests:** Prior to the Effective Date, the Debtor will deposit the net proceeds from the sale of the Oklahoma and California well interests into an investor trust for the *pro rata* economic interest of those investors. 22.08% of these net sale proceeds would be due Wilson or Morris, but will be retained by the Debtor in partial satisfaction of their settlement with the Debtor.

6.3 **Issuance of Other Equity Securities:** Not later than sixty days after the Effective Date, the Debtor shall issue the restricted shares to be issued on account of Allowed Claims in Class A-2 and New Equity Securities to be issued on account of Allowed Claims in Class C and Allowed Interests in Classes D-1, D-2, D-3, D-4, D-5, and D-6.

6.4 **Transferability of New Equity Securities:**

(a) **Securities Exchanged for Claims and Interests:** To the extent provided in §1145 of the Code, the New Equity Securities (not the restricted shares issued to ATM Nevada) being issued to the holders of claims and interests under this Plan, and all securities issued in exchange therefor or on conversion thereof, shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and any state or local laws requiring the registration for offer or sale of a security or registration or licensing of an issuer, underwriter or dealer.

(b) **Other New Equity Securities:** All other New Equity Securities issued hereunder shall be issued only upon compliance with applicable state and federal securities laws. None of such securities may be transferred by the recipient thereof unless registered and/or qualified under such laws or the recipient provides the Debtor with an opinion of counsel acceptable to the

Debtor that an exemption from the registration or qualification requirements is available to such recipient.

(c) **Contractual Restrictions on Transfer**: In addition, without limiting the generality of the foregoing, all shares of New Common Stock issued under this Plan (not shares issued upon exercise of Warrants) may not be transferred without the prior written consent of the Debtor for eighteen months following the Effective Date. Without limiting the generality of the foregoing, each calendar month following the Effective Date, the Debtor may (but is not obligated to) authorize the transfer of ten percent (10%) or some lesser percentage or lesser fixed amount of the New Common Stock subject to this restriction which is held by a person as of the beginning of such month, if the person delivers the certificate evidencing such shares to the Debtor with a written request for removal of the restriction.

6.5 **Terms of Warrants**:

(a) **Duration of Warrants**: All Warrants shall expire on 5:00 p.m., Pacific Time, on the 485th day following Confirmation unless redeemed by the Debtor or exercised prior thereto, unless the expiration date for Warrants held by a particular holder is extended by the Debtor in writing.

(b) **Time and Manner of Exercise**: Warrants shall be considered exercised at the time the Debtor actually receives written notice of the holder's election to exercise its Warrants, provided that such notice shall be effective only if the Debtor receives full payment of the exercise price in good funds within ten days after receipt of the notice of election.

(c) **Redemption of Warrants**: The Debtor shall have the right to redeem all or a portion of one or more series of Warrants on the following terms:

(i) **Redemption Price**: The redemption price shall be ten cents (10¢) for each share purchasable upon exercise of the Warrants.

(ii) **Manner of Redemption**: Redemption shall be effected by giving written notice to the address last known by the debtor for the holder not less than thirty days prior

to the intended redemption date (which date shall be stated in the notice). Holders of Warrants may exercise their Warrants at any time prior to 5:00 p.m., Pacific Time, on the redemption date stated in the Debtor's notice.

(iii) **Time of Redemption:** The Debtor may redeem Warrants in a particular series only when the closing bid price on the last trading day prior to giving notice of redemption for the shares receivable upon exercise of the Warrants in that series is at least $1.00 or at least 100% greater than the exercise price for that series of Warrants.

(iv) **Partial Redemption:** Subject to the limitation set forth in the preceding subsection, the Debtor may select one or more series of Warrants for a partial redemption and may redeem less than all Warrants in a particular series; however, any partial redemption shall be made Pro Rata among the holders of Warrants of any particular series.

(v) **Conversion of Unredeemed Warrants:** All Warrants as to which the Debtor issued a notice of its intention to redeem that remain unexcercised and unredeemed after the redemption date stated in the notice shall be automatically converted to a Warrant of the series which has the next highest exercise price.

6.6 **Disputed Claims and Interests**

(a) **Reserve for Disputed Claims and Interests:** When any Distribution is to be made to holders of claims entitled to payment in Cash, the Debtor shall deposit into the Claims Reserve any amount that would be distributed to the holder of a Disputed Claim if it were an Allowed Claim. When any Distribution is to be made to holders of claims or interests entitled to New Equity Securities, the Debtor shall reserve the number of shares that would be distributed to the holder of a Disputed Claim or Disputed Interest if it were an Allowed Claim or Allowed Interest or the number of shares that would be issuable on exercise of a Warrant that would be distributed to the holder of such a Disputed Claim or Disputed Interest. Such amount shall be retained in the Claims Reserve, or the shares shall continue to be reserved, until the allowability of such claim is resolved.

(b) **Determination of Reserve Amount:** The amount withheld, or number of shares reserved, shall be determined on the basis of (a) the amount claimed by the holder in its proof of claim filed in this case if such proof of claim asserts a fixed, liquidated sum, (b) the amount upon which the parties to the dispute agree, or (c) the amount estimated by the Bankruptcy Court after notice and an opportunity for a hearing under B.L.R. 9014-1(b).

(c) **Distributions on Disputed Claims and Interests:**

(i) After a Disputed Claim that would be entitled to Cash is resolved:

(A) To the extent the Disputed Claim is determined to be an Allowed Claim after one or more Distributions have been made hereunder, then within 30 days after the Debtor has notice that such claim has become an Allowed Claim, the Debtor shall distribute Cash to the holder from the Claims Reserve in an amount equal to (1) the Distribution the holder would have received if the claim had been an Allowed Claim at the time such Distributions were made and (2) Plan Interest thereon, accruing from the date each such Distribution would have been made; and

(B) Funds in the Claims Reserve not paid to the holder of the claim shall be returned to the Debtor's general account.

(ii) After a Disputed Claim or Disputed Interest entitled to a Distribution of New Equity Securities is resolved:

(A) To the extent the Disputed Claim or Disputed Interest is determined to be an Allowed Claim or Allowed Interest after one or more Distributions have been made hereunder, then within 30 days after the Debtor has notice that such claim or interest has become an Allowed Claim or Allowed Interest, the Debtor shall distribute the New Equity Securities which the holder is entitled to receive; and

(B) The common stock reserved on account thereof (and/or Warrants, as applicable) to which the holder is not entitled shall be distributed Pro Rata to the holders of Allowed Claims or Allowed Interests in the class of which the Disputed Claim or

Disputed Interest is a member if such class is entitled to Pro Rata Distributions from a fixed block of New Equity Securities; otherwise such reserved shares shall be released from reserve and deemed thereafter to be authorized, unissued, and unreserved shares available for issuance as the Debtor deems appropriate.

6.7 **Amendment of Articles of Incorporation:** Not later than 120 days after Confirmation, the Debtor shall file amendments to its articles of incorporation which provide for:

(a) Authorization of sufficient shares of its common stock to permit issuance of the New Common Stock, the shares issuable on exercise of all Warrants to be issued under this Plan, and such additional common stock as the Debtor considers appropriate to have available for future transactions; and

(b) Prohibit the issuance of nonvoting equity securities.

6.8 **Validity of Corporate Actions:** Pursuant to §1400 of the California Corporations Code, Confirmation shall constitute due authorization required for the full validity, enforceability, and effectiveness of all transactions provided for in this Plan, notwithstanding any provisions of the California General Corporation Law which would otherwise require approval of such transactions by the Debtor's board of directors, shareholders, or otherwise. Confirmation shall constitute authorization for the Debtor's Responsible Individual designated under B.L.R. 4002-1 to take all actions and execute, deliver and file all certificates, notices, and other documents as he deems necessary or appropriate to consummate the transactions provided for in this Plan, including certificates of amendment of the Debtor's Articles of Incorporation.

6.9 **Selection of Directors:** At Confirmation, the following individuals shall be the directors of the Debtor:

Chester Billingsley
Gilbert McCord
Stan Shaul
Robert Meyer
Ernest Williams

At the first regular meeting of shareholders following Confirmation, directors shall be elected in accordance with the Debtor's articles of incorporation and bylaws.

ARTICLE VII

DISCHARGE

Except as otherwise provided herein or in the Confirmation Order, Confirmation shall discharge the Debtor from all debts that arose, or are treated under the Code as if they had arisen, at any time before Confirmation. The discharge shall be effective as to each debt regardless of whether a proof of claim therefor is filed or deemed filed, whether the claim is an Allowed Claim, or whether the holder thereof accepts the Plan.

ARTICLE VIII

RETENTION, SETTLEMENT, AND WAIVER OF CLAIMS

8.1 **Retention and Enforcement of Claims.** The Debtor shall retain and may enforce claims held by it or its estate, including claims arising from the power, under the Code or otherwise, to avoid and recover transfers.

8.2 **Settlement of Objections to Claims:** If a party has timely filed an objection to a claim, the party who filed the objection and the holder of the disputed claim may enter into a written settlement agreement to compromise such claim, which agreement, when filed with the Bankruptcy Court, will have the force and effect of a Final Order.

8.3 **Stale Checks and Claim Waiver:** All checks constituting disbursement of amounts due under the Plan shall be drawn so as to become automatically void if not cashed or otherwise negotiated within 90 days after issuance. If any such check becomes void, the claim with respect to which the check was issued shall be deemed withdrawn, and the funds corresponding to the withdrawn claim shall be disbursed according to the Plan.

Any New Common Stock and proceeds from the redemption of Warrants that are not deliverable after issuance or receipt and that have not been claimed 90 days after five press releases on issuance and the redemption of Warrants have been made, will be retired into the Debtor's treasury. The claim with respect to which the New Equity Securities was issued shall be

deemed withdrawn, and the funds corresponding to the withdrawn claim shall be disbursed according to the Plan.

ARTICLE IX

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Except for the executory contracts and unexpired leases described in Exhibit A or in an amendment to Exhibit A which may be filed before Confirmation, the Debtor hereby rejects all executory contracts (which include warrants, options, and other rights to purchase shares of the Debtor's stock) and unexpired leases to which it was a party on the Filing Date. On the Effective Date, the executory contracts and unexpired leases described in such Exhibit A shall be assumed by the Debtor.

ARTICLE X

REVESTING

10.1 Revesting of Property: Except as provided in this Plan or in the Confirmation Order, on the Effective Date, the Debtor shall be vested with all of the property of its estate free and clear of all claims, liens, charges and other interests of creditors arising prior to the Filing Date. All property of the estate shall remain property of the estate within the meaning of §541 of the Code, and the automatic stay imposed by §362 of the Code shall remain in force, until the Effective Date.

10.2 Avoidance of Liens: Without limiting the generality of the preceding section, on the Effective Date, the Debtor's property shall be free of any liens in favor of parties who do not hold secured Allowed Claims within the meaning of §506(a) of the Code, including the following:

(a) Heller: The security interest asserted by Heller in any assets of the Debtor other than the Bedro Notes.

(b) **Orders of Examination:** Any liens asserted by parties who, in litigation commenced prior to the Filing Date, obtained orders of examination of the Debtor under California CCP §708.110 or 708.120 or otherwise, including:

(i) The Miner Group, d/b/a Olympic Graphics Industries;

(ii) Value Business Products, Inc.

(c) **Notices of Judgment Liens:** Any liens asserted by parties who filed financing statements or notices of judgment liens with the California Secretary of State after the date on which Heller filed its financing statements, including a notice of judgment lien filed by Re-New Sealers, Inc.

10.3 Operation of Business: Upon Confirmation, the Debtor shall operate its business free of any restrictions of the Code, the Rules, or the Bankruptcy Court.

ARTICLE XI

RETENTION OF JURISDICTION

Notwithstanding Confirmation, the Bankruptcy Court shall retain jurisdiction to enforce the provisions, purposes, and intent of this Plan including, without limitation:

A. Determination of the allowability of claims and interests;

B. Approval of the assumption, assignment, or rejection of any executory contract or unexpired lease of the Debtor;

C. Determination of requests for payment entitled to priority under §507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto;

D. Resolution of controversies and disputes regarding interpretation of this Plan;

E. Implementation of the provisions of this Plan and entry of orders in aid of confirmation of this Plan, including, without limitation, appropriate orders to protect the Debtor from creditor action;

F. Modification of the Plan;

G. Adjudication of any causes of action, including avoiding powers actions, brought by the Debtor; and

H. Entry of a final decree closing this case.

ARTICLE XII

REQUEST FOR CONFIRMATION

If necessary, the Debtor requests Confirmation of this Plan pursuant to §1129(b) of the Code.

Dated: September 30, 1999

Main Street AC, Inc.

By: ______________________
Chester Billingsley
Chief Executive Officer

Campeau & Thomas
A Law Corporation,
Attorneys for Debtor-in-Possession

ORIGINAL SIGNED BY

By: ______________________
Wayne Thomas

EXHIBIT A

EXECUTORY CONTRACTS TO BE ASSUMED BY THE DEBTOR

1. Lease for premises at 346 Saratoga Avenue, San Jose, California.

2. Hired Service Provider Contract with Nevada ATM including Service Agreement and network Fee Licensing Agreement.

3. Location Agreements for the ATM Nevada automated teller machines.

4. Any other leases, contracts and agreements necessary for the continued operation of the ATM business acquired pursuant to the Purchase Agreements.

5. Indemnification Agreement for corporate agents and all other agreements memorialized in the Corporate Minutes Book not in conflict with the Plan.

6. The Attorney - Client Fee Contract with Campeau & Thomas.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
PACIFIC REGIONAL OFFICE
11TH FLOOR
5670 WILSHIRE BOULEVARD
LOS ANGELES, CALIFORNIA 90036-3648

IN REPLYING PLEASE QUOTE

November 19, 1999

BY FACSIMILE (408) 295-6606
AND U.S. MAIL

Kathryn M. Infante, Esq.
Campeau & Thomas
55 South Market Street, Suite 1660
San Jose, CA 95113

Re: Main Street AC, Inc.
Bankr. Case No. 98-56803-MM
(BLA-417)

Dear Ms. Infante:

As I mentioned during our telephone conversation this afternoon, the Commission staff has reviewed the draft of the Debtor's Memorandum in Support of Approval of its Proposed Fifth Amended Disclosure Statement, which you provided to our office on November 17, 1999. The staff does not have any further questions or comments regarding the Debtor's Fifth Amended Disclosure Statement ("Disclosure Statement") at this time. However, please note that this should not be interpreted as approval of the Disclosure Statement, or the proposed Debtor's Third Amended Plan of Reorganization, by the Commission or its staff.

If you have any questions or comments regarding this matter, please feel free to call me at (323) 965-3860.

Very truly yours,

Arthur W. Richardson

Arthur W. Richardson
Senior Counsel